Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191263

PROSPECTUS

1,262,471 Ordinary Shares

This prospectus relates solely to the offer and sale from time to time of up to 1,262,471 of our ordinary shares for the account of the selling shareholder named in this prospectus.

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of our ordinary shares covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution” for additional information.

We will not receive any proceeds from the sale of the ordinary shares being offered by the selling shareholder. Our ordinary shares have been listed on the Nasdaq Capital Market, or NASDAQ, under the symbol “AFH,” since February 12, 2013.

As of September 27, 2013, the last reported sale price of our ordinary shares on the NASDAQ was $9.84.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for certain risk factors that you should consider before making a decision to invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2013.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common share, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

We use market data, demographic data, industry forecasts and projections throughout this prospectus. We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

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PROSPECTUS SUMMARY

Our Business

We are a financial services holding company incorporated under the laws of the Cayman Islands. Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through our insurance subsidiaries, American Country Insurance Company, or American Country, American Service Insurance Company, Inc., or American Service, and Gateway Insurance Company, or Gateway. We refer to these three companies together as our “insurance subsidiaries”. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business auto. Our goal is to be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders.

We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, we completed a reverse merger wherein American Service and American Country were transferred to us by Kingsway America Inc., or KAI, a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company whose shares are traded on the Toronto and New York Stock Exchanges. Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. American Country commenced operations in 1979. With roots dating back to 1925 selling insurance for taxi cabs, American Country is one of the oldest insurers of U.S. taxi and livery business. In 1983, American Service began as a non-standard personal and commercial auto insurer writing business in the Chicago, Illinois area. On January 2, 2013 Atlas acquired Camelot Services, Inc., ("Camelot Services"), a privately owned insurance holding company, and its sole subsidiary, Gateway, from Hendricks Holding Company, Inc., ("Hendricks"), an unaffiliated third party. Gateway, our third insurance subsidiary, provides specialized commercial insurance products, including commercial automobile insurance to niche markets such as taxi, black car and sedan service owners and operators.

In connection with the acquisition of American Service and American Country, we streamlined the operations of the insurance subsidiaries to focus on the “light” commercial automobile lines of business we believe will produce favorable underwriting results. Over the past three years, we have disposed of non-core assets and placed into run-off certain non-core lines of business previously written by the insurance subsidiaries. Our focus going forward is the underwriting of commercial automobile insurance in the U.S.

Substantially all of our premiums written are now in “light” commercial automobile lines of business. In the three month period ended June 30, 2013, gross premium written from commercial automobile was $15.6 million. As a percentage of the overall book of business, commercial auto gross premium written represented 94.5% of gross premium written in the three month period ended June 30, 2013 compared to 88.8% during the three month period ended June 30, 2012 and 92.3% in the three month period ended March 31, 2013.

We are committed to the “light” commercial automobile lines of business. The insurance subsidiaries distribute their products through a network of independent retail agents, and premium related to core products was written in 39 states during the three month period ended June 30, 2013. The insurance subsidiaries are currently licensed to write property and casualty, or P&C, insurance in 49 states plus the District of Columbia in the United States. We expect to write commercial automobile insurance in more states during 2013 than in any prior year.

Market

Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. The “light” commercial automobile policies we underwrite provide coverage for lightweight commercial vehicles typically with the minimum limits prescribed by statute, municipal or other regulatory requirements. The majority of our policyholders are individual owners or small fleet operators.

The “light” commercial automobile sector is a subset of the historically profitable commercial automobile insurance industry segment. Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by A.M. Best & Company, or A.M. Best, an established credit rating organization exclusively serving the insurance industry. A recent survey by A.M. Best estimates the total market for commercial automobile liability insurance to be approximately $24 billion. The size of the commercial automobile insurance market can be affected significantly by many factors, such as the underwriting capacity and underwriting criteria of automobile insurance carriers and general economic conditions. Historically, the commercial automobile insurance market has been characterized by periods of price competition and excess capacity followed by periods of higher premium rates and shortages of underwriting capacity.

We believe there is a positive correlation between the economy and commercial automobile insurance in general. Operators of “light” commercial automobiles may be less likely than other business segments within the commercial automobile insurance market to take vehicles out of service as their businesses and business reputations rely heavily on availability. With respect to certain business lines such as the taxi line, there are also other factors, such as the cost and limited supply of medallions, which may discourage a policyholder from taking vehicles out of service in the face of reduced demand for the use of the vehicle.

Competitive Strengths

Our value proposition is driven by our competitive strengths, which include the following:

Focus on niche commercial insurance business. We target niche markets that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic focus and increasing scale. We develop and deliver superior specialty commercial automobile insurance products priced to meet our customers’ needs and strive to generate consistent underwriting profit for our insurance subsidiaries. The increased proportion of commercial auto claims throughout 2013, which historically have had more favorable overall underwriting results, has been the primary driver for loss ratio improvement in 2013. We believe that our extensive experience and expertise specific to underwriting and claims management in commercial lines will allow continued loss ratio improvement in the remainder of 2013 and going forward. The Company is committed to retaining this claim handling expertise as a core competency as the volume of business increases.

Strong market presence with recognized brands and long-standing distribution relationships. American Country, American Service and Gateway all have a long heritage as insurers of taxi, livery and para-transit businesses. They have strong brand recognition and long-standing distribution relationships in our target markets. Through regular interaction with our retail producers, we strive to thoroughly understand each of the markets we serve in order to deliver strategically priced products to the right market at the right time.

Sophisticated underwriting and claims handling expertise. Atlas has extensive experience and expertise with respect to underwriting and claims management in our specialty area of insurance. Our well-developed underwriting and claims infrastructure includes an extensive data repository, proprietary technologies, deep market knowledge and established market relationships. Analysis of the substantial data available through our operating companies drives our product and pricing decisions. We believe that our underwriting and claims handling expertise provides enhanced risk selection, high quality service to our customers and greater control over claims expenses. We are committed to maintaining this underwriting and claims handling expertise as a core competency as our volume of business increases.

Scalable operations positioned for growth. Significant progress has also been made in aligning our cost base to our expected revenue going forward. The other underwriting expense ratio was 17.3% in the three month period ended June 30, 2013 compared to 21.4% in the three month period ended June 30, 2012. For the six month period ended June 30, 2013, the ratio was 18.2% compared to 20.6% in the six month period ended June 30, 2012. The core functions of the insurance subsidiaries were integrated into a common operating platform. Consequently, we believe that the insurance subsidiaries are well-positioned to begin returning to the volume of premium they wrote in the recent past with better than industry level profitability from the efficient operating infrastructure honed in 2011.

Experienced management team. We have a talented and experienced management team led by our President and Chief Executive Officer, Scott Wollney, who has more than 22 years of experience in the property and casualty insurance industry. Our senior management team has worked in the property and casualty industry for an average of 22 years and with the insurance subsidiaries, directly or indirectly, for an average of 13 years.

Strategy

We seek to deploy our capital to maximize the return for our shareholders, either by investing in growing our operations or by pursuing other capital initiatives, depending upon insurance and capital market conditions. We focus on our key strengths and seek to expand our geographic footprint and products only to the extent these activities support our vision and mission. We will identify and prioritize market expansion opportunities based on the comparative strength of our value proposition relative to competitors, the market opportunity and the legal and regulatory environment.

We intend to continue to grow profitably by undertaking the following:

Re-establish legacy distribution relationships. We are focused on re-establishing relationships with independent agents that have been our distribution partners in the past. We seek to develop and maintain strategic distribution relationships with a relatively small number of independent agents with substantial market presence in each state in which we currently operate. We expect to continue to increase the distribution of our core products in the states where we are actively writing insurance and re-capture insurance premium historically written by the insurance subsidiaries. We also intend to leverage the acquisition of Gateway to grow establish strong relationships with their independent agents in markets where we previously had little or no presence.

Expand our market presence. We are committed to continuing to diversify geographically by leveraging our experience, historical data and market research to expand our business in previously untapped geographic markets. Utilizing our established brands and market relationships, we have made significant inroads in new states where we previously had little to no presence. We will continue to expand into additional states where we are licensed, but not currently active, and states where we are not currently licensed to the extent that our market expansion criteria is met in a given state.

Acquire complementary books of business and insurance companies. We plan to opportunistically pursue acquisitions of complementary books of business and insurance companies provided market conditions support this activity. We will evaluate each acquisition opportunity based on its expected economic contribution to our results and support of our market expansion initiatives.

Our Challenges
As part of your evaluation of our business, you should take into account the challenges we face in implementing our strategies, including the following:
Estimating Our Loss Reserves. We maintain loss reserves to cover our estimated ultimate liability for unpaid losses and loss adjustment expenses for reported and unreported claims incurred as of the end of each accounting period. These reserves represent management’s estimates of what the ultimate settlement and administration of claims will cost. Pursuant to applicable insurance regulations, these reserves are reviewed by an independent actuary on an annual basis. Setting reserves is inherently uncertain and there can be no assurance that current or future reserves will prove adequate. If our loss reserves are inadequate, it will have an unfavorable impact on our results. A summary of the favorable and unfavorable developments in our loss reserves in the previous 10-year period is on page 51.
Reliance on Independent Agents. We rely on independent agents and other producers to bind insurance policies and collect premiums. We have very limited oversight over these agents and other producers, and in the event an independent agent exceeds their authority by binding us to a risk that does not comply with our underwriting guidelines or fails to collect or remit premiums to us, our results of operations could be adversely affected.
Maintaining Our Financial Strength Ratings. In January 2013, A.M. Best affirmed the financial strength rating of “B” to our insurance subsidiaries, and following the disclosure of our acquisition of Gateway, A.M. Best placed these ratings under review with negative implications. Upon the completion of our acquisition of Gateway, A.M. Best affirmed our rating to B “stable.” To maintain these ratings, our insurance company subsidiaries must maintain their capitalization and operating performance at a level consistent with projections provided to A.M. Best, as well as satisfy various other rating requirements. If A.M. Best downgrades our ratings, it is likely that we will not be able to compete as effectively and our ability to sell insurance policies could decline. As a result, our financial results would be adversely affected. A.M. Best reviews the rating of our insurance subsidiaries approximately once per year.
Attracting, Developing and Retaining Experienced Personnel. To sustain our growth as a property and casualty insurance company operating in specialty and niche markets, we must continue to attract, develop and retain management, marketing, distribution, underwriting, customer service and claims personnel with expertise in the products we offer. The loss of key personnel, or our inability to recruit, develop and retain additional qualified personnel, could materially and adversely affect our business, growth and profitability.
For further discussion of these and other challenges, see “Risk Factors.”
2013 Second Quarter Financial Results

On August 12, 2013 we announced our 2013 second quarter financial results. In the second quarter of 2013 Atlas continued steady growth in our core lines. We reported strong underwriting improvement, including considerable increases in premiums written, net premiums earned, and net income.

For the three month period ended June 30, 2013, gross premium written was $16.6 million compared to $9.2 million in the three month period ended June 30, 2012, representing a 79.2% increase. In the three month period ended June 30, 2013, gross premium written from commercial automobile was $15.6 million, representing a 90.6% increase relative to the three month period ended June 30, 2012. Of the increase in commercial auto premium written, $2.7 million resulted from the Gateway acquisition, without which the growth would have been 58.1%.

The loss ratio relating to the claims incurred in the three month period ended June 30, 2013 was 64.6% compared to 71.6% in the three month period ended June 30, 2012. Atlas' combined ratio improved for the three month period ended June 30, 2013 to 95.0%, compared to 111.5% for the corresponding prior year period. The table below indicates the comparisons of each component of our combined ratio for the periods indicated:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Loss ratio	64.6%	71.6%	64.6%	71.3%
Acquisition cost ratio	13.1%	18.5%	13.7%	17.5%
Other underwriting expense ratio	17.3%	21.4%	18.2%	20.6%
Combined ratio	95.0%	111.5%	96.5%	109.4%

Atlas generated net income of $1.7 million, or $0.16 per diluted common share, for the three month period ended June 30, 2013. This compares to net income of $130,000 or a loss of $0.01 per diluted common share in the three month period ended June 30, 2012. Book value per common share on June 30, 2013 was $6.07, compared to $6.55 at December 31, 2012 and $6.15 at June 30, 2012. This resulted in an annualized return on common equity of 11.8% for the three month period ended June 30, 2013.

For further discussion of our 2013 second quarter financial results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Recent Developments

Purchase and Cancellation of Preferred Shares
On July 7, 2013, Atlas entered into a non-binding letter of intent to purchase all outstanding preferred shares that are eligible for redemption (18 million shares), for 90% of liquidation value. Definitive agreements in connection with this transaction were executed on August 1, 2013 (collectively, "The Share Repurchase Agreement"). An initial amount of $8.3 million (which includes $800,000 received from the exercise of warrants) of the $16.2 million purchase price was paid upon execution of the Share Repurchase Agreement, with the remaining amount to be paid no later than April 30, 2014, in accordance with the terms of the Share Repurchase Agreement.

Section 382 Triggering Event
On July 22, 2013, as a result of shareholder activity, a "triggering event" as determined under Section 382 of the Internal Revenue Code of 1986 (“IRC Section 382”) was reached. As a result, under IRC Section 382, the use of the Company's net operating loss and other carryforwards will be limited as a result of this "ownership change” for tax purposes, which is defined as a cumulative change of more than 50% during any three-year period by shareholders of the Company's shares.
Following this triggering event, the Company estimates that it will retain total tax effected federal net operating loss carryforwards of approximately $15.0 million versus $16.1 million as of June 30, 2013. Book value per common share is expected to be unaffected by this event as the amount of lost deferred tax assets are anticipated to be well within the allowance which was already held against the majority of these assets.

Corporate Information

The address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our operating headquarters are located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. We maintain a website at http://www.atlas-fin.com. Information on our website or any other website does not constitute a part of this prospectus.

The Offering

Ordinary shares offered by selling shareholder	1,262,471 shares

Ordinary shares outstanding prior to this offering	8,233,321 shares(1)

Ordinary shares outstanding after this offering	8,233,321 shares

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares being offered by the selling shareholder.

Dividend Policy
We did not declare or pay cash dividends on our capital stock during 2011, 2012 or to date in 2013. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

NASDAQ Trading Symbol	Our ordinary shares are listed on the NASDAQ under the symbol “AFH.”

Risk factors
Investing in our ordinary shares involves substantial risk. You should carefully consider all the information in this prospectus prior to making a decision to invest in our ordinary shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 8.

(1)
Ordinary shares outstanding prior to this offering includes 1,262,471 restricted voting shares owned by Kingsway America Inc. or its wholly owned subsidiaries, all of which will automatically convert into ordinary shares upon sale pursuant hereto.

Unless otherwise indicated, all information in this prospectus relating to the number of ordinary shares outstanding excludes: 1,190,405 ordinary shares issuable pursuant to warrants, all of which are exercisable within sixty days of the date hereof; 225,617 options, 103,138 of which are exercisable within sixty days of the date hereof, and 254,000 ordinary shares issuable upon conversion of 2,000,000 non-voting preferred shares outstanding as of the date hereof (based upon a conversion rate of 0.1270 as of the date hereof).

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the unaudited quarterly results for the years 2011 and 2012 from our audited consolidated financial statements for those years included elsewhere in this prospectus. The consolidated statements of income data for the six months ended June 30, 2013 have been derived from our unaudited consolidated financial statements for that period appearing elsewhere in this prospectus. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

(in ‘000s, except per share data)
	2013		2012				2011
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Gross premium written	$16,562	$22,354	$10,701	$23,353	$9,242	$11,754	$9,081	$10,928	$7,856	$14,166
Net premium earned	16,968	15,888	11,914	10,934	7,552	8,310	9,079	8,797	9,062	8,809
Underwriting income/(loss)	828	298	305	264	(868)	(617)	(6,325)	(1,729)	(1,278)	(1,906)
Net income/(loss) attributable to Atlas	1,701	602	1,244	1,657	130	135	(3,024)	1,066	193	(705)
Net income/(loss) attributable to common shareholders(1)	1,476	326	1,042	1,455	(72)	(64)	(3,228)	862	(9)	(905)
Basic earnings/(loss) per common share(1)	$0.18	$0.05	$0.17	$0.24	$(0.01)	$—	$(0.53)	$0.14	$—	$(0.15)
Diluted earnings/(loss) per common share(1)	$0.16	$0.04	$0.15	$0.24	$(0.01)	$—	$(0.53)	$0.14	$—	$(0.15)

(1)
References to “common shares” and “common shareholders” refer to both the ordinary shares and restricted voting common shares and the shareholders of each. The restricted voting common shares rank equally with the ordinary shares as to dividends.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012
Gross premium written	$38,915	$20,996	$55,050	$42,031
Net premium earned	32,856	15,861	38,710	35,747
Underwriting income/(loss)	1,126	(1,486)	(916)	(11,238)
Net income/(loss) attributable to Atlas	2,302	265	3,166	(2,470)
Net income/(loss) attributable to common shareholders (1)	1,802	(137)	2,356	(3,280)
Basic earnings/(loss) per common share (1)	$0.24	$(0.02)	$0.38	$(0.54)
Diluted earnings/(loss) per common share (1)	0.22	(0.02)	0.38	(0.54)

(1)
References to “common shares” and “common shareholders” refer to both the ordinary shares and restricted voting common shares and the shareholders of each. The restricted voting common shares rank equally with the ordinary shares as to dividends.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our ordinary shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our ordinary shares could decline, and you could lose part or all of your investment.
The insurance subsidiaries’ provisions for unpaid claims may be inadequate, which would result in a reduction in our net income and might adversely affect our financial condition.

Our success depends upon our ability to accurately assess and price the risks covered by the insurance policies that we write. We establish reserves to cover our estimated liability for the payment of losses and expenses related to the administration of claims incurred on the insurance policies we write. Establishing an appropriate level of reserves is an inherently uncertain process. Our provisions for unpaid claims do not represent an exact calculation of actual liability, but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the cost of the ultimate settlement and administration of known and unknown claims. The process for establishing the provision for unpaid claims reflects the uncertainties and significant judgmental factors inherent in estimating future results of both known and unknown claims and as such, the process is inherently complex and imprecise. We utilize a third party actuarial firm to assist us in estimating the provision for unpaid claims. These estimates are based upon various factors, including:

•	actuarial and statistical projections of the cost of settlement and administration of claims reflecting facts and circumstances then known;

•	historical claims information;

•	assessments of currently available data;

•	estimates of future trends in claims severity and frequency;

•	judicial theories of liability;

•	economic factors such as inflation;

•	estimates and assumptions regarding judicial and legislative trends, and actions such as class action lawsuits and judicial interpretation of coverages or policy exclusions; and

•	the level of insurance fraud.

Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable development in any of these factors could cause the level of reserves to be inadequate. The following factors may have a substantial impact on future claims incurred:

•	the amounts of claims payments;

•	the expenses that the insurance subsidiaries incur in resolving claims;

•	legislative and judicial developments; and

•	changes in economic conditions, including inflation.

As time passes and more information about the claims becomes known, the estimates are adjusted upward or downward to reflect this additional information. Because of the elements of uncertainty encompassed in this estimation process, and the extended time it can take to settle many of the more substantial claims, several years of experience may be required before a meaningful comparison can be made between actual losses and the original provision for unpaid claims. The development of the provision for unpaid claims is shown by the difference between estimates of claims as of the initial year end and the re-estimated liability at each subsequent year end. Favorable development (reserve redundancy) means that the original claims estimates were higher than subsequently determined or re-estimated. Unfavorable development (reserve deficiency) means that the original claims estimates were lower than subsequently determined or re-estimated.

For example, at the end of 2010, a detailed review of claim payment and reserving practices was performed, which led to significant changes in both practices, increasing ultimate loss estimates and accelerating claim payments. We recorded a total of $5.3 million in unfavorable reserve development in 2010 related to claims incurred during prior periods. Our review continued into 2011 and Atlas recorded a $1.8 million adjustment to further strengthen its reserves for claims related to policies issued while the insurance subsidiaries were under previous ownership in years preceding 2010. We cannot guarantee that we will not have additional unfavorable reserve developments in the future. In addition, we may in the future acquire other insurance companies. We cannot guarantee that the provisions for unpaid claims of the companies that we acquire are or will be adequate. Government regulators could require that we increase reserves if they determine that provisions for unpaid claims are understated. Increases to the provision for unpaid claims causes a reduction in our insurance subsidiaries’ surplus which could cause a downgrading of our insurance subsidiaries’ ratings. Any such downgrade could, in turn, adversely affect their ability to sell insurance policies.

In recent periods, Gateway has recorded material reserve deficiencies, and its reserves may be inadequate to pay claims, which could result in a reduction of our net income and might adversely affect our financial position.

We became responsible for the historical loss reserves established by Gateway’s management upon completion of the Gateway acquisition. While the stock purchase agreement provides for certain protections in this regard, there can be no assurances they will be sufficient to offset any further adverse development to Gateway’s historical loss reserves. Gateway recognized approximately $6.4 million in reserve strengthening in the third and fourth quarters of 2012. During the years ended 2011 and 2010, their provision for losses and loss adjustment expenses net of reinsurance recoveries increased by approximately $1.7 million and $2.4 million, respectively, as a result of changes in estimated losses incurred with respect to insured events in prior years. Any such further unfavorable development in Gateway’s reserves would reduce our net income and have an adverse effect on our financial position.

Our success depends on our ability to accurately price the risks we underwrite.
Our results of operations and financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss settlement expenses and underwriting expenses and to earn a profit. To price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate pricing techniques; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate pricing techniques; and

•	changes in applicable legal liability standards and in the civil litigation system generally.
Consequently, we could under price risks, which would adversely affect our profit margins, or we could overprice risks, which could reduce our sales volume and competitiveness. In either case, our profitability could be materially and adversely affected.
Our insurance subsidiaries rely on independent agents and other producers to bind insurance policies on and to collect premiums from our policyholders, which exposes us to risks that our producers fail meet their obligations to us.

Our insurance subsidiaries market and distribute automobile insurance products through a network of independent agents and other producers in the United States. We rely, and will continue to rely, heavily on these producers to attract new business. Independent producers generally have the ability to bind insurance policies and collect premiums on our behalf, actions over which we have a limited ability to exercise preventative control. In the event that an independent agent exceeds their authority by binding us on a risk that does not comply with our underwriting guidelines, we may be at risk for that policy until we effect a cancellation. Any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition. In addition, in accordance with industry practice, policyholders often pay the premiums for their policies to producers for payment to us. These premiums may be considered paid when received by the producer and thereafter the customer is no longer liable to us for those amounts, whether or not we have actually received these premium payments from the producer. Consequently, we assume a degree of risk associated with our reliance on independent agents in connection with the settlement of insurance premium balances.

Our insurance subsidiaries may be unable to mitigate their risk or increase their underwriting capacity through reinsurance arrangements, which could adversely affect our business, financial condition and results of operations. If reinsurance rates rise significantly or reinsurance becomes unavailable or reinsurers are unable to pay our claims, we may be adversely affected.

In order to reduce underwriting risk and increase underwriting capacity, our insurance subsidiaries transfer portions of our insurance risk to other insurers through reinsurance contracts. We generally purchase reinsurance from third parties in order to reduce our liability on individual risks. Reinsurance does not relieve us of our primary liability to our insurance subsidiaries’ insureds. Through the six month period ended June 30, 2013, we had ceded premium written of $8.7 million to our reinsurers. The availability, cost and structure of reinsurance protection are subject to prevailing market conditions that are outside of our control and which may affect our level of business and profitability. Our ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends in part upon the extent to which we can obtain adequate reinsurance in amounts and at rates that will not adversely affect our competitive position. There are no assurances that we will be able to maintain our current reinsurance facilities, which generally are subject to annual renewal. If we are unable to renew any of these facilities upon their expiration or to obtain other reinsurance facilities in adequate amounts and at favorable rates, we may need to modify our underwriting practices or reduce our underwriting commitments, which could adversely affect our results of operations.

Our insurance subsidiaries are subject to credit risk with respect to the obligations of reinsurers and certain of our insureds. The inability of our risk sharing partners to meet their obligations could adversely affect our profitability.

Although the reinsurers are liable to us to the extent of risk ceded to them, we remain ultimately liable to policyholders on all risks, even those reinsured. As a result, ceded reinsurance arrangements do not limit our ultimate obligations to policyholders to pay claims. We are subject to credit risks with respect to the financial strength of our reinsurers. We are also subject to the risk that their reinsurers may dispute their obligations to pay our claims. As a result, we may not recover sufficient amounts for claims that we submit to reinsurers, if at all. At June 30, 2013, we had an aggregate of $23.8 million of unsecured reinsurance recoverables. In addition, our reinsurance agreements are subject to specified limits and we would not have reinsurance coverage to the extent that it exceeds those limits.

Effective immediately after the close of the Gateway transaction, we entered into a reinsurance agreement with a third party reinsurer, which covers all in-force premium and loss reserves for Gateway’s workers’ compensation program. Along with the reserves, any go-forward premium written for the workers’ compensation program will be ceded in its entirety to this third party reinsurer under the terms of this reinsurance agreement. While Gateway will remain liable to its insureds, we expect to have no net exposure to any losses related to this workers’ compensation business subsequent to the effective date of the acquisition, provided the reinsurer continues to make payments to us and otherwise complies with the terms of this reinsurance agreement, although no assurances thereof can be given.

With respect to insurance programs, the insurance subsidiaries are subject to credit risk with respect to the payment of claims and on the portion of risk exposure either ceded to captives established by their clients or deductibles retained by their clients. No assurance can be given regarding the future ability of these entities to meet their obligations. The inability of our risk sharing partners to meet their obligations could adversely affect our profitability.

The exclusions and limitations in our policies may not be enforceable.

Many of the policies we issue include exclusions or other conditions that define and limit coverage, which exclusions and conditions are designed to manage our exposure to certain types of risks and expanding theories of legal liability. In addition, many of our policies limit the period during which a policyholder may bring a claim under the policy, which period in many cases is shorter than the statutory period under which these claims can be brought by our policyholders. While these exclusions and limitations help us assess and control our loss exposure, it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. This could result in higher than anticipated losses and claims handling expenses by extending coverage beyond our underwriting intent or increasing the number or size of claims, which could have a material adverse effect on our operating results. In some instances, these changes may not become apparent until some time after we have issued the insurance policies that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a policy is issued.

The occurrence of severe catastrophic events may have a material adverse effect on our financial results and financial condition.

Although our business strategy generally precludes us from writing significant amounts of catastrophe exposed business, most property and casualty insurance contains some exposure to catastrophic loss. We have only limited exposure to natural and man-made disasters, such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. While we carefully manage our aggregate exposure to catastrophes, modeling errors and the incidence and severity of catastrophes, such as hurricanes, windstorms and large-scale terrorist attacks are inherently unpredictable, and our losses from catastrophes could be substantial. In addition, it is possible we may experience an unusual frequency of smaller losses in a particular period. In either case, the consequences could be substantial volatility in our financial condition or results of operations for any fiscal quarter or year, which could have a material adverse effect on our our ability to write new business. These losses could deplete our shareholders’ equity. Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses from catastrophic events in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

The risk models we use to quantify catastrophe exposures and risk accumulations may prove inadequate in predicting all outcomes from potential catastrophe events.

We use widely accepted and industry-recognized catastrophe risk modeling programs to help us quantify our aggregate exposure to any one event. As with any model of physical systems, particularly those with low frequencies of occurrence and potentially high severity of outcomes, the accuracy of the model’s predictions is largely dependent on the accuracy and quality of the data provided in the underwriting process and the judgments of our employees and other industry professionals. These models do not anticipate all potential perils or events that could result in a catastrophic loss to us. Furthermore, it is often difficult for models to anticipate and incorporate events that have not been experienced during or as a result of prior catastrophes. Accordingly, it is possible for us to be subject to events or contingencies that have not been anticipated by our catastrophe risk models and which could have a material adverse effect on our reserves and results of operations.

Financial Risks

We are a holding company dependent on the results of operations of our subsidiaries and their ability to pay dividends and other distributions to us.

Atlas is a holding company with no significant operations of its own and a legal entity separate and distinct from our insurance subsidiaries. As a result, our only sources of income are dividends and other distributions from our insurance subsidiaries. We will be limited by the earnings of those subsidiaries, and the distribution or other payment of such earnings to it in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses by our insurance subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations and various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries. In Illinois and Missouri, the states of domicile of American Service, American Country and Gateway, dividends may only be paid out of earned surplus and cannot be paid when the surplus of the company fails to meet minimum requirements or when payment of the dividend or distribution would reduce its surplus to less than the minimum amount. The state insurance regulator must be notified in advance of the payment of an extraordinary dividend and be given the opportunity to disapprove any such dividend. Our insurance subsidiaries cannot currently pay any dividends to Atlas without regulatory approval. In addition, prior to entering into any loan or certain other agreements between one or more of our insurance companies and Atlas or our other affiliates, advance notice must be provided to the state insurance regulator and the insurance regulator has the opportunity to disapprove such loan or agreement. Additionally, insurance regulators have broad powers to prevent reduction of statutory capital and surplus to inadequate levels and could refuse to permit the payment of dividends calculated under any applicable formula. As a result, we may not be able to receive dividends or other distributions from our insurance subsidiaries at times and in amounts necessary to meet our operating needs, to pay dividends to shareholders or to pay corporate expenses. The inability of our insurance subsidiaries to pay dividends or make other distributions could have a material adverse effect on our business and financial condition.

Our insurance subsidiaries are subject to minimum capital and surplus requirements. Failure to meet these requirements may subject us to regulatory action.

Our insurance subsidiaries are subject to minimum capital and surplus requirements imposed under the laws of Illinois and Missouri, as well as each state in which they issue policies. Any failure by one of our insurance subsidiaries to meet minimum capital and surplus requirements imposed by applicable state law may subject it to corrective action, which may include requiring adoption of a comprehensive financial plan, revocation of its license to sell insurance products or placing the subsidiary under state regulatory control. Any new minimum capital and surplus requirements adopted in the future may require us to increase the capital and surplus of our insurance company subsidiaries, which we may not be able to do.

We are subject to assessments and other surcharges from state guaranty funds, and mandatory state insurance facilities, which may reduce our profitability.

Virtually all states require insurers licensed to do business therein to bear a portion of contingent and incurred claim handling expenses and the unfunded amount of “covered” claim and unearned premium obligations of impaired or insolvent insurance companies, either up to the policy's limit, the applicable guaranty fund covered claim obligation cap, or 100% of statutorily defined workers' compensation benefits, subject to applicable deductibles. These obligations are funded by assessments, made on a retrospective, prospective or pre-funded basis, which are levied by guaranty associations within the state, up to prescribed limits (typically 2% of “net direct written premium”), on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in certain covered lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the total amount of assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states (and within the jurisdiction of some local governments), insurance companies are subject to or required to participate in various premium or loss based insurance-related assessments, including mandatory (a/k/a “involuntary”) insurance pools, underwriting associations, workers' compensation second-injury funds, reinsurance funds and other state insurance facilities. Although we may be entitled to take premium tax credit (or offsets), recover policy surcharges or include assessments in future premium rate structures for payments we make under these facilities, the effect of these assessments and insurance-related arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.

Market fluctuations, changes in interest rates or a need to generate liquidity could have significant and negative effects on our investment portfolio. We may not be able to realize our investment objectives, which could significantly reduce our net income.

We depend on income from our securities portfolio for a substantial portion of our earnings. Investment returns are an important part of our overall profitability. A significant decline in investment yields in the securities portfolio or an impairment of securities owned could have a material adverse effect on our business, results of operations and financial condition. We currently maintain and intend to continue to maintain a securities portfolio comprised primarily of fixed income securities. As of June 30, 2013, our investment portfolio was predominantly invested in fixed income securities. We cannot predict which industry sectors in which we maintain investments may suffer losses as a result of potential declines in commercial and economic activity, or how any such decline might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities and cannot predict how or to what extent the value of any underlying collateral might be affected. Accordingly, adverse fluctuations in the fixed income or equity markets could adversely impact profitability, financial condition or cash flows. Historically, we have not had the need to sell our investments to generate liquidity. If we are forced to sell portfolio securities that have unrealized losses for liquidity purposes rather than holding them to maturity or recovery, we would recognize investment losses on those securities when that determination was made.

Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest rate sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed maturity securities. U.S. and global markets have been experiencing volatility since mid-2007. Initiatives taken by the U.S. and foreign governments have helped to stabilize the financial markets and restore liquidity to the banking system and credit markets. In addition, markets in the United States and around the world experienced volatility in 2011 due, in part, to sovereign debt downgrades. Although economic conditions and financial markets have somewhat stabilized, if market conditions were to deteriorate, our investment portfolio could be adversely affected.

At June 30, 2013, a portion of Atlas' portfolio was in an unrealized loss position. This was primarily driven by a rise in the 5-year US Treasury interest rate during the second quarter of 2013. All securities in an unrealized loss position as of June 30, 2013 and December 31, 2012 have been in said position for less than 12 months. The total fair value of the securities currently in an unrealized loss position is $89.2 million, with a current unrealized loss amount of $1.8 million. Atlas has the ability and intent to hold these securities until their fair value is recovered. While Atlas does not expect the near term change in market value of these securities to be realized, further adjustments to the US Treasury rates could result in realized losses on these investments.

Difficult conditions in the economy generally may materially and adversely affect our business, results of operations and statement of financial position and these conditions may not improve in the near future.

Current market conditions and the instability in the global financial markets present additional risks and uncertainties for our business. In particular, deterioration in the public debt markets could lead to additional investment losses and an erosion of capital as a result of a reduction in the fair value of investment securities. The severe downturn in the public debt and equity markets, reflecting uncertainties associated with the mortgage crisis, worsening economic conditions, widening of credit spreads, bankruptcies and government intervention in large financial institutions, created significant unrealized losses in our securities portfolio at certain stages in 2009.

Economic uncertainty has recently been exacerbated by the increased potential for default by one or more European sovereign debt issuers, the potential partial or complete dissolution of the Eurozone and its common currency and the negative impact of such events on global financial institutions and capital markets generally. Actions or inactions of European governments may impact these actual or perceived risks. In the U.S. during 2011, one rating agency downgraded the U.S.’s long-term debt credit rating from AAA. Future actions or inactions of the United States government, including a shutdown of the federal government, could increase the actual or perceived risk that the U.S. may not ultimately pay its obligations when due and may disrupt financial markets.

Atlas’ portfolio is managed by an SEC registered investment advisor specializing in the management of insurance company portfolios. We and our investment manager consider these issues in connection with current asset allocation decisions with the object of avoiding them going forward. However, depending on market conditions going forward, we could again incur substantial realized and additional unrealized losses in future periods, which could have an adverse impact on the results of operations and financial condition. There can be no assurance that the current market conditions will improve in the near future. We could also experience a reduction in capital in the insurance subsidiaries below levels required by the regulators in the jurisdictions in which we operate. Certain trust accounts for the benefit of related companies and third parties have been established with collateral on deposit under the terms and conditions of the relevant trust agreements. The value of collateral could fall below the levels required under these agreements, putting the subsidiary or subsidiaries in breach of the agreement.

We may not have access to capital in the future.

We may need new or additional financing in the future to conduct our operations or expand our business. However, we may be unable to raise capital on favorable terms, or at all, including as a result of disruptions, uncertainty and volatility in the global credit markets, or due to any sustained weakness in the general economic conditions and/or financial markets in the United States or globally. From time to time, we may rely on access to financial markets as a source of liquidity for operations, acquisitions and general corporate purposes.

The limited public float and trading volume for our shares may have an adverse impact on the share price or make it difficult to liquidate.

Our securities are held by a relatively small number of shareholders. Future sales of substantial amounts of our shares in the public market, or the perception that these sales could occur, may adversely impact the market price of our shares and our shares could be difficult to liquidate.

Our business depends upon key employees, and if we are unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may suffer.
Our operations depend, to a great extent, upon the ability of executive management and other key employees to implement our business strategy and our ability to attract and retain additional qualified personnel in the future. The loss of the services of any of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of our business operations. In addition, we must forecast volume and other factors in changing business environments with reasonable accuracy and adjust our hiring and employment levels accordingly. Our failure to recognize the need for such adjustments, or our failure or inability to react appropriately on a timely basis, could lead to over-staffing (which could adversely affect our cost structure) or under-staffing (which could impair our ability to service current product lines and new lines of business). In either event, our financial results and customer relationships could be adversely affected.

Compliance Risks
We are subject to comprehensive regulation, and our results may be unfavorably impacted by these regulations.

As a holding company which owns insurance companies domiciled in the United States, we and our insurance subsidiaries are subject to comprehensive laws, regulations and rules. These laws, regulations and rules generally delegate regulatory, supervisory and administrative powers to state insurance regulators. Insurance regulations are generally designed to protect policyholders rather than shareholders, and are related to matters including:

•	rate setting;

•	Risk Based Capital (RBC) ratio and solvency requirements;

•	restrictions on the amount, type, nature, quality and quantity of securities and other investments in which insurers may invest;

•	the maintenance of adequate reserves for unearned premiums and unpaid, and incurred but not reported, claims;

•	restrictions on the types of terms that can be included in insurance policies;

•	standards for accounting;

•	marketing practices;

•	claims settlement practices;

•	the examination of insurance companies by regulatory authorities, including periodic financial and market conduct examinations;

•	requirements to comply with medical privacy laws as a result of our administration of Gateway's run-off workers' compensation business;

•	the licensing of insurers and their agents;

•	limitations on dividends and transactions with affiliates;

•	approval of certain reinsurance transactions;

•	insolvency proceedings;

•	ability to enter and exit certain insurance markets, cancel policies or non-renew policies; and

•	data privacy.

Such laws, regulations and rules increase our legal and financial compliance costs and make some activities more time-consuming and costly. Any failure to monitor and address any internal control issues could adversely impact operating results. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct misstatements on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity's financial statements will not be prevented, or detected and corrected on a timely basis.

State insurance departments conduct periodic examinations of the affairs of insurance companies and require filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Our business depends on compliance with applicable laws, regulations and rules and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons, including violations of laws, regulations and rules. Changes in the level of regulation of the insurance industry or changes in laws, regulations and rules themselves or interpretations thereof by regulatory authorities could have a material adverse effect on our operations. Because we are subject to insurance laws, regulations and rules of many jurisdictions that are administered by different regulatory and governmental authorities, there is also a risk that one authority's interpretation of a legal or regulatory issue may conflict with another authority's interpretation of the same issue. Insurance companies are also subject to “desk drawer rules” of state insurance regulators, which are regulatory rules that have not been codified or formally adopted through regulatory proceedings. In addition, we could face individual, group and class-action lawsuits by our policyholders and others for alleged violations of certain state laws, regulations and rules. Each of these regulatory risks could have an adverse effect on our profitability.

As a result of our administration of Gateway's run-off workers' compensation business, we are required to comply with state and federal laws governing the collection, transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties. These laws and rules are subject to administrative interpretation and many are derived from the privacy provisions in the Federal Gramm-

Leach-Bliley Act of 2002. The Gramm-Leach-Bliley Act, which, among other things, protects consumers from the unauthorized dissemination of certain personal information, and various state laws and regulations addressing privacy issues, require us to maintain appropriate procedures for managing and protecting certain personal information of our customers and to fully disclose our privacy practices to our customers. Given the complexity of these privacy regulations, the possibility that the regulations may change, and the fact that the regulations are subject to changing and potentially conflicting interpretation, our ability to maintain compliance with the privacy requirements of state and federal law is uncertain and the costs of compliance are significant.

In addition, Gateway is exiting the workers' compensation line of business across the country and we plan to exit the Florida market completely. Most states have adopted either statutes or regulations or have issued bulletins or informal rules that regulate the anticipated withdrawal of a product, line or sub-line of insurance business from the insurance marketplace in their state. While what constitutes a “withdrawal” or its equivalent under each state's statutory or regulatory scheme varies, Gateway will be subject to regulatory requirements in connection with its withdrawal, including, but not limited to, making notice and/or plan filings with the applicable insurance regulator in certain states and possibly requiring the prior approval of the applicable state regulator. A failure by Gateway to comply with and satisfy these regulatory requirements in connection with its planned withdrawals could lead to regulatory fines, cause a distraction for management requiring us to continue to administer Gateway's workers' compensation business for longer than anticipated and could result in Gateway continuing to write undesirable commercial automobile business in Florida, which could have an adverse impact on our reserves, results of operations and financial condition.

It is not possible to predict the future impact of changing federal and state regulation on our operations, and there can be no assurance that laws enacted in the future will not be more restrictive than existing laws, regulations and rules. New or more restrictive laws, regulations and rules, including changes in current tax or other regulatory interpretations could make it more expensive for us to conduct our businesses, restrict or reduce the premiums our insurance subsidiaries are able to charge or otherwise change the way we do business. In addition, economic and financial market turmoil or other conditions, circumstances or events may result in U.S. federal oversight of the insurance industry in general.

Our business is subject to risks related to litigation and regulatory actions.

We may, from time to time, be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication, including claims alleging that we or our insurance subsidiaries have acted in bad faith in the administration of claims by our policyholders;

•	disputes regarding sales practices, disclosure, policy issuance and cancellation, premium refunds, licensing, regulatory compliance and compensation arrangements;

•	limitations on the conduct of our business;

•
disputes with our agents, producers or network providers over compensation or the termination of our contracts with such agents, producers or network providers, including any alleged claim that they may make against us in connection with a dispute whether in the scope of their agreements or otherwise;

•	disputes with taxing authorities regarding tax liabilities; and

•	disputes relating to certain businesses acquired or disposed of by us.

As insurance industry practices and regulatory, judicial and industry conditions change, unexpected and unintended issues related to pricing, claims, coverage and business practices may emerge. Plaintiffs often target P&C insurers in purported class action litigation relating to claims handling and insurance sales practices. The resolution and implications of new underwriting, claims and coverage issues could have a negative effect on our business by extending coverage beyond our underwriting intent, increasing the size of claims or otherwise requiring us to change our practices. The effects of unforeseen emerging claim and coverage issues could negatively impact revenues, results of operations and reputation. Current and future court decisions and legislative activity may increase our exposure to these or other types of claims. Multi-party or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. An unfavorable result with respect to even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could create a precedent that could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our business.

We have been and may be subject to governmental or administrative investigations and proceedings. Our insurance subsidiaries have been subject to numerous inquiries related to the substantial ownership interest in us held by KAI in the past. We are currently subject to regulatory action, restrictions or heightened compliance or reporting requirements in a number of states, including Connecticut, Michigan, Ohio and Texas. Together, Michigan, Ohio and Texas account for a significant percentage of our total premiums (19.1% of our net premiums earned to date in 2013). Prior to Atlas' acquisition of American Country, the Connecticut insurance commissioner issued an order prohibiting American Country from writing new policies, limiting it to only renewing existing policies in that state. Currently, the insurance subsidiaries do not write any business in Connecticut, but we have requested removal of this restriction. In Michigan, we failed to meet certain rating requirements following our acquisition of the insurance subsidiaries which could have resulted in the loss of our certificates of authority in Michigan in 2011. However, following discussions with the applicable insurance regulator, the insurance subsidiaries were permitted to continue writing insurance business in Michigan subject to certain maximum premium levels. These restrictions have since been lifted and there are no regulatory orders in place in Michigan limiting the insurance subsidiaries' ability to write business in that state. In Ohio, American Service’s certificate of authority was revoked due to non-compliance with certain financial requirements related to reserves. Following the reverse merger on December 31, 2010 wherein the insurance subsidiaries were transferred to us by KAI, American Service’s certificate of authority was reinstated subject to the company providing regular financial disclosure to the Ohio state insurance regulator for two years. Based on discussions with the applicable insurance regulator, we believe we may continue to be subject to these heightened reporting requirements as a result of our acquisition of Gateway. In 2009, the Texas Department of Insurance indicated to the insurance subsidiaries that it was considering revoking their certificates of authority to write insurance business in Texas. Following discussions with management of KFSI, the insurance subsidiaries were allowed to retain their licenses, in part, in anticipation of a planned spin-off of the insurance subsidiaries outside of KFSI and subject to their maintenance of a statutory deposit in Texas. If we are not able to successfully comply with or lift the heightened compliance or disclosure requirements applicable in one or more of these states or any new requirements that a state may impose in the future, we may not be able to expand our operations in such state in accordance with our growth strategy or we could be subject to additional regulatory requirements that could impose a material burden on our expansion strategy or limit or prohibit our ability to write new and renewal insurance policies in such state. Any such limitation or prohibition could have a material adverse effect on our results of operations and financial conditions and on our ability to execute our strategy in the future. The result of these inquiries could lead to additional requirements, restrictions or limitations being placed on us or our insurance subsidiaries, any of which could increase our costs of regulatory compliance and could have an adverse effect on our ability to operate our business. As a general matter, we cannot predict the outcome of regulatory investigations, proceedings and reviews, and cannot guarantee that such investigations, proceedings or reviews or related litigation or changes in operating policies and practices would not materially and adversely affect our results of operations and financial condition. In addition, we have experienced difficulties with our relationships with regulatory bodies in various jurisdictions, and if such difficulties arise in the future, they could have a material adverse effect on our ability to do business in that jurisdiction.

Our business could be adversely affected as a result of changing political, regulatory, economic or other influences.

The insurance industry is subject to changing political, economic and regulatory influences. These influences affect the practices and operation of insurance and reinsurance organizations. Legislatures in the United States and other jurisdictions have periodically considered programs to reform or amend their respective insurance and reinsurance regulatory systems. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions. Changes in current insurance laws, regulations and rules may result in increased governmental involvement in or supervision of the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. Historically, the automobile insurance industry has been under pressure from time to time from regulators, legislators or special interest groups to reduce, freeze or set rates at levels that are not necessarily related to underlying costs or risks, including initiatives to reduce automobile and other commercial line insurance rates. These changes may limit the ability of our insurance subsidiaries to price automobile insurance adequately and could require us to discontinue unprofitable product lines, make unplanned modifications of our products and services, or result in delays or cancellations of sales of our products and services.
Strategic Risks
Our geographic concentration ties our performance to the business, economic, regulatory and other conditions of certain states.

Some jurisdictions (including, most notably New York, Illinois, Michigan and Minnesota) generate a more significant percentage of our total premiums than others. Our revenues and profitability are subject to the prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in the principal states in which we do business. Changes in any of these conditions could make it less attractive for us to do business in such states and would have a more pronounced effect on us compared to companies that are more geographically diversified. In addition, our exposure to severe losses from localized perils, such as earthquakes, hurricanes, tropical storms, tornadoes, wind, ice storms, hail, fires, terrorism, riots and explosions, is increased in those areas where we have written significant numbers of P&C insurance policies. Given our geographic concentration, negative publicity regarding our products and services could have a material adverse effect on our business and operations, as could other regional factors impacting the local economies in that market.

In order to operate in a profitable manner, we need to maintain our current level of premiums written. We may experience difficulty in managing historic and future growth, which could adversely affect our results of operations and financial condition.

We believe that, given our fixed costs associated with underwriting and administering our insurance operations, our insurance subsidiaries must maintain annual net earned premiums in excess of approximately $50 million in order to achieve our targeted levels of profitability. In order to maintain and increase this level of premiums written, we intend to expand geographically and increase our market share via our expanded distribution network. Continued growth could impose significant demands on management, including the need to identify, recruit, maintain and integrate additional employees. Growth may also place a strain on management systems and operational and financial resources, and such systems, procedures and internal controls may not be adequate to support operations as they expand.

The integration and management of acquired books of business, acquired businesses and other growth initiatives involve numerous risks that could adversely affect our profitability, and are contingent on many factors, including:

•	expanding our financial, operational and management information systems;

•	managing our relationships with independent agents, brokers, and legacy program managers, including maintaining adequate controls;

•	expanding our executive management and the infrastructure required to effectively control our growth;

•	maintaining ratings for certain of our insurance subsidiaries;

•	increasing the statutory capital of our insurance subsidiaries to support growth in written premiums;

•	accurately setting claims provisions for new business where historical underwriting experience may not be available;

•	obtaining regulatory approval for appropriate premium rates where applicable; and

•	obtaining the required regulatory approvals to offer additional insurance products or to expand into additional states or other jurisdictions.

Our failure to grow our premiums written or to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of our products in the New York City market are distributed by a single agent, and any decrease in the amount of our products distributed by this agent, or under performance of the book of business controlled by this agent, could adversely impact our business.
In the third quarter of 2012, we implemented our New York “excess taxi program” with a single agent writing business in the New York City market, which was a new business arrangement to provide excess coverage above the levels of risk retained by the insured. This arrangement was renewed in the third quarter of 2012. This agent has since become our most significant agent responsible for approximately 22.6% of our gross premium written for the 2012 year, and 19.1% of net premium earned year to date through June 30, 2013. We do not have an exclusive relationship with this agent, and there can be no assurance that this relationship will continue in the future. If this agent reduces its marketing of our products or moves some or all of its business to another carrier, then our business, financial condition and results of operations would be adversely affected. In addition, due in part to our limited experience with this program, and with the New York City market in general, it is uncertain whether policies issued pursuant to this program will be profitable. For example, if risks associated with these clients differ from those reflected in our underwriting policies, then our business, financial condition and results of operations would be adversely affected.
Engaging in acquisitions involves risks, and if we are unable to effectively manage these risks, our business may be materially harmed.

Acquisitions of similar insurance providers, such as Gateway, are expected to be a material component of our growth strategy, subject to availability of suitable opportunities and market conditions. From time to time, we may engage in discussions concerning acquisition opportunities and, as a result of such discussions, may enter into acquisition transactions. Upon the announcement of an acquisition, our share price may fall depending on numerous factors, including but not limited to, the intended target, the size of the acquisition, the purchase price and the potential dilution to existing shareholders. It is also possible that an acquisition could dilute earnings per share. Acquisitions entail numerous risks, including the following:

•	difficulties in the integration of the acquired business;

•	assumption of unknown material liabilities, including deficient provisions for unpaid claims;

•	diversion of management’s attention from other business concerns;

•	failure to achieve financial or operating objectives; and

•	potential loss of policyholders or key employees of acquired companies.

We may be unable to integrate or profitably operate any business, operations, personnel, services or products we may acquire in the future, which may result in our inability to realize expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits from the acquisition. Integration may result in the loss of key employees, disruption to our existing businesses or the business of the acquired company, or otherwise harm our ability to retain customers and employees or achieve the anticipated benefits of the acquisition. Time and resources spent on integration may also impair our ability to grow our existing businesses. Also, the negative effect of any financial commitments required by regulatory authorities or rating agencies in acquisitions or business combinations may be greater than expected.

Provisions in our organizational documents, corporate laws and the insurance laws of Illinois and other states could impede an attempt to replace or remove management or directors or prevent or delay a merger or sale, which could diminish the value of our shares.
Our Memorandum of Association, Articles of Association and Code of Regulations and the corporate laws and the insurance laws of various states contain provisions that could impede an attempt to replace or remove management or directors or prevent the sale of the insurance subsidiaries that shareholders might consider to be in their best interests. These provisions include, among others:

•	requiring a vote of holders of 5% of the ordinary shares to call a special meeting of shareholders;

•	requiring a two-thirds vote to amend the Articles of Association;

•	requiring the affirmative vote of a majority of the voting power of shares represented at a special meeting of shareholders; and

•
statutory requirements prohibiting a merger, consolidation, combination or majority share acquisition between insurance subsidiaries and an interested shareholder or an affiliate of an interested shareholder without regulatory approval.

These provisions may prevent shareholders from receiving the benefit of any premium over the market price of our shares offered by a bidder in a potential takeover, and may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts.
In addition, insurance regulatory provisions may delay, defer or prevent a takeover attempt that shareholders may consider in their best interest. For example, under applicable state statutes, subject to limited exceptions, no person or entity may, directly or indirectly, acquire control of a domestic insurer without the prior approval of the state insurance regulator. Under the insurance laws, “control” (including the terms “controlling,” “controlled by” and “under common control with”) is generally defined to include acquisition of a certain percentage or more of an insurer’s voting securities (such as 10% or more under Illinois and Missouri law). These requirements would require a potential bidder to obtain prior approval from the insurance departments of the states in which the insurance subsidiaries are domiciled and commercially domiciled and may require pre-acquisition notification in other states. Obtaining these approvals could result in material delays or deter any such transaction. Regulatory requirements could make a potential acquisition of our company more difficult and may prevent shareholders from receiving the benefit from any premium over the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts in the future.

Market and Competition Risks

Because the insurance subsidiaries are commercial automobile insurers, conditions in that industry could adversely affect their business.

The majority of the gross premiums written by our insurance subsidiaries are generated from commercial automobile insurance policies. Adverse developments in the market for commercial automobile insurance, including those which could result from potential declines in commercial and economic activity, could cause our results of operations to suffer. The commercial automobile insurance industry is cyclical. Historically, the industry has been characterized by periods of price competition and excess capacity followed by periods of higher premium rates and shortages of underwriting capacity. These fluctuations in the business cycle have negatively impacted and could continue to negatively impact the revenues of our company. The results of the insurance subsidiaries, and in turn, us, may also be affected by risks, to the extent they are covered by the insurance policies we issue, that impact the commercial automobile industry related to severe weather conditions, floods, hurricanes, tornadoes, earthquakes and tsunamis, as well as explosions, terrorist attacks and riots. The insurance subsidiaries’ commercial automobile insurance business may also be affected by cost trends that negatively impact profitability, such as a continuing economic downturn, inflation in vehicle repair costs, vehicle replacement parts costs, used vehicle prices, fuel costs and medical care costs. Increased costs related to the handling and litigation of claims may also negatively impact profitability. Legacy business previously written by us also includes private passenger auto, surety and other P&C insurance business. Adverse developments relative to previously written business could have a negative impact on our results.

The insurance and related businesses in which we operate may be subject to periodic negative publicity which may negatively impact our financial results.

The products and services of the insurance subsidiaries are ultimately distributed to individual and business customers. From time to time, consumer advocacy groups or the media may focus attention on insurance products and services, thereby subjecting the industry to periodic negative publicity. We also may be negatively impacted if participants in one or more of our markets engage in practices resulting in increased public attention to our business. Negative publicity may also result in increased regulation and legislative scrutiny of practices in the P&C insurance industry as well as increased litigation. These factors may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or by increasing the regulatory burdens under which we operate.

The highly competitive environment in which we operate could have an adverse effect on our business, results of operations and financial condition.

The commercial automobile insurance business is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. Many of our competitors are substantially larger and may enjoy better name recognition, substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships than us. Our underwriting profits could be adversely impacted if new entrants or existing competitors try to compete with our products, services and programs or offer similar or better products at or below our prices. Insurers in our markets generally compete on the basis of price, consumer recognition, coverages offered, claims handling, financial stability, customer service and geographic coverage. Although pricing is influenced to some degree by that of our competitors, it is not in our best interest to compete solely on price, and we may from time to time experience a loss of market share during periods of intense price competition. Our business could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain profitable business. Pricing sophistication and related underwriting and marketing programs use a number of risk evaluation factors. For auto insurance, these factors can include but are not limited to vehicle make, model and year; driver age; territory; years licensed; loss history; years insured with prior carrier; prior liability limits; prior lapse in coverage; and insurance scoring based on credit report information. We believe our pricing model will generate future underwriting profits, however past performance is not a perfect indicator of future driver performance.

If we are not able to attract and retain independent agents and brokers, our revenues could be negatively affected.

We market and distribute our insurance programs exclusively through independent insurance agents and specialty insurance brokers. As a result, our business depends in large part on the marketing efforts of these agents and brokers and on our ability to offer insurance products and services that meet the requirements of the agents, the brokers and their customers. However, these agents and brokers are not obligated to sell or promote our products and many sell or promote competitors’ insurance products in addition to our products. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage and/or offer higher commissions than we do. Therefore, we may not be able to continue to attract and retain independent agents and brokers to sell our insurance products. The failure or inability of independent agents and brokers to market our insurance products successfully could have a material adverse impact on our business, financial condition and results of operations.

If we are unable to maintain our claims-paying ratings, our ability to write insurance and to compete with other insurance companies may be adversely impacted. A decline in rating could adversely affect our position in the insurance market, make it more difficult to market our insurance products and cause our premiums and earnings to decrease.

Financial ratings are an important factor influencing the competitive position of insurance companies. Third party rating agencies assess and rate the claims-paying ability of insurers and reinsurers based upon criteria that they have established. Periodically these rating agencies evaluate the business to confirm that it continues to meet the criteria of the ratings previously assigned. Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company’s premiums. The insurance subsidiaries are rated by A.M. Best, which issues independent opinions of an insurer’s financial strength and its ability to meet policyholder obligations. A.M. Best ratings range from “A++” (Superior) to “F” (In Liquidation), with a total of 16 separate rating categories. The objective of A.M. Best’s rating system is to provide potential policyholders and other interested parties an opinion of an insurer’s financial strength and ability to meet ongoing obligations, including paying claims.

On January 30, 2013, A.M. Best affirmed the financial strength rating of American Country and American Service as “B” and the outlook assigned to all ratings is “Stable.” Upon the completion of our acquisition of Gateway, A.M. Best affirmed our rating to B “stable.”The review reflects the inherent risk associated with integrating Gateway’s ongoing business into the Company’s existing infrastructure, while overseeing the run-off of Gateway’s non-core lines, and the increase in financial leverage of Atlas as a result of funding the transaction, in part, with the issuance of preferred stock. There is a risk that A.M. Best will not maintain these ratings in the future. If the insurance subsidiaries’ ratings are reduced by A.M. Best, their competitive position in the insurance industry could suffer and it could be more difficult to market their insurance products. A downgrade could result in a significant reduction in the number of insurance contracts written by the subsidiaries and in a substantial loss of business to other competitors with higher ratings, causing premiums and earnings to decrease. Rating agencies evaluate insurance companies based on financial strength and the ability to pay claims, factors that may be more relevant to policyholders than to investors. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and should not be relied upon as such.

Our ability to generate written premiums is impacted by seasonality which may cause fluctuations in our operating results and to our stock price.

The P&C insurance business is seasonal in nature. While our net premiums earned are generally stable from quarter to quarter, our gross premiums written follow the common renewal dates for the “light” commercial risks that represent our core lines of business. For example, January 1st and March 1st are common taxi cab renewal dates in Illinois and New York, respectively. Additionally, we implemented our New York “excess taxi program” in the third quarter of 2012, which was renewed in the third quarter 2013. Net underwriting income is driven mainly by the timing and nature of claims, which can vary widely. Our ability to generate written premiums is also impacted by the timing of policy periods in the states in which we operate. As a result of this seasonality, investors may not be able to predict our annual operating results based on a quarter-to-quarter comparison of our operating results. Additionally, this seasonality may cause fluctuations in our stock price. We believe seasonality will have an ongoing impact on our business.

U.S. Tax Risks

If our company were not to be treated as a U.S. corporation for U.S. federal income tax purposes, certain tax inefficiencies would result and certain adverse tax rules would apply.

Pursuant to certain “expatriation” provisions of the U.S. Internal Revenue Code of 1986, as amended, the reverse merger agreement relating to the reverse merger transaction described below provides that the parties intend to treat our company as a U.S. corporation for U.S. federal income tax purposes. The expatriation provisions are complex, are largely unsettled and subject to differing interpretations, and are subject to change, perhaps retroactively. If our company were not to be treated as a U.S. corporation for U.S. federal income tax purposes, certain tax inefficiencies and adverse tax consequences and reporting requirements would result for both our company and the recipients and holders of stock in our company, including that dividend distributions from our insurance subsidiaries to us would be subject to 30% U.S. withholding tax, with no available reduction and that members of the consolidated group may not be permitted to file a consolidated U.S. tax return resulting in the acceleration of cash tax outflow and potential permanent loss of tax benefits associated with net operating loss carry-forwards that could have otherwise been utilized.
Our use of losses may be subject to limitations and the tax liability of our company may be increased.
Our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code (“IRC Section 382”). IRC Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, five (5%) percent or more of our common stock or are otherwise treated as five (5%) percent stockholders under IRC Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over a three-year rolling period. In the event of an ownership change, IRC Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.
On July 22, 2013, as a result of shareholder activity, a "triggering event" as determined under IRC Section 382 was reached. Following this triggering event, the Company estimates that it will retain total tax effected federal net operating loss carryforwards of approximately $15.0 million versus $16.1 million as of June 30, 2013. Book value per common share is expected to be unaffected by this event as the amount of lost deferred tax assets are anticipated to be well within the allowance which was already held against the majority of these assets.

Atlas has the following total net operating loss carry-forwards as of June 30, 2013:
Net Operating Loss Carry-Forward by Expiry (in ‘000s)

Year of Occurrence	Year of Expiration	Amount
2001	2021	$12,563
2002	2022	4,317
2004	2024	125
2005	2025	183
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	2,442
2011	2031	10,558
2012	2032	322
Total		$47,364
Further limitations on the utilization of losses may apply because of the “dual consolidated loss” rules, which will also require our company to recapture into income the amount of any such utilized losses in certain circumstances. As a result of the application of these rules, the future tax liability of our company and our insurance subsidiaries could be significantly increased. In addition, taxable income may also be recognized by our company or our insurance subsidiaries in connection with the 2010 reverse merger transaction.
Risks Related to this Offering
The market in the United States for our ordinary shares is relatively new, and an active trading market for our ordinary shares may not continue or be liquid following this offering.
Atlas ordinary shares became listed on the NASDAQ stock exchange on February 12, 2013. There is a risk that the currently active trading market will not continue in the United States and that our ordinary shares will not be resold at or above the price paid by a purchaser in this offering. The market value of our ordinary shares could be substantially affected by general market conditions, including the extent to which the market develops for the additional ordinary shares in this offering, the extent of institutional investor interest in us, our financial and operating performance and general stock and bond market conditions. In addition, we may not continue to receive coverage by security analysts, which could serve to limit the distribution of news and limit investor interest in our shares.

Assuming an active market for our ordinary shares continues, the market price and trading volume of our ordinary shares may be volatile.

Even if the currently active trading market for our ordinary shares fails to continue, the per share trading price may be volatile due in part to the trading volume for our shares. In addition, the trading volume in our ordinary shares may fluctuate and cause significant price variations to occur. If the per share trading price of our ordinary shares declines significantly, you may be unable to resell your shares at or above the price paid. There is a risk that the per share trading price of our ordinary shares will fluctuate or decline significantly in the future.
Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our ordinary shares include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our cash flows from operations or earnings estimates;

•	publication of research reports about us or the insurance industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any debt we incur or equity we may issue in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	our underlying asset value;

•	the extent of investor interest in our securities;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	failure to meet earnings estimates;

•	changes in our claims-paying ratings;

•	general market and economic conditions; and

•	future sales of substantial amounts of our shares in the public market, or the perception that these sales could occur.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our ordinary shares.
We do not anticipate paying any cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, for working capital and other general corporate purposes. We do not intend to pay any dividends to holders of our ordinary shares. As a result, capital appreciation in the price of our ordinary shares, if any, will be your only source of gain on an investment in our ordinary shares. We did not declare or pay cash dividends on our capital stock during 2012 or to date in 2013. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. Holders of our preferred shares are entitled to dividends on a cumulative basis whether or not declared by our board of directors, at a rate of $0.045 per preferred share per year, which must be paid or declared and set apart before any dividend may be paid on our ordinary shares. In addition, the insurance laws and regulations governing our insurance company subsidiaries contain restrictions on the ability to pay dividends, or to make other distributions to us, which may limit our ability to pay dividends to our shareholders.

Purchasers in this offering can expect future dilution in the book value of their investment.
The exercise of outstanding warrants and options and the conversion of preferred shares will result in dilution of your investment at the time of such exercise or conversion. In addition, if we raise funds by issuing additional ordinary shares, such newly issued shares would dilute your ownership interest. Accordingly, investors in this offering can expect to own a smaller percentage of the company as we continue with our business and expand the scope of our operations.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act). As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for these shares and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of an extended transaction period for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
Important factors that could cause actual results to differ materially from those in the forward-looking statements include the matters described under “Risk Factors,” changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

•	expectations regarding our potential growth;

•	our inability to have our securities listed for trading on the NASDAQ Capital Market or another national securities exchange, or once initially listed, to maintain such listings;

•	our financial performance;

•	our competitive position;

•	the introduction and proliferation of competitive products;

•	an inability to achieve sustained profitability;

•	failure to implement our short- or long-term growth strategies;

•	operating and capital expenditures by us and the insurance and reinsurance industry;

•	the cost of retaining and recruiting our key personnel or the loss of such key personnel;

•	risks associated with the expansion of our business in size and geography;

•	risks associated with our new “excess taxi” program written by a single agent in New York;

•	operational risk;

•	risks associated with our integration of Gateway;

•	geopolitical events and regulatory changes;

•	changing interpretations of generally accepted accounting principles;

•	general economic conditions;

•	our ability to obtain additional financing, if necessary;

•	the adverse effect our the ordinary shares issued pursuant to this offering may have on the market price of our ordinary shares;

•	our business strategies;

•	compliance with applicable laws; and

•	our liquidity.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it, and is expressly qualified in its entirety by the foregoing cautionary statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the ordinary shares being offered by the selling shareholder. The selling shareholder will pay (either directly or by reimbursing us) all of the costs and expenses incurred in connection with the registration of the ordinary shares under the Securities Act and the offering made hereby.
DIVIDEND POLICY
We did not declare or pay cash dividends on our capital stock during 2011, 2012 or to date in 2013. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. In addition, the insurance laws and regulations governing our insurance company subsidiaries contain restrictions on the ability to pay dividends, or to make other distributions to us, which may limit our ability to pay dividends to our shareholders.
Holders of our preferred shares are entitled to dividends on a cumulative basis whether or not declared by our board of directors, at a rate of $0.045 per preferred share per year, which must be paid or declared and set apart before any dividend may be paid on our ordinary shares. As of the date of this prospectus, there were 2,000,000 preferred shares outstanding. In the six month period ended June 30, 2013, we paid $2.1 million in dividends on the preferred shares, of which there were 20,000,000 outstanding prior to our August 1, 2013 repurchase of 18,000,000 of these shares.

SELLING SHAREHOLDER
The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our ordinary shares by the selling shareholder, KAI, both before and immediately after the offering. We have entered into a registration rights agreement with KAI, as described under “Description of Securities - Registration Rights.”
We believe that the selling shareholder has sole voting and investment power with respect to all of the ordinary shares beneficially owned by it.
The percent of beneficial ownership for the selling shareholder is based on 1,262,471 restricted voting shares outstanding as of the date of this prospectus. Pursuant to Rules 13d-3 of the Securities Exchange Act 1934 (the “Exchange Act”), securities held by the selling shareholder that are currently exercisable or exercisable within 60 days of the date of this prospectus for ordinary shares are considered outstanding and beneficially owned by the selling shareholder for the purpose of computing its percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

Information about the selling shareholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Restricted Voting Shares Beneficially Owned Prior to the Offering			Restricted Voting Shares Beneficially Owned After the Offering
Name of Selling Shareholder	Number(1)	Percent(1)	Ordinary Shares Offered by this Prospectus(2)	Number	Percent
Kingsway America Inc. 150 Pierce Road, Suite 600 Itasca, Illinois 60143	1,262,471	100.0%	1,262,471	0	0%

(1)
Includes 525,981 restricted voting shares owned by Mendota Insurance Company, a wholly owned subsidiary of KAI, and 627,122 restricted voting shares owned by Universal Casualty Company, a wholly owned subsidiary of Mendota Insurance Company.

(2)	Restricted voting shares offered by the selling shareholder are automatically converted into ordinary shares pursuant to this offering.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
As of the date of this prospectus, there were 657 shareholders of record of our ordinary shares, of which 6,970,850 were issued and outstanding. Additionally, there were 1,262,471 restricted voting shares outstanding, all of which convert to ordinary shares upon the sale of such shares by KAI or its subsidiaries.
Atlas ordinary shares became listed on the NASDAQ stock exchange on February 11, 2013, under the same symbol. Our ordinary shares were listed on the TSXV under the symbol “AFH” until June 4, 2013.
Set forth below are the high and low sales prices of the ordinary shares during 2011, 2012 and the first three quarters of 2013, through September 27, 2013. Prices in 2013 are shown in US dollars and are per the NASDAQ, whereas prices prior to 2013 are per the TSXV and shown in Canadian dollars. All prices assume retroactive application of the one-for-three reverse stock split which was effective January 29, 2013.

Summary of Share Prices
	High	Low
2013 (per NASDAQ)
Third Quarter (Through September 27, 2013)	$10.41	$8.61
Second Quarter	$9.17	$6.04
First Quarter (Beginning February 11, 2013)	$6.40	$6.00
2012 (per TSXV)
Fourth Quarter	C$6.75	C$5.55
Third Quarter	C$5.97	C$3.60
Second Quarter	C$5.55	C$2.46
First Quarter	C$6.00	C$3.75
2011 (per TSXV)
Fourth Quarter	C$6.00	C$4.80
Third Quarter	C$6.00	C$4.44
Second Quarter	C$5.58	C$3.75
First Quarter	C$5.97	C$3.30
During 2012 or to date in 2013, we did not repurchase any of our equity securities. We also did not pay any dividends during 2012 or to date in 2013 and have no current plans to pay dividends to our ordinary shareholders. During the six month period ended June 30, 2013, Atlas declared and paid $2.1 million in dividends earned through the preferred shares to Kingsway, the cumulative amount to which they were entitled through the end of June 30, 2013. Hendricks earned $45,000 in dividends during 2013, which are unpaid as of June 30, 2013. The 18,000,000 preferred shares previously owned by Kingsway were repurchased by Atlas on August 1, 2013.
For more information regarding dividends, refer to “Dividend Policy” section of this prospectus.

CAPITALIZATION
The following table sets forth a summary of our capitalization on an historical basis as of June 30, 2013 and should be read in conjunction with our interim consolidated financial statements and notes included in this prospectus. The table also summarizes our capitalization on an as adjusted basis assuming: (1) the repurchase of 18,000,000 preferred shares from KAI, which occurred on August 1, 2013; (2) the completion of this offering at an assumed price of $9.82 per ordinary share.
We will not receive any of the proceeds from the sale of the ordinary shares being offered by the selling shareholder. The selling shareholder will pay (either directly or by reimbursing us) all of the costs and expenses incurred in connection with the registration of the ordinary shares under the Securities Act and the offering made hereby.

(in ‘000s, except share and per share data)	June 30, 2013
Shareholders’ Equity	Actual	Adjusted
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding at June 30, 2013, 2,000,000 shares issued and outstanding as adjusted. Liquidation value $1.00 per share	$20,000	$2,000
Ordinary shares, par value per share $0.003, 266,666,667 shares authorized, 6,904,420 shares issued and outstanding at June 30, 2013, and 8,166,891 shares issued and outstanding as adjusted	20	25
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 1,262,471 shares issued and outstanding at June 30, 2013 and zero shares issued and outstanding as adjusted	4	—
Additional paid-in capital	160,973	162,773
Retained deficit	(110,372)	(110,372)
Accumulated other comprehensive (loss)/income, net of tax	(1,043)	(1,043)
Total Shareholders’ Equity	$69,582	$53,383

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated statement of comprehensive income is based on the historical statements of comprehensive income of Atlas Financial Holdings, Inc. and Camelot Services, Inc., after giving effect to the acquisition of Camelot Services, which was consummated on January 2, 2013. These estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon final appraisals, identifiable intangible assets and any other adjustments. Subsequent revisions to the preliminary purchase price allocation could result in significant deviation from the accompanying pro forma information. Atlas’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial information.
The following unaudited pro forma consolidated financial statements and explanatory notes present how the consolidated statement of comprehensive income of Atlas may have appeared had the acquisition occurred on January 1, 2012 (with respect to the results of statements of comprehensive income). Certain amounts from Camelot Services’ historical statement of comprehensive income have been reclassified to conform to Atlas’ presentation.

This unaudited pro forma consolidated statement of consolidated income has been derived from and should be read together with the historical financial statements and related notes of Atlas included in its annual report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

The unaudited pro forma consolidated statement of comprehensive income has been prepared by management, and is presented for illustrative purposes only. It does not purport to represent what the results of operations of Atlas would have been had the acquisition actually occurred as of the dates indicated, nor is it indicative of future results of operations for any period.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in ‘000s, except per share data)	Year Ended December 31, 2012
	Historical			Pro Forma
	Atlas	Camelot	Adjustments	Notes	Combined
Net premiums earned	$38,709	$24,204	$(14,659)	4.b., 5	$48,254
Net investment income	2,453	1,188	(1,174)	4.a.,4.b., 5.	2,467
Net investment gains (losses)	1,435	745	522	4.b., 5.	2,702
Other income	194	(646)	737	3, 4.b., 5.	285
Total revenue	42,791	25,491	(14,574)		53,708
Net claims incurred	26,545	28,694	(16,987)	4.b., 5, 6.a.	38,252
Other underwriting expenses	13,080	9,425	(5,703)	4.b., 5	16,802
Total expenses	39,625	38,119	(22,690)		55,054
Income from operations before income tax (benefit)/expense	3,166	(12,628)	8,116		(1,346)
Income tax expense	—	2,922	(2,922)	7.a.	—
Net income attributable to parent	3,166	(15,550)	11,038		(1,346)
Less: Preferred share dividends	810	—	90	8	900
Net income/(loss) attributable to common shareholders	$2,356	$(15,550)	$10,948		$(2,246)

Consolidated Statements of Comprehensive Income
Net income attributable to parent	$3,166	$(15,550)	$11,038		$(1,346)

Other comprehensive income/(loss)
Changes in net unrealized gains	$1,899	$800	$—		$2,699
Reclassification to income of net gains	(632)	(745)	(920)		(2,297)
Effect of income tax	(427)	(20)	313		(134)
Other comprehensive income/(loss) for the period	840	35	(607)		268
Total comprehensive income/(loss)	$4,006	$(15,515)	$10,431		$(1,078)

Basic weighted average common shares outstanding	6,144,281				6,144,281
Earnings/(loss) per common share, basic	$0.38				$(0.37)
Diluted weighted average common shares outstanding	8,434,948				6,144,281
Earnings/(loss) per common share, diluted	$0.38				$(0.37)

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Comprehensive Income
Basis of Presentation
This unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 gives effect to the acquisition of Camelot Services as if it had occurred on January 1, 2012. The unaudited pro forma consolidated statement of comprehensive income has been prepared by Atlas’ management. Certain amounts from Camelot Services’ historical consolidated statement of consolidated income have been reclassified to conform to Atlas’ presentation.
General
The unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 was prepared using the following information:

•	Audited historical consolidated financial statements of Atlas for the year ended December 31, 2012;

•	Audited historical consolidated financial statements of Camelot Services for the year ended December 31, 2012; and

•	Such other supplementary information as considered necessary to reflect the proposed acquisition in the unaudited pro forma condensed consolidated financial information.

Purchase Price and Related Considerations
On October 25, 2012, Atlas announced it had entered into a stock purchase agreement for the acquisition of Camelot Services from Hendricks. Such agreement was entered into on October 24, 2012, by and among Atlas and Hendricks. The transaction closed on January 2, 2013.
The total purchase price for all of Camelot Services’ outstanding shares was $14.3 million, purchased with a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by Gateway immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. We have contractual protections to offset up to $2.0 million of future unfavorable reserve development. We have also agreed to provide the sellers up to $2.0 million in additional consideration in the event of favorable reserve development.

Gateway has historically underwritten other commercial insurance products that will not be underwritten by Atlas. Gateway previously wrote workers’ compensation insurance, which we did not acquire as part of the transaction. An indemnity reinsurance agreement was entered into pursuant to which 100% of Gateway’s workers’ compensation business was ceded to an affiliate of the seller as part of the transaction. Under the terms of the stock purchase agreement, certain other underwriting expenses associated with the workers’ compensation business were assumed by the seller. In May 2012, Gateway ceased underwriting commercial automobile liability insurance for long-haul truck operators.

Atlas began consolidating Camelot Services effective January 1, 2013. The purchase consideration is allocated to the assets acquired and liabilities assumed, including separately identified intangible assets, based on their fair values as of the close of the acquisition. Direct costs of the acquisition were accounted for separately from the business combination and expensed as incurred. The valuations must be finalized within one year of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill.

1.	The allocation of the actual purchase consideration is as follows:

(in '000s)
Purchase Consideration
Cash	$12,282
Preferred stock	2,000
Total	$14,282

Allocation of Purchase Price

Cash and investments	$45,421
Accounts receivable and other assets	8,694
Reinsurance recoverables	6,352
Intangible assets	740
Property and equipment	923
Value of business acquired	1,233
Total Assets	$63,363

Claims liabilities	$36,209
Unearned premiums	9,601
Due to reinsurers and other insurers	286
Accounts payable and other liabilities	2,985
Total Liabilities	$49,081

Net assets acquired	$14,282

2.
The total purchase consideration of $14.3 million consisted of cash, in the amount of $12.3 million, and Atlas preferred shares, in the estimated amount of $2.0 million. The details of this consideration are as follows:

a.
Cash of $6.3 million was derived from an extraordinary dividend from Atlas’ insurance subsidiaries and cash of $6.0 million was derived from an extraordinary dividend from Gateway. These extraordinary dividends have received regulatory approval and have been paid.

b.
$2.0 million of Atlas preferred shares, consisting of a total of 2 million preferred shares, were issued to Hendricks according to the terms of the stock purchase agreement. The preferred shares accrue dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. Upon liquidation, dissolution or winding-up of Atlas, holders of preferred shares receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount they would receive in liquidation if the preferred shares had been converted to ordinary shares immediately prior to liquidation. Preferred shares are convertible into ordinary shares at the option of the holder at any date that is after the five year anniversary date of issuance at the rate of 0.1270 ordinary shares for each preferred share. The conversion rate is subject to change if the number of ordinary shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at two years from the issuance date.

3.
Effective prior to the closing balance sheet, Hendricks forgave Camelot Services’ note related to a software purchase for its worker’s compensation business in the amount of $1.0 million. The related interest expense of $120,000 has been eliminated from the pro forma statement of comprehensive income for the year ended December 31, 2012.

4.
Effective immediately after the close of the transaction, Gateway entered into a reinsurance agreement with a third party reinsurer. The reinsurance agreement covers all in-force premium and loss reserves for Gateway's workers' compensation program. Along with the reserves, any go-forward premium written for the workers' compensation program will be ceded in its entirety to this third party reinsurer under the terms of this reinsurance agreement. While Gateway remains liable to its insureds, Atlas does not expect to have any net exposure to losses related to this workers' compensation business.

The effects of the reinsurance agreement on the statement of comprehensive income are as follows:

a.
There will be a reduction in net investment income of $540,000 for the year ended December 31, 2012 to reflect the pro forma decrease in cash and cash equivalents by $12.9 million as a result of dividends paid from both Atlas and

Camelot Services and the pro forma net reduction of Camelot Services’ invested assets by $11.9 million as a result of the workers’ compensation reinsurance agreement.

b.
Realization of gains of $920,000 for the year ended December 31, 2012 to reflect the net reduction of Camelot Services’ invested assets by $11.9 million in connection with the workers’ compensation reinsurance agreement.

The following table identifies adjustments to the statement of comprehensive income as a result of removing the impacts of the workers’ compensation lines of business as if the reinsurance transaction were in place as of January 1, 2012.

For the Year Ended
(in ‘000s)	December 31, 2012
Net premiums earned	$(9,648)
Investment income	(544)
Realized (gains) losses	(341)
Other expense	575
Net claims incurred	(8,902)
Other underwriting expenses	(3,990)
Total expenses	(12,892)
Income from operations before income tax (benefit)/expense	$2,934

5.
During 2012, Gateway exited its truck line of business and placed into run-off claims related to this line of business. The following table identifies the adjustments to the statement of comprehensive income as a result of removing the impacts of the truck line of business as if this line were already in run-off as of January 1, 2012.

For the Year Ended
(in ‘000s)	December 31, 2012
Net premiums earned	$(5,011)
Investment Income	(90)
Realized (gains) losses	(57)
Other expense	42
Net claims incurred	(8,086)
Other underwriting expenses	(1,713)
Total expenses	(9,799)
Income from operations before income tax (benefit)/expense	$4,683

6.
Camelot Services recorded loss and loss adjustment expense development of $8.9 million in its December 31, 2012 financial statement that related to periods prior to 2012. Of that amount, $5.5 million related to lines of business which were eliminated, included in the tables above in Note 5 and $3.4 million relates to the taxi line of business. The unfavorable prior year development related to taxi has been included in the pro forma combined net income.

7.	Adjustments to income tax expense are as follows:

a.
Camelot Services recorded tax expense of $2.9 million in its December 31, 2012 statement of comprehensive income. This adjustment was made to establish an allowance against its deferred tax assets. A reversal adjustment was made to the income tax line of the pro forma statement of comprehensive income for the year ended December 31, 2012 in the amount of $2.9 million to eliminate the impact of this adjustment.

8.	Accrued dividends were adjusted by $90,000 for the year ended December 31, 2012 to reflect the issuance of $2.0 million of Atlas preferred shares to Hendricks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (JUNE 30, 2013)

I. SECOND QUARTER 2013 CONSOLIDATED PERFORMANCE
Second Quarter 2013 Financial Performance Summary (comparisons to Second Quarter 2012 unless noted):

•	Gross premium written increased by 79.2%, which included an increase of 90.6% in our core commercial auto business

•	Premium related to core products was written in 39 states during the three month period ended June 30, 2013

•	The combined ratio improved by 16.5 percentage points to 95.0%

•	Underwriting results improved by $1.7 million

•	Operating Income was $1.3 million for the three month period ended June 30, 2013

•	Net income for the three month period ended June 30, 2013 was $1.7 million compared to income of $130,000 in the prior period

•	Diluted earnings per ordinary share was $0.16, net of accounting treatment for preferred shares

•	Book value per common share on June 30, 2013 was $6.07, compared to $6.55 at December 31, 2012 and $6.15 at June 30, 2012

•
On a pro forma basis, the August 1st, 2013 repurchase of the preferred shares owned by Kingsway would have resulted in diluted earnings per ordinary share for the three month period ended June 30, 2013 of $0.40 and book value per share of $6.29, had the transaction occurred this quarter.

The following financial data is derived from Atlas’ consolidated financial statements for the three and six month periods ended June 30, 2013 and June 30, 2012.
Selected financial information (in '000s, except per share values)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Gross premium written	$16,562	$9,242	$38,915	$20,996
Net premium earned	16,968	7,552	32,856	15,861
Losses on claims	10,957	5,408	21,218	11,312
Acquisition costs	2,227	1,395	4,497	2,768
Other underwriting expenses	2,956	1,617	5,678	3,267
Underwriting expenses related to the integration of Gateway	—	—	337	—
Net underwriting income/(loss)	828	(868)	1,126	(1,486)
Net investment income	547	657	1,159	1,265
Income (loss) from operating activities, before tax	1,375	(211)	2,285	(221)
Less: Legal/professional fees incurred related to Gateway acquisition	—	—	406	—
Realized gains and miscellaneous income	398	341	495	486
Net income before tax	1,773	130	2,374	265
Income tax expense	72	—	72	—
Net income	$1,701	$130	$2,302	$265

Key Financial Ratios:
Loss ratio	64.6%	71.6%	64.6%	71.3%
Acquisition cost ratio	13.1%	18.5%	13.7%	17.5%
Other underwriting expense ratio	17.3%	21.4%	18.2%	20.6%
Combined ratio	95.0%	111.5%	96.5%	109.4%
Return on equity (annualized)	9.7%	0.9%	7.1%	0.9%
Return on common equity (annualized)	11.8%	(0.8)%	8.0%	(0.7)%
Operating income/(loss) per common share	$0.12	$(0.03)	0.22	$(0.04)
Diluted earnings/(loss) per common share	$0.16	$(0.01)	$0.22	$(0.02)
Book value per common share, basic and diluted	$6.07	$6.15	$6.07	$6.15

Operating income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. These amounts are more heavily influenced by market opportunities and other external factors. Operating income should not be viewed as a substitute for U.S. GAAP net income.
Second Quarter 2013 compared to Second Quarter 2012:
Atlas’ combined ratio for the three month period ended June 30, 2013 was 95.0%, compared to 111.5% for the three month period ended June 30, 2012.
The acquisition of Gateway combined with the planned organic expansion of our core commercial automobile lines allowed us to achieve substantial premium growth. Gross premium written related to core commercial lines increased by 90.6% for the three month period ended June 30, 2013 as compared to the three month period ended June 30, 2012. The increased proportion of commercial auto policies, which historically have had more favorable overall underwriting results, is the primary driver for loss ratio improvement in 2013. The overall loss ratio for the three month period ended June 30, 2013 improved to 64.6% compared to 71.6% in the three month period ended June 30, 2012.
Atlas generated net investment income of $547,000 for the three month period ended June 30, 2013, as well as $395,000 of realized gains. This resulted in a 2.6% annualized yield for the three month period ended June 30, 2013.
Overall, Atlas generated net income of $1.7 million for the three month period ended June 30, 2013. After taking the dilutive impact of the convertible preferred shares, warrants and stock options, diluted earnings per common share in the three month period ended June 30, 2013 was $0.16. This compares to net income of $130,000 or a loss of $0.01 per common share diluted in the three month period ended June 30, 2012. On a pro forma basis, the August 1, 2013 repurchase of the preferred shares owned by Kingsway would have resulted in diluted earnings per ordinary share for the three month period ended June 30, 2013 of $0.40 and book value per share of $6.29, had the transaction occurred during the second quarter.

II. SECOND QUARTER 2013 OPERATING RESULTS
Three month period ended June 30, 2013 compared to three month period ended June 30, 2012:
Gross Premium Written
The following table summarizes gross premium written by line of business.
Gross premium written by line of business (in '000s)

	Three Month Periods Ended			Six Month Periods Ended
	June 30, 2013	June 30, 2012	% Change	June 30, 2013	June 30, 2012	% Change
Commercial automobile	$15,645	$8,209	90.6%	$36,284	$18,926	91.7%
Surety	950	1,165	(18.5)%	2,037	2,554	(20.2)%
Other	(33)	(132)	(75.0)%	594	(485)	(222.5)%
	$16,562	$9,242	79.2%	$38,915	$20,995	85.4%
Second Quarter 2013
For the three month period ended June 30, 2013, gross premium written was $16.6 million compared to $9.2 million in the three month period ended June 30, 2012 and $22.4 million in the three month period ended March 31, 2013, representing a 79.2% increase and 25.9% decrease, respectively. In the three month period ended June 30, 2013, gross premium written from commercial automobile was $15.6 million, representing a 90.6% increase relative to the three month period ended June 30, 2012 and 24.2% decrease relative to the three month period ended March 31, 2013.
Of the $7.3 million improvement in total gross premium written, approximately $2.6 million is attributable to the Gateway acquisition. The remaining improvement is attributable to Atlas' expansion of core lines of business in several key states, and a continuing positive response from both new and existing agents to Atlas' value proposition. The decline from the three month period ended March 31, 2013 can be attributed to seasonality of renewals in our key markets.
As a percentage of the insurance subsidiaries’ overall book of business, commercial auto gross premium written represented 94.5% of gross premium written in the three month period ended June 30, 2013 compared to 88.8% during the three month period ended June 30, 2012 and 92.3% in the three month period ended March 31, 2013.
Year to Date June 30, 2013
For the six month period ended June 30, 2013, gross premium written was $38.9 million compared to $21.0 million in the six month period ended June 30, 2012, representing a 85.4% increase. Gross premium written from from commercial automobile was $36.3 million, an increase of 91.7% compared to the six month period ended June 30, 2012. Of the $17.9 million increase in total gross premium written, approximately $7.3 million is attributable to Gateway.
Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by the National Association of Insurance Commissioners (NAIC). Each of the specialty business lines on which Atlas’ strategy is focused is a subset of this industry segment.
Geographic Concentration
Gross premium written by state (in '000s)

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
Michigan	$2,052	12.4%	$1,833	19.8%	$4,112	10.6%	$3,724	17.7%
New York	1,951	11.8%	817	8.8%	4,446	11.4%	2,333	11.1%
Minnesota	1,429	8.6%	1,139	12.3%	2,261	5.8%	1,595	7.6%
Illinois	1,156	7.0%	1,448	15.7%	7,978	20.5%	7,012	33.4%
Texas	1,147	6.9%	655	7.1%	1,966	5.1%	856	4.1%
Louisiana	987	6.0%	296	3.2%	1,608	4.1%	303	1.4%
Ohio	697	4.2%	237	2.6%	1,356	3.5%	337	1.6%
South Carolina	659	4.0%	186	2.0%	888	2.3%	252	1.2%
Georgia	654	3.9%	107	1.2%	1,889	4.9%	602	2.9%
California	562	3.4%	—	—%	1,585	4.1%	—	—%
Nevada	547	3.3%	478	5.2%	543	1.4%	478	2.3%
Other	4,721	28.5%	2,046	22.1%	10,284	26.3%	3,503	16.7%
Total	$16,562	100.0%	$9,242	100.0%	$38,916	100.0%	$20,995	100.0%

Second Quarter 2013
Michigan had the most gross premium written during the three month period ended June 30, 2013, with 12.4% of Atlas’ gross premium written. 46.7% came from the five states currently producing the most premium volume, as compared to 63.8% in the three month period ended June 30, 2012. This illustrates the geographically balanced growth of our gross premium written this year. Compared to the three month period ended June 30, 2012, we experienced growth in gross premium written in 33 states in the three month period ended June 30, 2013. Of those 33 states, we experienced quarter over quarter growth of greater than 100% in 24. This includes the impact from the Gateway acquisition as well as organic expansion.
Altogether, we had written premium in 39 states in the three month period ended June 30, 2013 compared to 30 in the three month period ended June 30, 2012 and 38 in the three month period ended March 31, 2013.
Year to Date June 30, 2013
Atlas saw similar geographic diversification in the six month period ended June 30, 2013 compared to the six month period ended June 30, 2012. 53.4% of our premium volume came from the top five states in 2013, compared to 73.9% in 2012.
We had written premium in 39 states in the six month period ended June 30, 2013 compared to 30 states in the six month period ended June 30, 2012.
Ceded Premium Written
Ceded premium written is equal to premium ceded under the terms of Atlas’ in force reinsurance treaties. Ceded premium written increased 11.2% to $1.6 million for the three month period ended June 30, 2013 compared with $1.4 million for the three month period ended June 30, 2012 and decreased 77.6% compared to $7.1 million for the three month period ended March 31, 2013. The large decrease in ceded premium written from the first quarter is attributable to Gateway's workers' compensation and trucking premium, which ceded $5.3 million of premium in accordance with a new reinsurance agreement established as a condition to close the Gateway acquisition. The majority of these policies began in 2012 and were recognized during the three month period ended March 31, 2013.
In the six month period ended June 30, 2013, ceded premium written increased 192.7% to $8.7 million compared to the six month period ended June 30, 2012 primarily due to the reason above.
Net Premium Written
Net premium written is equal to gross premium written less the ceded premium written under the terms of Atlas’ in force reinsurance treaties. Net premium written increased 91.6% to $15.0 million for the three month period ended June 30, 2013 compared with $7.8 million for the three month period ended June 30, 2012 and decreased 2.0% compared to the three month period ended March 31, 2013. As a percentage of the insurance subsidiaries’ overall book of business, virtually 100% of net premium written related to commercial auto.
In the six month period ended June 30, 2013, net premium written increased 67.7% to $30.2 million from $18.0 million in the six month period ended June 30, 2012. These changes are attributed to the combined effects of the issues cited in the ‘Gross Premium Written’ and ‘Ceded Premium Written’ sections above.
Net Premium Earned
Premiums are earned ratably over the term of the underlying policy. Net premium earned was $17.0 million in the three month period ended June 30, 2013, a 124.7% increase compared with $7.6 million in the three month period ended June 30, 2012 and a 6.8% increase relative to the three month period ended March 31, 2013.
Net premiums earned related to core commercial lines increased by 171.0% in the three month period ended June 30, 2013 versus the three month period ended June 30, 2012 and 9.2% against the three month period ended March 31, 2013. Even without the excess taxi program which began in the third quarter 2012, net premiums earned related to core commercial lines increased by 121.1% versus the three month period ended June 30, 2012 and 11.6% against the three month period ended March 31, 2013. As we wound down our personal lines business at the end of 2011, virtually 100% of all 2013 earned premiums now relates to our core lines, whereas only 82.4% were related to core lines in the three month period ended June 30, 2012.
In the six month period ended June 30, 2013, net premium earned increased 107.1% to $32.9 million from $15.9 million in the six month period ended June 30, 2012, driven by the recognition of $6.3 million in premium related to the excess taxi program in 2013 and growth resulting from Gateway as well as the planned organic expansion of the commercial automobile line of business.
Claims Incurred
The loss ratio relating to the net claims incurred in the three month period ended June 30, 2013 remained at 64.6% compared to the three month period ended March 31, 2013, but improved against 71.6% in the three month period ended June 30, 2012. In the six month period ended June 30, 2013, the loss ratio was 64.6%, compared to 71.3% for the six month period ended June 30, 2012.

The increased proportion of commercial auto claims throughout 2013, which historically have had more favorable overall underwriting results, is the primary driver for loss ratio improvement in 2013. We believe that our extensive experience and expertise specific to underwriting and claims management in commercial lines will allow continued loss ratio improvement in the remainder of 2013. The Company is committed to retaining this claim handling expertise as a core competency as the volume of business increases. The addition of Gateway had no significant impact to the consolidated loss ratio in the three month period ended June 30, 2013.
Acquisition Costs
Acquisition costs represent commissions and taxes incurred on net premium earned. Acquisition costs were $2.2 million in the three month period ended June 30, 2013 or 13.1% of net premium earned, as compared to 18.5% in the three month period ended June 30, 2012 and 14.3% in the three month period ended March 31, 2013. For the six month period ended June 30, 2013, acquisition costs were $4.5 million, or 13.7% of net premium earned, as compared to 17.5% for the six month period ended June 30, 2012. Approximately 1% of the favorability in the acquisition cost ratio results from the impact of the ceding commissions related to Gateway's worker's compensation and trucking lines of business, where this ceding commission is intended to offset operating expenses related to these run off programs.
The favorable trend in acquisition costs is primarily the result of the shift away from non-standard automobile lines of business which carry higher commission rates. During the three month period ended June 30, 2012, we still had substantial earned premium related to non-standard automobile lines of business.
Other Underwriting Expenses
The other underwriting expense ratio was 17.3% in the three month period ended June 30, 2013 compared to 21.4% in the three month period ended June 30, 2012 and 19.2% for the three month period ended March 31, 2013. For the six month period ended June 30, 2013, the ratio was 18.2% compared to 20.6% in the six month period ended June 30, 2012.
During the first quarter of 2013, we incurred restructuring costs related to the acquisition of Gateway of $337,000, which increased our underwriting expense ratio by 1.0% for the six month period ended June 30, 2013 and by 2.1% for the three month period ended March 31, 2013. The ratio in 2013 excludes $406,000 in transaction costs incurred in conjunction with the acquisition of Gateway.
In addition to the restructuring costs above, we also incurred employment costs of $141,000 in the three month period ended June 30, 2013 related to former Gateway employees who were severed from Atlas during 2013. For the six month period ended June 30, 2013, we incurred $345,000 of such costs. In the second quarter, this had an effect of 0.8% on the underwriting expense ratio. On a year-to-date basis, its impact was approximately 1.3%.
Net Investment Income
Investment Results (in '000s)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Average securities at cost	$144,803	$118,482	$132,387	$123,206
Interest income after expenses	547	657	1,159	1,264
Percent earned on average investments (annualized)	1.5%	2.2%	1.8%	2.1%
Net realized gains	$395	$291	$488	$319
Total investment income	942	948	1,647	1,583
Total realized yield (annualized)	2.6%	3.2%	2.5%	2.6%
Investment income (excluding net realized gains) decreased by 16.8% to $547,000 in the three month period ended June 30, 2013, compared to $657,000 in the three month period ended June 30, 2012. These amounts are primarily comprised of interest income. The annualized realized yield on invested assets (including net realized gains of $395,000) in the three month period ended June 30, 2013 declined slightly to 2.6% compared to the three month period ended June 30, 2012 but improved against the yield of 2.2% in the three month period ended March 31, 2013. The portfolio acquired from Gateway was similar in nature to ours.
On a year to date basis, investment income decreased by 8.3% to $1.2 million in the six month period ended June 30, 2013 compared to $1.3 million in the six month period ended June 30, 2012, resulting in a slightly smaller yield of 2.5% year-to-date, compared to 2.6% in the six month period ended June 30, 2012.

Net Realized Investment Gains (Losses)
Net realized investment gains in the three month period ended June 30, 2013 were $395,000 compared to $291,000 in the three month period ended June 30, 2012 and $93,000 in the three month period ended March 31, 2013. The difference is the result of management's decision to sell certain equity securities in the second quarter to take advantage of favorable market conditions.
For the six month period ended June 30, 2013, realized investment gains were $488,000 versus $319,000 for the six month period ended June 30, 2012.
In the three month period ended June 30, 2013, Atlas had $3.9 million of unrealized losses as a result of the impact of rising interest rates on the market value of some of the securities we own. The duration of Atlas' portfolio is well matched to our liquidity needs and the Company expects to hold these assets until maturity. Therefore, Atlas does not expect the near term change in market value of these securities to be realized.
Miscellaneous Income (Loss)
Atlas recorded miscellaneous income in the three month period ended June 30, 2013 of $3,000 compared to $50,000 for the three month period ended June 30, 2012.
For the six month period ended June 30, 2013, miscellaneous income was $8,000 compared to $167,000 in the six month period ended June 30, 2012. Miscellaneous income prior to June 30, 2012 was primarily comprised of rental income from our corporate headquarters in Elk Grove Village, Illinois, which has subsequently been sold.
Combined Ratio
Underwriting profitability, as opposed to overall profitability or net earnings, is measured by the combined ratio. The combined ratio is the sum of the loss and loss adjustment expense (LAE) ratios, the acquisition cost ratio and the underwriting expense ratio. Atlas’ combined ratio for the three month periods ended June 30, 2013 and 2012 as well as the six month periods ended June 30, 2013 and 2012 are summarized in the table below. 2013 combined ratio improvement is attributable to the factors described in the ‘Claims Incurred,’ ‘Acquisition Costs,’ 'Other Underwriting Expenses' and 'Net Premium Earned' sections above.
Combined Ratios (in '000s)

Three Month Periods Ended	June 30, 2013	March 31, 2013	June 30, 2012
Net premium earned	$16,968	$15,888	$7,552
Underwriting expenses [1]	16,140	15,590	8,420
Combined ratio	95.0%	98.1%	111.5%
Combined Ratios (in '000s)

Six Month Periods Ended	June 30, 2013	June 30, 2012
Net premium earned	$32,856	$15,861
Underwriting expenses [1]	31,730	17,347
Combined ratio	96.5%	109.4%
1 - Underwriting expenses are the combination of claims incurred, acquisition costs, and other underwriting expenses
Operating Income
Operating income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other non-recurring items. These amounts are more heavily influenced by market opportunities and other external factors. Operating income should not be viewed as a substitute for U.S. GAAP net income.
Atlas' operating income for the three month period ended June 30, 2013 was $1.4 million, compared to an operating loss of $211,000 in the three month period ended June 30, 2012. In both of these periods, substantially all the difference between net income and operating income was gain realized on the sale of investments.
For the six month period ended June 30, 2013, we generated operating income of $2.2 million compared to an operating loss of $221,000 in the six month period ended June 30, 2012. Operating income in the six month period ended June 30, 2013 was favorable to net income primarily due to the exclusion of certain expenses related to the acquisition of Gateway.
Income/Loss before Income Taxes
Atlas generated pre-tax income of $1.7 million in the three month period ended June 30, 2013, compared to pre-tax income of $130,000 in the three month period ended June 30, 2012 and $602,000 of income in the three month period ended March 31, 2013.
For the six month period ended June 30, 2013, Atlas generated pre-tax income of $2.4 million compared to income of $265,000 in the six month period ended June 30, 2012.

Income Tax Expense
Atlas recognized tax expense of $72,000 in the three month period ended June 30, 2013 and no tax expense in the three month period ended June 30, 2012. The following table reconciles the statutory U.S. Federal tax rate of 34.0% to the actual percentage of pre-tax income provided for the three month periods ended June 30, 2013 and 2012:
Tax Rate Reconciliation (in '000s)

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	Amount	%	Amount	%	Amount	%	Amount	%
Expected income tax benefit at statutory rate	602	34.0%	44	34.0%	$807	34.0%	90	34.0%
Valuation allowance	(586)	(33.1)%	(44)	(34.0)%	(931)	(39.1)%	(92)	(34.8)%
Nondeductible expenses	9	0.5%	1	0.8%	150	6.3%	5	1.9%
Other	47	2.7%	(1)	(0.8)%	46	1.9%	(3)	(1.1)%
Total	$72	4.1%	$—	—%	$72	3.1%	$—	—%
Net Income and Earnings/Loss per Common Share
Atlas earned $1.7 million during the three month period ended June 30, 2013 versus income of $130,000 during the three month period ended June 30, 2012 and income of $602,000 for the three month period ended March 31, 2013. After taking the impact of the liquidation preference of the preferred shares into consideration, diluted earnings per common share in the three month period ended June 30, 2013 was $0.16 versus a loss per common share of $0.01 in the three month period ended June 30, 2012 and diluted earnings per common share of $0.04 in the three month period ended March 31, 2013.
For the three month period ended June 30, 2013, there were 8,131,450 weighted average common shares outstanding used to compute basic earnings per share and 10,968,405 used for diluted earnings per share. For the three month period ended June 30, 2012, there were 6,144,385 weighted average common shares outstanding used to compute basic and diluted loss per share.
In the six month period ended June 30, 2013, Atlas had net income of $2.3 million, resulting in diluted earnings per common share of $0.22. In the six month period ended June 30, 2012, Atlas earned $265,000 for a diluted loss per common share of $0.02,after the impact of the preferred shares.
For the six month period ended June 30, 2013, there were 7,591,092 weighted average common shares outstanding used to compute basic earnings per share and 10,346,756 for diluted earnings per share. For the six month period ended June 30, 2012, there were 6,145,099 weighted average common shares outstanding used to compute both basic and diluted loss per share.
The following chart illustrates Atlas’ potential dilutive common shares:

	Ordinary shares	Restricted voting common shares	Warrants	Stock options outstanding	Convertible preferred shares	Total
Potential common shares at June 30, 2013	6,904,420	1,262,471	1,256,837	225,617	2,540,000	12,189,345
Dilutive common shares, three month period ended June 30, 2013	6,868,979	1,262,471	252,794	44,161	2,540,000	10,968,405

Net income attributable to Atlas (in '000s)						$1,701
Dilutive earnings per common share						$0.16
Book Value per Ordinary Share
Book value per ordinary share was as follows:

(in '000s, except for shares and per share data)	June 30, 2013	December 31, 2012
Shareholders' Equity	69,582	59,864
Preferred stock in equity	20,000	18,000
Accumulated dividends on preferred stock	45	1,620
Common equity	49,537	40,244
Shares outstanding	8,166,891	6,144,395
Book value per common share outstanding	$6.07	$6.55
Year-to-date in 2013, book value was reduced relative to December 31, 2012 as follows: a reduction of $0.37 related to dilution from our U.S. IPO, a reduction of $0.04 from legal and professional fees related to our acquisition of Gateway, an increase of $0.27 from net income attributable to common shareholders, and a decrease of $0.34 related to the change in unrealized gains and losses. The impact on book value per common share related to the preferred share redemption, which was completed on August 1, 2013, is $0.22 per common share outstanding (the redemption of these shares is expected to result in accretion to book value in this amount in the third quarter).

III. SECOND QUARTER 2013 FINANCIAL CONDITION
Investments
Overview and Strategy
Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas’ claims liabilities. A third-party investment management firm manages Atlas’ investment portfolio pursuant to the Company’s investment policies and guidelines as approved by its Board of Directors. Atlas monitors the third-party investment manager’s performance and its compliance with both its mandate and Atlas’ investment policies and guidelines.
Atlas’ investment guidelines stress the preservation of capital, market liquidity to support payment of liabilities and the diversification of risk. With respect to fixed income securities, Atlas generally purchases securities with the expectation of holding them to their maturities; however, the securities are available for sale if liquidity needs arise.
Portfolio Composition
Atlas held securities with a fair value of $119.8 million as of June 30, 2013, which was primarily comprised of fixed income securities. This amount includes securities acquired from Gateway. The securities held by the insurance subsidiaries must comply with applicable regulations that prescribe the type, quality and concentration of securities. These regulations in the various jurisdictions in which the insurance subsidiaries are domiciled permit investments in government, state, municipal and corporate bonds, preferred and common equities, and other high quality investments, within specified limits and subject to certain qualifications.
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments in fixed maturities and equity investments are as follows (all amounts in '000s):
Fair value of securities portfolio (in '000s)

June 30, 2013		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$47,109	$207	$878	$46,438
	- Corporate	40,070	2	326	39,746
	- Commercial mortgage backed	22,138	31	380	21,789
	- Other asset backed	10,220	4	39	10,185
Total Fixed Income		$119,537	$244	$1,623	$118,158
Equities		569	—	194	375
Totals		$120,106	$244	$1,817	$118,533

December 31, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$34,993	$879	$9	$35,863
	- Corporate	35,922	1,253	16	37,159
	- Commercial mortgage backed	20,387	433	7	20,813
	- Other asset backed	4,121	123	—	4,244
Total Fixed Income		$95,423	$2,688	$32	$98,079
Equities		1,563	8	—	1,571
Totals		$96,986	$2,696	$32	$99,650
Gross unrealized gains and losses on fixed income securities by type and sector as of June 30, 2013 are provided in the table below.

June 30, 2013		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	Government	$47,109	$207	$878	$46,438
	Corporate
	Banking/Financial Services	12,610	2	103	12,509
	Consumer Goods	4,447		28	4,419
	Capital Goods	10,899		104	10,795
	Energy	3,882		40	3,842
	Telecommunications/Utilities	5,001		29	4,972
	Health Care	3,231		22	3,209
	Total Corporate	40,070	2	326	39,746
	Commercial mortgage backed	22,138	31	380	21,789
	Other asset backed	10,220	4	39	10,185
Total Fixed Income		$119,537	$244	$1,623	$118,158
Equities		569	—	194	375
Totals		$120,106	$244	$1,817	$118,533
Liquidity and Cash Flow Risk
The following table summarizes the fair value by contractual maturities of the fixed income securities portfolio, excluding cash and cash equivalents, at the dates indicated.
Fair value of fixed income securities by contractual maturity date (in '000s)

As of:	June 30, 2013		December 31, 2012
	Amount	%	Amount	%
Due in less than one year	$4,190	3.5%	$9,513	9.7%
Due in one through five years	37,513	31.7%	23,124	23.6%
Due after five through ten years	28,269	23.9%	20,524	20.9%
Due after ten years	48,186	40.9%	44,918	45.8%
Total	$118,158	100.0%	$98,079	100.0%
As of the period ended June 30, 2013, 35.3% of the fixed income securities, including treasury bills, bankers’ acceptances, government bonds and corporate bonds had contractual maturities of five years or less. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. Atlas holds cash and high grade short-term assets which, along with fixed income security maturities, management believes are sufficient for the payment of claims on a timely basis. In the event that additional cash is required to meet obligations to policyholders, Atlas believes that high quality securities portfolio provides us with sufficient liquidity. With a weighted average duration of 3.8 years, changes in interest rates will have a modest market value impact on the Atlas portfolio relative to longer duration portfolios. Atlas can and typically does hold bonds to maturity by matching duration with the anticipated liquidity needs.
Market Risk
Market risk is the risk that Atlas will incur losses due to adverse changes in interest rates, currency exchange rates or equity prices. Having disposed of a majority of its asset backed securities, its primary market risk exposure in the fixed income securities portfolio is to changes in interest rates. Because Atlas’ securities portfolio is comprised of primarily fixed income securities that are usually held to maturity, periodic changes in interest rate levels generally impact its financial results to the extent that the securities in its available for sale portfolio are recorded at market value. During periods of rising interest rates, the market value of the existing fixed income securities will generally decrease and realized gains on fixed income securities will likely be reduced. The reverse is true during periods of declining interest rates.
Credit Risk
Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Atlas is exposed to credit risk principally through its investments and balances receivable from policyholders and reinsurers. It monitors concentration and credit quality risk through policies designed to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. government bonds) as well as through ongoing review of the credit ratings of issuers in the securities portfolio. Credit exposure to any one individual policyholder is not material. The Company's policies, however, are distributed by agents who may manage cash collection on its behalf pursuant to the terms of their agency agreement. Atlas has policies to evaluate the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurers’ insolvency.
The following table summarizes the composition of the fair value of the fixed income securities portfolio (excluding the bond which has been classified in Level 3 within the fair value hierarchy), excluding cash and cash equivalents, as of the dates indicated, by ratings assigned by Fitch, S&P or Moody’s Investors Service. The fixed income securities portfolio consists of predominantly very high quality securities in corporate and government bonds with 90.6% rated ‘A’ or better as of the period ended June 30, 2013 compared to 88.1% as of the year ended December 31, 2012.
Credit ratings of fixed income securities portfolio (in '000s)

As of:	June 30, 2013		December 31, 2012
	Amount	% of Total	Amount	% of Total
AAA/Aaa	$71,247	60.6%	$58,765	60.1%
AA/Aa	12,128	10.2%	7,569	7.7%
A/A	23,260	19.8%	19,894	20.3%
BBB/Baa	11,097	9.4%	11,617	11.9%
Total Securities	$117,732	100.0%	$97,845	100.0%
Other-than-temporary impairment
Atlas recognizes losses on securities for which a decline in market value was deemed to be other-than-temporary. Management performs a quarterly analysis of the securities holdings to determine if declines in market value are other-than-temporary. Atlas did not recognize charges for securities impairments that were considered other-than-temporary for the six month period ended June 30, 2013 or the six month period ended June 30, 2012.
The length of time securities may be held in an unrealized loss position may vary based on the opinion of the appointed investment manager and their respective analyses related to valuation and to the various credit risks that may prevent us from recapturing the principal investment. In cases of securities with a maturity date where the appointed investment manager determines that there is little or no risk of default prior to the maturity of a holding, Atlas would elect to hold the security in an unrealized loss position until the price recovers or the security matures. In situations where facts emerge that might increase the risk associated with recapture of principal, Atlas may elect to sell securities at a loss.
At June 30, 2013, a portion of Atlas' portfolio was in an unrealized loss position. This was primarily driven by a rise in the 5-year US Treasury interest rate during the second quarter. All securities in an unrealized loss position as of June 30, 2013 and December 31, 2012 have been in said position for less than 12 months. The total fair value of the securities currently in an unrealized loss position is $89.2 million. Atlas has the ability and intent to hold these securities until their fair value is recovered. Therefore, Atlas does not expect the near term change in market value of these securities to be realized.
Estimated impact of changes in interest rates and securities prices
For Atlas’ available-for-sale fixed income securities held as of the period ended June 30, 2013, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $104,000. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would have decreased net investment income and income before taxes by $104,000.
A 100 basis point increase would have also decreased other comprehensive income by approximately $4.3 million due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact. Conversely, a 100 basis point decrease would have increased other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.

Due from Reinsurers and Other Insurers
Atlas purchases reinsurance from third parties in order to reduce its liability on individual risks and its exposure to large losses. Reinsurance is coverage purchased by one insurance company from another for part of the risk originally underwritten by the purchasing (ceding) insurance company. The practice of ceding insurance to reinsurers allows an insurance company to reduce its exposure to loss by size, geographic area, and type of risk or on a particular policy. An effect of ceding insurance is to permit an insurance company to write additional insurance for risks in greater number or in larger amounts than it would otherwise insure independently, based on its statutory capital, risk tolerance and other factors.
Atlas generally purchases reinsurance to limit net exposure to a maximum amount on any one loss of $500,000 with respect to commercial automobile liability claims. Atlas also purchases reinsurance to protect against awards in excess of its policy limits. Atlas continually evaluates and adjusts its reinsurance needs based on business volume, mix, and supply levels.
Reinsurance ceded does not relieve Atlas of its ultimate liability to its insured in the event that any reinsurer is unable to meet their obligations under its reinsurance contracts. Therefore, Atlas enters into reinsurance contracts with only those reinsurers deemed to have sufficient financial resources to provide the requested coverage. Reinsurance treaties are generally subject to cancellation by the reinsurers or Atlas on the anniversary date and are subject to renegotiation annually. Atlas regularly evaluates the financial condition of its reinsurers and monitors the concentrations of credit risk to minimize its exposure to significant losses as a result of the insolvency of a reinsurer. Atlas believes that the amounts it has recorded as reinsurance recoverables are appropriately established. Estimating amounts of reinsurance recoverables, however, is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. Atlas had $23.8 million recoverable from third party reinsurers (exclusive of amounts prepaid) and other insurers as of the period ended June 30, 2013 as compared to $6.0 million as of the year ended December 31, 2012. The increase in the recoverable amount relates to the Gateway acquisition.
Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of provisions for unpaid claims. As underlying reserves potentially develop, the amounts ultimately recoverable may vary from amounts currently recorded. Atlas’ reinsurance recoverables are generally unsecured, with the exception of the new reinsurance agreement established as a condition to close the Gateway acquisition, which is secured by a letter of credit valued at 150% of the claims reserves. Atlas regularly evaluates its reinsurers, and the respective amounts recoverable, and an allowance for uncollectible reinsurance is provided for, if needed.
Atlas’ largest reinsurance partners are Great American Insurance Company (“Great American”), a subsidiary of American Financial Group, Inc. and Gen Re, a subsidiary of Berkshire Hathaway, Inc. Great American has a financial strength rating of A+ from Standard & Poor’s, while Gen Re has a financial strength rating of Aa1 from Moody’s, and A++ from A.M Best.
Deferred Tax Asset
Components of Deferred Tax (in '000s)

As of	June 30, 2013	December 31, 2012
Deferred tax assets:
Unpaid claims and unearned premiums	$4,251	$3,144
Loss carry-forwards	16,103	16,128
Bad debts	251	164
Other	942	907
Valuation Allowance	(11,318)	(11,242)
Total gross deferred tax assets	$10,229	$9,101

Deferred tax liabilities:
Investment securities	$585	$910
Deferred policy acquisition costs	1,585	1,280
Other	14	306
Total gross deferred tax liabilities	2,184	2,496
Net deferred tax assets	$8,045	$6,605
Atlas established a valuation allowance of approximately $11.3 million and $11.2 million for its gross future deferred tax assets as of the period ended June 30, 2013 and as of the year ended December 31, 2012, respectively.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. Atlas' assessment also considered the recent spin-off from prior ownership, the nature and extent of cumulative financial losses and trends in recent quarterly earnings.
Atlas has the following total net operating loss carry-forwards as of the period ended June 30, 2013:
Net operating loss carry-forward by expiry (in '000s)

Year of Occurrence	Year of Expiration	Amount
2001	2021	$12,563
2002	2022	4,317
2004	2024	125
2005	2025	183
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	2,442
2011	2031	10,558
2012	2032	322
Total		$47,364
Claims Liabilities
The table below shows the amounts of total case reserves and incurred but not reported (“IBNR”) claims provision as of the period ended June 30, 2013 and as of the year ended December 31, 2012. The provision for unpaid claims increased by 50.2% to $105.2 million as of the period ended June 30, 2013 compared to $70.1 million as of the year ended December 31, 2012. During the six month period ended June 30, 2013, case reserves increased by 44.4% compared to December 31, 2012, and IBNR reserves increased by 70.1%.
The majority of the increase in unpaid claims can be attributed to claims acquired from Gateway at the beginning of 2013. Gateway's unpaid claims balance at the time of acquisition was $36.2 million. In the six month period ended June 30, 2013, Gateway incurred $7.3 million in claims.
Provision for unpaid claims by type - gross (in '000s)

As of	June 30, 2013	December 31, 2012	YTD% Change
Case reserves	$78,439	$54,321	44.4%
IBNR	26,782	15,746	70.1%
Total	$105,221	$70,067	50.2%
Provision for unpaid claims by line of business – gross (in '000s)

As of	June 30, 2013	December 31, 2012	YTD% Change
Non-standard auto	$23,297	$10,539	121.1%
Commercial auto	68,560	54,126	26.7%
Other	13,364	5,402	147.4%
Total	$105,221	$70,067	50.2%
Provision for unpaid claims by line of business - net of reinsurance recoverables (in '000s)

As of	June 30, 2013	December 31, 2012	YTD% Change
Non-standard Auto	$14,268	$8,227	73.4%
Commercial Auto	65,593	52,538	24.8%
Other	10,880	3,622	200.4%
Total	$90,741	$64,387	40.9%
Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the three and six month periods ended June 30, 2013 and June 30, 2012 were as follows:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Unpaid claims, beginning of period	105,891	$83,902	$70,067	$91,643
Less: reinsurance recoverable	14,170	8,081	5,680	7,825
Net beginning unpaid claims reserves	91,721	75,821	64,387	83,818
Fair value of net loss reserves acquired from Gateway			29,857	—

Incurred related to:
Current year	10,957	5,367	21,199	11,165
Prior years	—	41	19	147
	10,957	5,408	21,218	11,312
Paid related to:
Current year	2,877	2,264	4,532	3,921
Prior years	9,060	9,768	20,189	22,012
	11,937	12,032	24,721	25,933

Net unpaid claims, end of period	90,741	69,197	90,741	69,197
Add: reinsurance recoverable	14,480	8,153	14,480	8,153
Unpaid claims, end of period	$105,221	$77,350	$105,221	$77,350
The process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

The reduction of the provision for unpaid claims is consistent with the change in written premium in prior years. However, because the establishment of reserves is an inherently uncertain process involving estimates, current provisions may not be sufficient. Adjustments to reserves, both positive and negative, are reflected quarterly in the statement of income as estimates are updated.
The financial statements are presented on a calendar year basis for all data. Claims payments and changes in reserves, however, may be made on accidents that occurred in prior years, not on business that is currently insured. Calendar year losses consist of payments and reserve changes that have been recorded in the financial statements during the applicable reporting period, without regard to the period in which the accident occurred. Calendar year results do not change after the end of the applicable reporting period, even as new claim information develops. Accident year losses consist of payments and reserve changes that are assigned to the period in which the accident occurred. Accident year results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period.
Due to Reinsurers
The decrease in due to reinsurers is consistent with the payout patterns of the underlying claims liabilities.
Restructuring
We incurred $337,000 in one-time employee termination costs during the three month period ended June 30, 2013, plans for which were formulated in the same period. This expense is included in "Other Underwriting Expenses" on the Statement of Comprehensive Income. The objective of the restructuring is to eliminate managerial and staff positions deemed duplicative subsequent to the acquisition. $337,000 represents the entirety of the expected expense related to this plan. We expect the impact of the restructuring on future results of operations, liquidity and sources and uses of capital resources to be favorable.
Off-balance sheet arrangements
As of June 30, 2013, Atlas has the following cash obligations related to its operating leases.
Operating Lease Commitments (in '000s)

Year	2013	2014	2015	2016	2017 & Beyond	Total
Amount	$560	$1,019	$1,029	$770	$281	$3,659
Shareholders’ Equity
The table below identifies changes in shareholders’ equity for the six month periods ended June 30, 2013 and June 30, 2012:

Changes in Shareholders' Equity (in '000s)

	Preferred Shares	Ordinary shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance December 31, 2012	$18,000	$4	$14	$152,768	$(112,675)	$1,753	$59,864
Net income					2,303		2,303
U.S. Initial Public Offering		16	(10)	9,750			9,756
Issuance of Preferred Shares	2,000						2,000
Warrants exercised				409			409
Other comprehensive loss						(2,796)	(2,796)
Share-based compensation				122			122
Preferred dividends declared and paid				(2,076)			(2,076)
Balance June 30, 2013	$20,000	$20	$4	$160,973	$(110,372)	$(1,043)	$69,582

Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					265		265
Other comprehensive income						451	451
Share-based compensation				57			57
Stock options exercised				4			4
Balance June 30, 2012	$18,000	$4	$14	$152,713	$(115,576)	$1,876	$57,031
As of August 12, 2013, there were 6,970,850 ordinary shares outstanding and 1,262,471 restricted voting shares outstanding, and 2,000,000 preferred shares issued and outstanding.
The holders of restricted voting shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by KAI, or its affiliated entities. The restricted voting common shares will convert to ordinary shares in the event that these KAI owned shares are sold to non-affiliates of KAI.
Preferred shares are not entitled to vote. Of the total 20,000,000 preferred shares outstanding as of the three month period ended June 30, 2013, 18,000,000 were beneficially owned or controlled by Kingsway and 2,000,000 are beneficially owned or controlled by Hendricks. Preferred shareholders are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. In liquidation, dissolution or winding-up of Atlas, preferred shareholders receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount it would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary shares immediately prior to liquidation. Preferred shares are convertible into ordinary shares at the option of the holder at any date after the fifth year of issuance at the rate of 0.1270 ordinary shares for each preferred share. The conversion rate is subject to change if the number of ordinary shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at the earlier of two years from December 31, 2010 (the issuance date of the preferred shares), or the date the preferred shares are transferred to a party other than Kingsway or its subsidiaries or entities in which Kingsway holds a 10% or greater interest.
Through June 30, 2013, Atlas has paid $2.1 million in dividends to Kingsway, the cumulative amount to which they were entitled. Hendricks accrued $45,000 in dividends during the six month period ended June 30, 2013, all of which are unpaid. The 18,000,000 preferred shares owned by Kingsway were repurchased by the Company on August 1, 2013 pursuant to the Share Repurchase Agreement.

Liquidity and Capital Resources
The purpose of liquidity management is to ensure there is sufficient cash to meet all financial commitments and obligations as they become due. The liquidity requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for payment of claims and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
The total purchase price for all of Camelot Services’ outstanding shares was $14.3 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by the sellers immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. This transaction had no material effect on our near-term liquidity.
As a holding company, Atlas may derive cash from its subsidiaries generally in the form of dividends and in the future may charge management fees to the extent allowed by statute or other regulatory approval requirements to meet its obligations. The insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in their securities portfolio. Refer also to the discussion “Investments Overview and Strategy." The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, payment of dividends. In the event that dividends and management fees available to the holding company are inadequate to service its obligations, the holding company would need to raise capital, sell assets or incur debt obligations. As at June 30, 2013, Atlas did not have any outstanding debt, and therefore, no near term debt service obligations. Atlas currently has no material commitments for capital expenditures, other than the disclosed repurchase of the preferred shares pursuant to the Share Repurchase Agreement, which occurred on August 1, 2013.
The following table summarizes consolidated cash flow activities:
Summary of Cash Flows (in ‘000s)

Six Month Periods Ended	June 30, 2013	June 30, 2012
Cash Used by Operating Activities	$(12,439)	$(17,875)
Cash Provided by Financing Activities	8,089	4
Cash Provided/(Used) by Investing Activities	9,696	12,214
Net increase/(decrease) in cash	$5,346	$(5,657)
Cash used in operations during the six month period ended June 30, 2013 was favorable relative to the six month period ended June 30, 2012 primarily due to an increase in net income and a large increase in receivables at June 30, 2012. Cash provided by investing activities during the six month period ended June 30, 2013 was lower relative to the six month period ended June 30, 2012 primarily as a result of the sale of the Elk Grove headquarters building, which had a greater impact than the cash acquired from Gateway. Cash provided by financing activities in 2013 relates to our initial public offering in the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DECEMBER 31, 2012)
(All amounts in thousands of US dollars, except for amounts preceded by “C” as Canadian dollars, share and per share amounts)
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this document. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that may include, but are not limited to, statements with respect to estimates of future expenses, revenue and profitability; trends affecting financial condition, cash flows and results of operations; the availability and terms of additional capital; dependence on key suppliers and other strategic partners; industry trends and the competitive and regulatory environment; the successful integration of Gateway; the impact of losing one or more senior executives or failing to attract additional key personnel; and other factors referenced in this document. Our actual results could differ materially from those discussed in the forward-looking statements. Forward-looking statements contained herein are made as of the date of this filing and we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or results, or otherwise. Factors that could cause or contribute to these differences include those discussed below and elsewhere, particularly in “Risk Factors.” “We,” “our,” “Atlas,” or the “Company” refers to Atlas Financial Holdings, Inc and its consolidated subsidiaries.
In this discussion and analysis, the term “common share” refers to the summation of restricted voting shares and ordinary shares when used to describe loss or book value per common share.
Forward-looking statements
This report contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements with respect to estimates of future expenses, revenue and profitability; trends affecting financial condition and results of operations; the availability and terms of additional capital; dependence on key suppliers, and other strategic partners; industry trends and the competitive and regulatory environment; the impact of losing one or more senior executives or failing to attract additional key personnel; and other factors referenced in this report.
Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Atlas to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political, regulatory and social uncertainties.
Although Atlas has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this report and Atlas disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements due to the inherent uncertainty in them.
I. OVERVIEW
We are a financial services holding company incorporated under the laws of the Cayman Islands. Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through our insurance subsidiaries, American Country Insurance Company, or American Country, American Service Insurance Company, Inc., or American Service, and Gateway Insurance Company (as of January 2, 2013), or Gateway, which we collectively refer to as our “insurance subsidiaries”. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business auto. Our goal is to always be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders. We are licensed to write property and casualty, or P&C, insurance in 46 states plus the District of Columbia in the United States. The insurance subsidiaries distribute their products through a network of independent retail agents, and actively wrote insurance in 31 states during 2012. Our acquisition of Gateway expanded the number of states in which we are actively writing our core commercial auto lines to 39 states and the District of Columbia.
Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. Over the past two years, we have disposed of non-core assets and placed into run-off certain non-core lines of business previously written by the insurance subsidiaries. Our focus going forward is the underwriting of commercial automobile insurance in the U.S. Substantially all of our new premiums written are in “light” commercial automobile lines of business.

Commercial Automobile
Our primary target market is made up of small to mid-size taxi, limousine and non-emergency para-transit operators. The “light” commercial automobile policies we underwrite provide coverage for lightweight commercial vehicles typically with the minimum limits prescribed by statute, municipal or other regulatory requirements. The majority of our policyholders are individual owners or small fleet operators. In certain jurisdictions like Illinois and New York, we have also been successful working with larger operators who retain a meaningful amount of their own risk of loss through self-insurance or self-funded captive insurance entity arrangements.  In these cases, we provide support in the areas of day to day policy administration and claims handling consistent with the value proposition we offer to all of our insureds, generally on a fee for service basis.  We may also provide excess coverage above the levels of risk retained by the insureds where a better than average loss ratio is expected.  Through these arrangements, we are able to effectively utilize the significant specialized operating infrastructure we maintain to generate revenue from business segments that may otherwise be more price sensitive in the current market environment.
The “light” commercial automobile sector is a subset of the historically profitable commercial automobile insurance industry segment. Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by A.M. Best. A recent survey by A.M. Best estimates the total U.S. market for commercial automobile liability insurance to be approximately $24 billion. The size of the commercial automobile insurance market can be affected significantly by many factors, such as the underwriting capacity and underwriting criteria of automobile insurance carriers and general economic conditions. Historically, the commercial automobile insurance market has been characterized by periods of price competition and excess capacity followed by periods of higher premium rates and shortages of underwriting capacity.
We believe that there is a positive correlation between the economy and commercial automobile insurance in general. Operators of “light” commercial automobiles may be less likely than other business segments within the commercial automobile insurance market to take vehicles out of service as their businesses and business reputations rely heavily on availability. With respect to certain business lines such as the taxi line, there are also other factors such as the cost and limited supply of medallions which may discourage a policyholder from taking vehicles out of service in the face of reduced demand for the use of the vehicle.
Non-Standard Automobile
Non-standard automobile insurance is principally provided to individuals who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage.
Consistent with Atlas’ focus on commercial automobile insurance, Atlas has transitioned away from the non-standard auto line in 2012. Atlas ceased new and renewal policies of this type in 2011, allowing surplus and resources to be devoted to the expected growth of the commercial automobile business. The negative written premium within the non-standard auto line reflects policies canceled mid-term.
Other
This line of business is primarily comprised of Atlas’ surety business. Our surety program primarily consists of U.S. Customs bonds. We engage a former affiliate, Avalon Risk Management, to help coordinate marketing, customer service and claim handling for the surety bonds written. This non-core program is 100% reinsured to an unrelated third party and is being transitioned to another carrier.
Revenues
We derive our revenues primarily from premiums from our insurance policies and income from our investment portfolio. Our underwriting approach is to price our products to generate consistent underwriting profit for the insurance companies we own. As with all P&C insurance companies, the impact of price changes is reflected in our financial results over time. Price changes on our in-force policies occur as they are renewed, which generally takes twelve months for our entire book of business and up to an additional twelve months to earn a full year of premium at the renewal rate.
We approach investment and capital management with the intention of supporting insurance operations by providing a stable source of income to supplement underwriting income. The goals of our investment policy are to protect capital while optimizing investment income and capital appreciation and maintaining appropriate liquidity. We follow a formal investment policy and the Board reviews the portfolio performance at least quarterly for compliance with the established guidelines.

Expenses
Net claims incurred expenses are a function of the amount and type of insurance contracts we write and of the loss experience of the underlying risks. We record net claims incurred based on an actuarial analysis of the estimated losses we expect to be reported on contracts written. We seek to establish case reserves at the maximum probable exposure based on our historical claims experience. Our ability to estimate net claims incurred accurately at the time of pricing our contracts is a critical factor in determining our profitability. The amount reported under net claims incurred in any period includes payments in the period net of the change in the value of the reserves for net claims incurred between the beginning and the end of the period.
Commissions and other underwriting expenses consist principally of brokerage and agent commissions and to a lesser extent premium taxes. The brokerage and agent commissions are reduced by ceding commissions received from assuming reinsurers that represent a percentage of the premiums on insurance policies and reinsurance contracts written and vary depending upon the amount and types of contracts written.

Other operating and general expenses consist primarily of personnel expenses (including salaries, benefits and certain costs associated with awards under our equity compensation plans, such as stock compensation expense) and other general operating expenses. Our personnel expenses are primarily fixed in nature and do not vary with the amount of premiums written.

In this discussion and analysis, the term “common share” refers to the summation of restricted voting shares and ordinary shares when used to describe loss or book value per common share.

II. 2012 CONSOLIDATED PERFORMANCE
2012 Financial Performance Summary (comparisons to 2011 unless otherwise noted):

•
Gross premium written increased by 31.0%, which included an increase of 169.0% in our core commercial auto business, with a significant portion from our excess taxi program without which growth would have been 102.8%

•	We actively distributed our core products in 31 states during the year ended December 31, 2012

•	The combined ratio improved by 29 percentage points to 102.4%

•	Underwriting results improved by $10.3 million

•	Net income for the year ended December 31, 2012 was $3.2 million, compared to a loss of $2.5 million in the prior year

•	Basic and diluted earnings per ordinary common share was $0.38, net of accounting treatment for preferred shares

•	Book value per diluted common share on December 31, 2012 was $6.55, compared to $6.09 at December 31, 2011
The following financial data is derived from Atlas’ consolidated financial statements for the for the years ended December 31, 2012, December 31, 2011.
Selected financial information (in '000s)

	Year Ended
	December 31, 2012	December 31, 2011
Gross premium written	$55,050	$42,031
Net premium earned	38,709	35,747
Losses on claims	26,545	28,994
Acquisition costs	6,471	7,294
Other underwriting expenses	6,609	10,697
Net underwriting loss	(916)	(11,238)
Net investment and other income	4,082	7,605
Net income/(loss) before tax	3,166	(3,633)
Income tax expense	—	(1,163)
Net income/(loss)	$3,166	$(2,470)

Key Financial Ratios:
Loss ratio	68.6%	81.1%
Acquisition cost ratio	16.7%	20.4%
Other underwriting expense ratio	17.1%	29.9%
Combined ratio	102.4%	131.4%
Return on equity	5.5%	(4.2)%
Return on common equity	6.1%	(8.2)%
Earnings/(loss) per common share, basic and diluted	$0.38	$(0.54)
Book value per common share, basic and diluted	$6.55	$6.09
Operating income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. These amounts are more heavily influenced by market opportunities and other external factors. Operating income should not be viewed as a substitute for U.S. GAAP net income.
2012 compared to 2011:
Atlas’ combined ratio for the year ended December 31, 2012 was 102.4%, compared to 131.4% for the year ended December 31, 2011.
As planned, core commercial automobile lines continue to be the most significant component of Atlas’ gross premium written as a result of the strategic focus on these core lines of business coupled with positive response from new and existing agents. Gross premium written related to these core commercial lines increased by 169.0% for the year ended December 31, 2012 as compared to year ended December 31, 2011. As a result, the overall loss ratio for the year ended December 31, 2012 improved to 68.6% compared to 81.1% in the year ended December 31, 2011.
Net investment and other income generated $4.1 million of income for the year ended December 31, 2012, of which $1.4 million are realized gains. This resulted in a 3.2% annualized yield for the year ended December 31, 2012.
Overall, Atlas generated net income of $3.2 million for the year ended December 31, 2012. After taking the impact of the liquidation preference of the preferred shares into consideration, basic and diluted earnings per common share in the year ended December 31, 2012 was $0.38. This compares to net losses of $2.5 million or $0.54 per common share diluted in the year ended December 31, 2011.

III. APPLICATION OF CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

◦	Fair value and impairment of financial assets;

◦	Deferred policy acquisition costs recoverability;

◦	Reserve for property-liability insurance claims and claims expense estimation; and

◦	Deferred tax asset valuation.
In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our businesses and operations. It is reasonably likely that changes in these items could occur from period to period and result in a material impact on our consolidated financial statements.
A brief summary of each of these critical accounting estimates follows. For a more detailed discussion of the effect of these estimates on our consolidated financial statements, and the judgments and assumptions related to these estimates, see the referenced sections of this document. For a complete summary of our significant accounting policies, see the notes to the consolidated financial statements.
Fair values of financial instruments - Atlas has used the following methods and assumptions in estimating its fair value disclosures:
Fair values for bonds and equity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee.
Atlas' fixed income portfolio is managed by a SEC registered investment advisor specializing in the management of insurance company portfolios. Management works directly with them to ensure that Atlas benefits from their expertise and also evaluates investments as well as specific positions independently using internal resources. Atlas' investment advisor has a team of credit analysts for all investment grade fixed income sectors. The investment process begins with an independent analyst review of each security's credit worthiness using both quantitative tools and qualitative review. At the issuer level, this includes reviews of past financial data, trends in financial stability, projections for the future, reliability of the management team in place, market data (credit spread, equity prices, trends in this data for the issuer and the issuer's industry). Reviews also consider industry trends and the macro-economic environment. This analysis is continuous, integrating new information as it becomes available. In short, Atlas does not rely on rating agency ratings to make investment decisions, but instead with the support of its independent investment advisors, performs independent fundamental credit analysis to find the best securities possible. Together with its investment advisor, Atlas found that over time this process creates an ability to sell securities prior to rating agency downgrades or to buy securities before upgrades. As of December 31, 2012, this process did not generate any significant difference in the rating assessment between Atlas' review and the rating agencies.
Atlas employs specific control processes to determine the reasonableness of the fair value of its financial assets. These processes are designed to supplement those performed by AAM to ensure that the values received from them are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable and consistent with the objective of determining fair value. For example, on a continuing basis, Atlas assesses the reasonableness of individual security values which have stale prices or whose changes exceed certain thresholds as compared to previous values received from AAM or to expected prices. The portfolio is reviewed routinely for transaction volumes, new issuances, any changes in spreads, as well as the overall movement of interest rates along the yield curve to determine if sufficient activity and liquidity exists to provide a credible source for market valuations. When fair value determinations are expected to be more variable, they are validated through reviews by members of management or the Board of Directors who have relevant expertise and who are independent of those charged with executing investment transactions.
Impairment of financial assets - Atlas assesses, on a quarterly basis, whether there is objective evidence that a financial asset or group of financial assets is impaired. An investment is considered impaired when the fair value of the investment is less than its cost or amortized cost. When an investment is impaired, the Company must make a determination as to whether the impairment is other-than-temporary.
Under U.S. GAAP, with respect to an investment in an impaired debt security, other-than temporary impairment (OTTI) occurs if (a) there is intent to sell the debt security, (b) it is more likely than not it will be required to sell the debt security before its anticipated recovery, or (c) it is probable that all amounts due will be unable to be collected such that the entire cost basis of the security will not be recovered. If Atlas intends to sell the debt security, or will more likely than not be required to sell the debt security before the anticipated recovery, a loss in the entire amount of the impairment is reflected in net realized gains (losses) on investments in the consolidated statements of comprehensive income. If Atlas determines that it is probable it will be unable to collect all amounts and Atlas has no intent to sell the debt security, a credit loss is recognized in net realized gains (losses) on investments in the consolidated statements of comprehensive income to the extent that the present value of expected cash flows is less than the amortized cost basis; any difference between fair value and the new amortized cost basis (net of the credit loss) is reflected in other comprehensive income (losses), net of applicable income taxes.
Deferred policy acquisition costs - Atlas defers brokers’ commissions, premium taxes and other underwriting and marketing costs directly relating to the successful acquisition of premiums written to the extent they are considered recoverable. These costs are then expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Atlas’ deferred policy acquisition costs are reported net of deferred ceding commissions.
Valuation of deferred tax assets - Deferred taxes are recognized using the asset and liability method of accounting. Under this method the future tax consequences attributable to temporary differences in the tax basis of assets, liabilities and items recognized directly in equity and the financial reporting basis of such items are recognized in the financial statements by recording deferred tax liabilities or deferred tax assets.
Deferred tax assets related to the carry-forward of unused tax losses and credits and those arising from temporary differences are recognized only to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized or if it is deemed premature to conclude that these assets will be realized in the near future, a valuation allowance is recorded.
Claims liabilities - The provision for unpaid claims represent the estimated liabilities for reported claims, plus those incurred but not yet reported and the related estimated loss adjustment expenses. Unpaid claims expenses are determined using case-basis evaluations and statistical analyses, including insurance industry loss data, and represent estimates of the ultimate cost of all claims incurred. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid claims is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.

IV. 2012 OPERATING RESULTS
Year Ended December 31, 2012 compared to year ended December 31, 2011:
Gross Premium Written
The following table summarizes gross premium written by line of business.
Gross premium written by line of business (in '000s)

Year Ended December 31,	2012	2011	% Change
Commercial automobile	$50,546	$18,790	169.0%
Non-standard automobile	(541)	17,412	(103.1)%
Other	5,045	5,829	(13.4)%
	$55,050	$42,031	31.0%
For the year ended December 31, 2012, gross premium written was $55.1 million compared to $42.0 million in the year ended December 31, 2011, representing a 31.0% increase. The increase relative to the year ended December 31, 2011 is due primarily to the substantial growth of the core commercial auto business, which offset the exit of the non-standard auto line of business. During 2012, we implemented a new business arrangement in New York to provide excess coverage above the levels of risk retained by the insured. Total premium related to this program, which was written exclusively in the third quarter of 2012, was $12.4 million in the year ended December 31, 2012 and is included in the "commercial automobile" line of business. Below we will refer to the arrangement as the "excess taxi program" where it is relevant to explain certain variances.
In the year ended December 31, 2012, gross premium written from commercial automobile was $50.5 million, representing a 169.0% increase relative to the year ended December 31, 2011. This substantial increase is primarily the result of the excess taxi program but also the planned expansion of the commercial auto business. Removing the impact of the excess taxi program, our traditional commercial automobile premium written was $38.1 million, a increase of 102.8% versus the year ended December 31, 2011. The cessation of non-standard auto written premium allowed Atlas to focus its resources on its core line of business. Our exit from the non-standard auto line of business had a lesser impact on total premium written as the year went forward. As a percentage of the insurance subsidiaries’ overall book of business, commercial auto gross premium written represented 91.8% of gross premium written in the year ended December 31, 2012 compared to 44.7% during the year ended December 31, 2011.
Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by the NAIC. Each of the specialty business lines on which Atlas’ strategy is focused is a subset of this industry segment.
Geographic Concentration
Gross premium written by state (in '000s)

Year Ended December 31,	2012		2011
New York	$15,833	28.8%	$1,865	4.4%
Illinois	9,880	17.9%	25,398	60.4%
Michigan	7,087	12.9%	3,828	9.1%
Minnesota	3,708	6.7%	2,555	6.1%
Louisiana	3,426	6.2%	1,530	3.6%
Texas	1,485	2.7%	531	1.3%
Virginia	1,476	2.7%	64	0.2%
Missouri	1,209	2.2%	660	1.6%
Wisconsin	1,200	2.2%	758	1.8%
Georgia	951	1.7%	27	0.1%
Indiana	604	1.1%	2,687	6.4%
Other	8,191	14.9%	2,128	5.0%
Total	$55,050	100.0%	$42,031	100.0%
As illustrated by the data in Table 3 above, 28.8% of Atlas’ gross premium written year ended December 31, 2012 came from New York and 72.5% came from the five states currently producing the most premium volume, as compared to 86.4% in the year ended December 31, 2011. Our commitment to expanding geographically resulted in 9 states with more than $1 million in written premium in 2012 compared to only 6 in 2011. Though we built an expanded presence in New York, we don't believe our exposure to be material in that state as a result of Hurricane Sandy.
The decline of written premiums in Illinois and Indiana is primarily attributable to Atlas’ exiting the non-standard automobile insurance lines as well as re-allocating resources to pursuits in new markets. The majority of the 2011 non-standard automobile written premiums came from those two states. This was mostly offset by gains in commercial auto premiums in other states, both in established markets such as Michigan and New York and new states.

Ceded Premium Written
Ceded premium written is equal to premium ceded under the terms of Atlas’ inforce reinsurance treaties. Ceded premium written increased 4.8% to $6.5 million for the year ended December 31, 2012 compared with $6.2 million for the year ended December 31, 2011. The percentage of premium ceded is driven by the business mix within our total premium base. Our reinsurance partners have remained consistent compared to 2011.
Net Premium Written
Net premium written is equal to gross premium written less the ceded premium written under the terms of Atlas’ inforce reinsurance treaties. Net premium written increased 35.5% to $48.6 million for the year ended December 31, 2012 compared with $35.9 million for the year ended December 31, 2011. These changes are attributed to the combined effects of the issues cited in the ‘Gross Premium Written’ and ‘Ceded Premium Written’ sections above.
The success of our focus on commercial auto insurance in 2012 is more pronounced when viewed in terms of net premium written. As a percentage of the total net premium written, commercial auto represented 100.7% for the year ended December 31, 2012 versus only 50.4% in the year ended December 31, 2011. Premium credits in the non-standard personal lines caused the percentage of core commercial auto premium to exceed 100% of the total net written premium for the year.
Net Premium Earned
Premiums are earned ratably over the term of the underlying policy. Net premium earned was $38.7 million in the year ended December 31, 2012, a 8.3% increase compared with $35.7 million in the year ended December 31, 2011.
The increase in net premiums earned is attributable to the excess taxi program and strong growth in core commercial lines, which offsets the 74.6% reduction of earned premiums related to non-core personal lines in 2012. Net earned premiums on our core lines were $33.6 million in the year ended December 31, 2012, a 112.9% increase compared with $15.8 million in the year ended December 31, 2011.
Claims Incurred
The loss ratio relating to the claims incurred in the year ended December 31, 2012 was 68.6% compared to 81.1% in the year ended December 31, 2011. Loss ratios improved in the year ended December 31, 2012 relative to prior periods primarily due to the increased percentage of commercial auto, which has historically had a better overall underwriting result, relative to total written premium. In 2011, the $1.8 million reserve strengthening adjustment made in the fourth quarter also unfavorably impacted that year's loss ratio by 5%. In 2012, the excess taxi program contributed significantly to favorable loss results in the year as we expect better than average claim experience from this program. We believe that our extensive experience and expertise with respect to underwriting and claims management in all our commercial lines will allow us to continue this decreasing trend since we expect 100% of net earned premium to be related to core lines of business in 2013. The Company is committed to retain this claim handling expertise as a core competency as the volume of business increases.
Acquisition Costs
Acquisition costs represent commissions and taxes incurred on net premium earned. Acquisition costs were $6.5 million in the year ended December 31, 2012 or 16.7% of net premium earned, as compared to 20.4% in the year ended December 31, 2011.
The favorable trend in acquisition costs is primarily due to the shift away from non-standard automobile insurance which carries higher commission rates.
Other Underwriting Expenses
The other underwriting expense ratio was 17.1% in the year ended December 31, 2012 compared to 29.9% in the year ended December 31, 2011. While various cost-saving initiatives were realized in 2012, this decline is also attributable to a slight increase in premium earned in the year ended December 31, 2012, a reduction in head count since 2011, and a $2.5 million pre-tax charge resulting from the settlement of the American Country Pension Plan in the fourth quarter of 2011.

Net Investment Income
Investment Results (in '000s)

Year Ended December 31,	2012	2011
Average securities at cost	$121,938	$146,642
Interest income after expenses	2,453	3,280
Percent earned on average investments (annualized)	2.0%	2.2%
Net realized gains	$1,435	$4,147
Total investment income	3,888	7,427
Total realized yield (annualized)	3.2%	5.1%
Investment income (excluding net realized gains) decreased by 25.2% to $2.5 million in the year ended December 31, 2012, compared to $3.3 million in the year ended December 31, 2011. These amounts are primarily comprised of interest income. This decrease is attributable to the timing of asset disposals, decrease in average invested assets, and the mix of securities on hand. The annualized realized yield on invested assets (including net realized gains of $1.4 million) in the year ended December 31, 2012 decreased to 3.2% as compared with 5.1% in the year ended December 31, 2011. This is primarily due to the significant decline in realized gains during 2012 versus 2011.
Net Realized Investment Gains (Losses)
Net realized investment gains in the year ended December 31, 2012 were $1.4 million compared to $4.1 million in the year ended December 31, 2011. The difference is the result of management's decision to sell certain securities consistent with the Company's liquidity needs and expected duration of claim payment triangles during favorable market conditions that were evident in 2011.
Miscellaneous Income (Loss)
Atlas recorded miscellaneous income in the year ended December 31, 2012 of $194,000 compared to $178,000 for the year ended December 31, 2011. Miscellaneous income prior to June 30, 2012 was primarily comprised of rental income from our corporate headquarters in Elk Grove Village, Illinois, which has subsequently been sold. We recognized only $26,000 in miscellaneous income during the fourth quarter of 2012.
Combined Ratio
Underwriting profitability, as opposed to overall profitability or net earnings, is measured by the combined ratio. The combined ratio is the sum of the loss and loss adjustment expense (LAE) ratio, the acquisition cost ratio and the underwriting expense ratio. Atlas’ combined ratio for the years ended December 31, 2012 and 2011 are summarized in the table below. The underwriting loss is attributable to the factors described in the ‘Claims Incurred’, ‘Acquisition Costs’, and ‘Other Underwriting Expenses’ sections above.
Combined Ratios (in '000s)

Year Ended December 31,	2012	2011
Net premium earned	$38,709	$35,747
Underwriting expenses [1]	39,626	46,986
Combined ratio	102.4%	131.4%
1 - Underwriting expenses are the combination of claims incurred, acquisition costs, and other underwriting expenses
2011 non-operating expenses totaled $5.0 million ($3.4 million net of tax) which includes a one-time $2.5 million ($1.8 million net of tax) non cash charge upon settlement of the American Country Pension Plan, a $1.8 million ($1.2 million net of tax) fourth quarter reserve strengthening charge related to pre-Atlas periods, and non-recurring expenses incurred in Q1 2011 of $627,000 ($414,000 net of tax) related to the reverse merger transaction costs and restructuring. Together, these non-operating expenses had an unfavorable impact of 13.9% on the Company's combined ratio in 2011.
Removing the impact of the above non-operating expenses, our combined ratio improved by 15.3%. Our combined ratio improvement in 2012 is attributed to the combined effects of the issues cited in the ‘Claims Incurred,’ and ‘Acquisition Costs,’ 'Other Underwriting Expenses' and 'Net Premium Earned' sections above.
Income/Loss before Income Taxes
Atlas generated pre-tax income of $3.2 million in the year ended December 31, 2012, compared to pre-tax losses of $3.6 million in year ended December 31, 2011.

Income Tax Benefit
Atlas recognized no tax expense in the year ended December 31, 2012, however recognized a tax benefit of $1.2 million for the year ended December 31, 2011. The following table reconciles tax benefit from applying the statutory U.S. Federal tax rate of 34.0% to the actual percentage of pre-tax income provided for the years ended December 31, 2012 and 2011:
Tax Rate Reconciliation (in '000s)

Year Ended December 31,	2012		2011
	Amount	%	Amount	%
Expected income tax benefit at statutory rate	$1,076	34.0%	$(1,235)	(34.0)%
Valuation allowance	(1,119)	(35.3)%	—	—%
Nondeductible expenses	48	1.5%	5	0.1%
Other	(5)	(0.2)%	67	1.8%
Total	$—	—%	$(1,163)	(32.0)%
Upon the transaction forming Atlas on December 31, 2010, a yearly limitation as required by U.S. tax law Section 382 that applies to changes in ownership on the future utilization of Atlas’ net operating loss carry-forwards was calculated. The insurance subsidiaries’ prior parent retained those tax assets previously attributed to the insurance subsidiaries which could not be utilized by Atlas as a result of this limitation. As a result, Atlas’ ability to recognize future tax benefits associated with a portion of its deferred tax assets generated during prior years and the current year have been permanently limited to the amount determined under U.S. tax law Section 382. The result is a maximum expected net deferred tax asset, which Atlas has available after the merger and believed more-likely-than-not to be utilized in the future, after consideration of valuation allowance.
Net Income/Loss and Earnings/Loss per Common Share
Atlas earned $3.2 million during the year ended December 31, 2012 versus losses of $2.5 million during the year ended December 31, 2011. After taking the impact of the liquidation preference of the preferred shares into consideration, the basic and diluted earnings per common share in the year ended December 31, 2012 was $0.38 versus a #DIV/0! per common share of $0.54 in year ended December 31, 2011.
For the year ended December 31, 2012, there were 6,144,281 weighted average common shares outstanding used to compute basic earnings per share and 8,434,948 used for diluted earnings per share. For the year ended December 31, 2011, there were 6,124,542 weighted average common shares outstanding used to compute basic and diluted #DIV/0! per share.
Book Value per Ordinary Share
Book value per ordinary share was as follows:

(in '000s, except for shares and per share data)	December 31, 2012	December 31, 2011
Shareholders' Equity	59,864	56,254
Preferred stock in equity	18,000	18,000
Accumulated dividends on preferred stock	1,620	810
Common equity	40,244	37,444
Shares outstanding	6,144,392	6,143,463
Book value per common share outstanding	$6.55	$6.09

V. 2012 FINANCIAL CONDITION

Consolidated Statements of Financial Condition

(in '000s, except for share and per share data)	December 31, 2012	December 31, 2011
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $95,423 and $101,473)	$98,079	$103,491
Equity securities, at fair value (cost $1,563 and $994)	1,571	1,141
Other investments	1,262	—
Total Investments	100,912	104,632
Cash and cash equivalents	19,912	23,249
Accrued investment income	517	586
Accounts receivable and other assets (Net of allowance of $484 and $4,254)	21,923	9,579
Reinsurance recoverables, net	6,020	8,044
Prepaid reinsurance premiums	2,111	2,214
Deferred policy acquisition costs	3,764	3,020
Deferred tax asset, net	6,605	6,775
Software and office equipment, net	1,137	440
Assets held for sale	166	13,634
Total Assets	$163,067	$172,173

Liabilities
Claims liabilities	$70,067	$91,643
Unearned premiums	25,457	15,691
Due to reinsurers and other insurers	3,803	5,701
Other liabilities and accrued expenses	3,876	2,884
Total Liabilities	$103,203	$115,919

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2012 and December 31, 2011. Liquidation value $1.00 per share	$18,000	$18,000
Ordinary shares, par value per share $0.003, 266,666,667 shares authorized, 2,256,921 shares issued and outstanding at December 31, 2012 and 1,541,842 at December 31, 2011	4	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 3,887,471 shares issued and outstanding at December 31, 2012 and 4,601,621 at December 31, 2011	14	14
Additional paid-in capital	152,768	152,652
Retained deficit	(112,675)	(115,841)
Accumulated other comprehensive income, net of tax	1,753	1,425
Total Shareholders’ Equity	$59,864	$56,254
Total Liabilities and Shareholders’ Equity	$163,067	$172,173

Investments
Investments Overview and Strategy
Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas’ claims liabilities. A third-party investment management firm manages Atlas’ investment portfolio pursuant to the Company’s investment policies and guidelines as approved by its Board of Directors. Atlas monitors the third-party investment manager’s performance and its compliance with both its mandate and Atlas’ investment policies and guidelines.
Atlas’ investment guidelines stress the preservation of capital, market liquidity to support payment of liabilities and the diversification of risk. With respect to fixed income securities, Atlas generally purchases securities with the expectation of holding them to their maturities; however, the securities are available for sale if liquidity needs arise.

Portfolio Composition
Atlas held securities with a fair value of $100.9 million as of the year ended December 31, 2012, which was primarily comprised of fixed income securities. The securities held by the insurance subsidiaries must comply with applicable regulations that prescribe the type, quality and concentration of securities. These regulations in the various jurisdictions in which the insurance subsidiaries are domiciled permit investments in government, state, municipal and corporate bonds, preferred and common equities, and other high quality investments, within specified limits and subject to certain qualifications.
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments in fixed maturities and equity investments are as follows (all amounts in '000s):
Fair value of securities portfolio (in '000s)

December 31, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$34,993	$879	$9	$35,863
	- Corporate	35,922	1,253	16	37,159
	- Commercial mortgage backed	20,387	433	7	20,813
	- Other asset backed	4,121	123	—	4,244
Total Fixed Income		$95,423	$2,688	$32	$98,079
Equities		$1,563	$8	$—	$1,571
Totals		$96,986	$2,696	$32	$99,650

December 31, 2011		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$44,835	$911	$—	$45,746
	- Corporate	35,572	825	24	36,373
	- Commercial mortgage backed	17,493	208	—	17,701
	- Other asset backed	3,573	99	1	3,671
Total Fixed Income		$101,473	$2,043	$25	$103,491
Equities		994	147	—	1,141
Totals		$102,467	$2,190	$25	$104,632
Gross unrealized gains and losses on fixed income securities by type and sector as of December 31, 2012 are provided in the table below.

December 31, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	Government	$34,993	$879	$9	$35,863
	Corporate
	Banking/Financial Services	10,576	376	5	10,947
	Consumer Goods	8,962	159	11	9,110
	Capital Goods	8,134	412	—	8,546
	Energy	4,208	159	—	4,367
	Telecommunications/Utilities	2,314	110	—	2,424
	Health Care	1,728	37	—	1,765
	Total Corporate	35,922	1,253	16	37,159
	Commercial mortgage backed	20,387	433	7	20,813
	Other asset backed	4,121	123	—	4,244
Total Fixed Income		$95,423	$2,688	$32	$98,079
Equities		$1,563	$8	$—	$1,571
Totals		$96,986	$2,696	$32	$99,650

Liquidity and Cash Flow Risk
The following table summarizes the fair value by contractual maturities of the fixed income securities portfolio, excluding cash and cash equivalents, at the dates indicated.
Fair value of fixed income securities by contractual maturity date (in '000s)

As of December 31,	2012		2011
	Amount	%	Amount	%
Due in less than one year	$9,513	9.7%	$29,407	28.4%
Due in one through five years	23,124	23.6%	27,317	26.4%
Due after five through ten years	20,524	20.9%	10,242	9.9%
Due after ten years	44,918	45.8%	36,525	35.3%
Total	$98,079	100.0%	$103,491	100.0%
As of the year ended December 31, 2012, 33.3% of the fixed income securities, including treasury bills, bankers’ acceptances, government bonds and corporate bonds had contractual maturities of five years or less. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. Atlas holds cash and high grade short-term assets which, along with fixed income security maturities, management believes are sufficient for the payment of claims on a timely basis. In the event that additional cash is required to meet obligations to policyholders, Atlas believes that high quality securities portfolio provides us with sufficient liquidity. With a weighted average duration of 3.6 years, changes in interest rates will have a modest market value impact on the Atlas portfolio relative to longer duration portfolios. Atlas can and typically does hold bonds to maturity by matching duration with the anticipated liquidity needs.
Market Risk
Market risk is the risk that Atlas will incur losses due to adverse changes in interest rates, currency exchange rates or equity prices. Having disposed of a majority of its asset backed securities, its primary market risk exposure in the fixed income securities portfolio is to changes in interest rates. Because Atlas’ securities portfolio is comprised of primarily fixed income securities that are usually held to maturity, periodic changes in interest rate levels generally impact its financial results to the extent that the securities in its available for sale portfolio are recorded at market value. During periods of rising interest rates, the market value of the existing fixed income securities will generally decrease and realized gains on fixed income securities will likely be reduced. The reverse is true during periods of declining interest rates.
Credit Risk
Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Atlas is exposed to credit risk principally through its investments and balances receivable from policyholders and reinsurers. It monitors concentration and credit quality risk through policies designed to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. government bonds) as well as through ongoing review of the credit ratings of issuers in the securities portfolio. Credit exposure to any one individual policyholder is not material. The Company's policies, however, are distributed by agents who may manage cash collection on its behalf pursuant to the terms of their agency agreement. Atlas has policies to evaluate the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurers’ insolvency.
The following table summarizes the composition of the fair value of the fixed income securities portfolio (excluding the bond which has been classified in Level 3 within the fair value hierarchy), excluding cash and cash equivalents, as of the dates indicated, by ratings assigned by Fitch, S&P or Moody’s Investors Service. The fixed income securities portfolio consists of predominantly very high quality securities in corporate and government bonds with 88.1% rated ‘A’ or better as of the year ended December 31, 2012 compared to 95.3% as of the year ended December 31, 2011.
Credit ratings of fixed income securities portfolio (in '000s)

As of December 31,	2012		2011
	Amount	% of Total	Amount	% of Total
AAA/Aaa	$58,765	60.2%	$54,717	52.9%
AA/Aa	7,569	7.7%	21,567	20.8%
A/A	19,894	20.3%	22,380	21.6%
BBB/Baa	11,617	11.9%	4,827	4.7%
Total Securities	$97,845	100.0%	$103,491	100.0%

Other-than-temporary impairment
Atlas recognizes losses on securities for which a decline in market value was deemed to be other-than-temporary. Management performs a quarterly analysis of the securities holdings to determine if declines in market value are other-than-temporary. Atlas did not recognize charges for securities impairments that were considered other-than-temporary for the year ended December 31, 2012 or the year ended December 31, 2011.
The length of time securities may be held in an unrealized loss position may vary based on the opinion of the appointed investment manager and their respective analyses related to valuation and to the various credit risks that may prevent us from recapturing the principal investment. In cases of securities with a maturity date where the appointed investment manager determines that there is little or no risk of default prior to the maturity of a holding, Atlas would elect to hold the security in an unrealized loss position until the price recovers or the security matures. In situations where facts emerge that might increase the risk associated with recapture of principal, Atlas may elect to sell securities at a loss. Atlas had no material gross unrealized losses in its portfolio as of the year ended December 31, 2012 or as of the year ended December 31, 2011.
Estimated impact of changes in interest rates and securities prices
For Atlas’ available-for-sale fixed income securities held as of the year ended December 31, 2012, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $141,000. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would decrease net investment income and income before taxes by $141,000.
A 100 basis point increase would have also decreased other comprehensive income by approximately $3.9 million due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact. Conversely, a 100 basis point decrease would increase other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.
Due from Reinsurers and Other Insurers
Atlas purchases reinsurance from third parties in order to reduce its liability on individual risks and its exposure to large losses. Reinsurance is coverage purchased by one insurance company from another for part of the risk originally underwritten by the purchasing (ceding) insurance company. The practice of ceding insurance to reinsurers allows an insurance company to reduce its exposure to loss by size, geographic area, and type of risk or on a particular policy. An effect of ceding insurance is to permit an insurance company to write additional insurance for risks in greater number or in larger amounts than it would otherwise insure independently, based on its statutory capital, risk tolerance and other factors.
Atlas generally purchases reinsurance to limit net exposure to a maximum amount on any one loss of $500,000 with respect to commercial automobile liability claims. Atlas also purchases reinsurance to protect against awards in excess of its policy limits. Atlas continually evaluates and adjusts its reinsurance needs based on business volume, mix, and supply levels.
Reinsurance ceded does not relieve Atlas of its ultimate liability to its insured in the event that any reinsurer is unable to meet their obligations under its reinsurance contracts. Therefore, Atlas enters into reinsurance contracts with only those reinsurers deemed to have sufficient financial resources to provide the requested coverage. Reinsurance treaties are generally subject to cancellation by the reinsurers or Atlas on the anniversary date and are subject to renegotiation annually. Atlas regularly evaluates the financial condition of its reinsurers and monitors the concentrations of credit risk to minimize its exposure to significant losses as a result of the insolvency of a reinsurer. Atlas believes that the amounts it has recorded as reinsurance recoverables are appropriately established. Estimating amounts of reinsurance recoverables, however, is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. Atlas had $6.0 million recoverable from third party reinsurers (exclusive of amounts prepaid) and other insurers as of the year ended December 31, 2012 as compared to $8.0 million as of the year ended December 31, 2011.
Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of provisions for unpaid claims. As underlying reserves potentially develop, the amounts ultimately recoverable may vary from amounts currently recorded. Atlas’ reinsurance recoverables are generally unsecured. Atlas regularly evaluates its reinsurers, and the respective amounts recoverable, and an allowance for uncollectible reinsurance is provided for, if needed.
Atlas’ largest reinsurance partners are Great American Insurance Company (“Great American”), a subsidiary of American Financial Group, Inc. and Gen Re, a subsidiary of Berkshire Hathaway, Inc. Great American has a financial strength rating of A+ from Standard & Poor’s, while Gen Re has a financial strength rating of Aa1 from Moody’s, and A++ from A.M. Best.

Deferred Tax Asset
Components of Deferred Tax (in '000s)

As of the year ended December 31,	2012	2011
Deferred tax assets:
Unpaid claims and unearned premiums	$3,144	$3,004
Loss carry-forwards	16,128	15,558
Bad debts	164	1,297
Other	907	1,338
Valuation Allowance	(11,242)	(12,361)
Total gross deferred tax assets	$9,101	$8,836

Deferred tax liabilities:
Investment securities	$910	$740
Deferred policy acquisition costs	1,280	1,027
Other	306	294
Total gross deferred tax liabilities	2,496	2,061
Net deferred tax assets	$6,605	$6,775
Atlas established a valuation allowance of approximately $11.2 million and $12.4 million for its gross future deferred tax assets as of the year ended December 31, 2012 and as of the year ended December 31, 2011, respectively.
Based on Atlas’ expectations of future taxable income, as well as the reversal of gross future deferred tax liabilities, management believes it is more likely than not that Atlas will fully realize the net future tax assets, with the exception of the aforementioned valuation allowance. Atlas has therefore established the valuation allowance as a result of the potential inability to utilize a portion of its net operation losses in the U.S. which are subject to a yearly limitation. The uncertainty over the Company’s ability to utilize a portion of these losses over the short term has led to the recording of a valuation allowance.
Atlas has the following total net operating loss carry-forwards as of the year ended December 31, 2012:
Net operating loss carry-forward by expiry (in '000s)

Year of Occurrence	Year of Expiration	Amount
2001	2021	$14,750
2002	2022	4,317
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	1,949
2011	2031	9,349
2012	2032	216
Total		$47,435
Assets Held for Sale
On May 22, 2012, Atlas closed the sale of the headquarters building to 150 Northwest Point, LLC, a Delaware limited liability company. As of the year ended December 31, 2011, the property was recorded as a component of assets held for sale on Atlas' statement of financial position.
The total sales price of the property, which was paid in cash, amounted to $14.0 million, less closing costs and related expenses of approximately $633,000. In connection with the sale, the Company also wrote down an accrual of approximately $792,000 held for real-estate taxes. Approximately $830,000 of the sales price was held in escrow for real-estate taxes. Atlas recognized a gain on the sale of this property of $213,000, which will be deferred and recognized over the 5 year lease term. In the year ended December 31, 2012, Atlas recognized $26,000 as an offset to rent expense. Total rental expense recognized on the headquarters building in the year ended December 31, 2012 was $357,000.
There are two properties located in Alabama which are still for sale. These properties are listed for sale for amounts greater than carried values. Both were assets of Southern United Fire Insurance Company, which was merged into American Service in February 2010.
Claims Liabilities
The table below shows the amounts of total case reserves and incurred but not reported (“IBNR”) claims provision as of the year ended December 31, 2012 and as of the year ended December 31, 2011. The provision for unpaid claims decreased by 23.5% to

$70.1 million as of the year ended December 31, 2012 compared to $91.6 million as of the year ended December 31, 2011. During the year ended December 31, 2012, case reserves decreased by 15.5% compared to December 31, 2011, while IBNR reserves decreased by 42.5% generally due to the reporting of claims related to prior accident years and case reserve changes, which are consistent with management’s expectations.
Provision for unpaid claims by type - gross (in '000s)

As of the year ended December 31,	2012	2011	YTD% Change
Case reserves	$54,321	$64,276	(15.5)%
IBNR	15,746	27,367	(42.5)%
Total	$70,067	$91,643	(23.5)%
Provision for unpaid claims by line of business – gross (in '000s)

As of the year ended December 31,	2012	2011	YTD% Change
Non-standard auto	$10,539	$23,863	(55.8)%
Commercial auto	54,126	58,700	(7.8)%
Other	5,402	9,080	(40.5)%
Total	$70,067	$91,643	(23.5)%
Provision for unpaid claims by line of business - net of reinsurance recoverables (in '000s)

As of the year ended December 31,	2012	2011	YTD% Change
Non-standard Auto	$8,227	$21,157	(61.1)%
Commercial Auto	52,538	56,328	(6.7)%
Other	3,622	6,332	(42.8)%
Total	$64,387	$83,817	(23.2)%

Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the years ended December 31, 2012 and December 31, 2011 were as follows:

As of the year ended December 31,	2012	2011
Unpaid claims, beginning of period	$91,643	$132,579
Less: reinsurance recoverable	7,825	6,477
Net beginning unpaid claims reserves	83,818	126,102
Incurred related to:
Current year	26,329	27,303
Prior years	216	1,691
	26,545	28,994
Paid related to:
Current year	8,925	12,715
Prior years	37,051	58,563
	45,976	71,278

Net unpaid claims, end of period	$64,387	$83,818
Add: reinsurance recoverable	5,680	7,825
Unpaid claims, end of period	$70,067	$91,643
The process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

The reduction of the provision for unpaid claims is consistent with the change in written premium in prior years. However, because the establishment of reserves is an inherently uncertain process involving estimates, current provisions may not be sufficient. Adjustments to reserves, both positive and negative, are reflected quarterly in the statement of income as estimates are updated.

The financial statements are presented on a calendar year basis for all data. Claims payments and changes in reserves, however, may be made on accidents that occurred in prior years, not on business that is currently insured. Calendar year losses consist of payments and reserve changes that have been recorded in the financial statements during the applicable reporting period, without regard to the period in which the accident occurred. Calendar year results do not change after the end of the applicable reporting period, even as new claim information develops. Accident year losses consist of payments and reserve changes that are assigned to the period in which the accident occurred. Accident year results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period.

The table below summarizes the changes over time in the provision for unpaid loss and loss adjustment expenses. The first section of the table shows the provision for unpaid loss and loss adjustment expenses recorded at the balance sheet date for each of the indicated years. The original provision for each year is presented on a gross basis as well as net of estimated reinsurance recoverable on unpaid loss and loss adjustment expenses.The second section displays the cumulative amount of payments made through the end of each subsequent year with respect to each original provision. The third section presents the re-estimation over subsequent years of each year’s original net liability for unpaid loss and loss adjustment expenses as more information becomes known and trends become more apparent. The final section compares the latest re-estimation to the original estimate for each year presented in the table on both a gross and net basis.

The development of the provision for unpaid loss and loss adjustment expenses is shown by the difference between the original estimates and the re-estimated liabilities at each subsequent year-end. The re-estimated liabilities at each year-end are based on actual payments in full or partial settlement of claims plus re-estimates of the payments required for claims still open or IBNR claims. Favorable development (redundancy) means that the original estimated provision was higher than subsequently re-estimated. Unfavorable development (deficiency) means that the original estimated provision was lower than subsequently re-estimated. The cumulative development represents the aggregate change in the estimates over all prior years.

Provision for Unpaid Claims, Net of Recoveries from Reinsurers as of December 31, 2012 (in ‘000s)

2012	2011	2010	2009	2008 (1)	2007	2006	2005	2004	2003	2002
Gross reserves for unpaid claims and claims expenses
$70,068	$91,643	$132,578	$179,054	$173,652	$183,649	$191,171	$202,677	$195,437	$189,262	$193,909
Less: Reinsurance recoverable on unpaid claims and claims expenses
5,680	7,824	6,477	5,196	103,612	107,837	111,911	95,215	90,596	91,079	94,510
Reserve for unpaid claims and claims expenses, net
64,388	83,819	126,101	173,858	70,040	75,812	79,260	107,462	104,841	98,183	99,399
Cumulative paid on originally established reserve as of:
One year later	$37,052	$58,562	$76,835	$(38,449)	$29,811	$29,917	$30,637	$37,220	$41,426	$46,083
Two years later		87,803	125,455	13,573	2,812	49,804	52,182	56,126	66,428	75,709
Three years later			149,800	43,671	38,650	33,742	66,806	69,801	77,919	91,773
Four years later				59,181	59,370	57,853	60,877	78,028	85,576	97,764
Five years later					70,075	69,428	75,935	76,174	89,396	101,725
Six years later						73,803	81,347	85,150	88,820	103,935
Seven years later							83,175	88,755	93,142	104,484
Eight years later								89,698	95,401	106,560
Nine years later									95,848	107,625
Ten years later										107,856

Unpaid claims as of:
One year later	$46,983	$69,230	$102,173	$114,284	$46,338	$50,772	$76,344	$62,895	$57,873	$61,668
Two years later		35,206	56,268	65,101	75,258	31,322	56,428	46,081	35,431	33,838
Three years later			29,375	35,500	43,336	46,116	43,015	34,082	25,491	20,460
Four years later				17,139	21,859	25,534	26,714	26,833	19,231	14,710
Five years later					9,910	11,061	15,329	14,797	16,245	12,300
Six years later						5,523	6,712	9,359	8,674	10,780
Seven years later							3,948	4,339	6,108	5,523
Eight years later								2,751	3,300	4,105
Nine years later									1,998	2,539
Ten years later										1,485

Re-estimated liability as of:
One year later	$84,035	$127,792	$179,008	$75,835	$76,149	$80,689	$106,981	$100,115	$99,299	$107,751
Two years later		123,009	181,723	78,674	78,070	81,126	108,610	102,207	101,859	109,547
Three years later			179,175	79,171	81,986	79,858	109,821	103,883	103,410	112,233
Four years later				76,320	81,229	83,387	87,591	104,861	104,807	112,474
Five years later					79,985	80,489	91,264	90,971	105,641	114,025
Six years later						79,326	88,059	94,509	97,494	114,715
Seven years later							87,123	93,094	99,250	110,007
Eight years later								92,449	98,701	110,665
Nine years later									97,846	110,164
Ten years later										109,341

As of December 31, 2011: Cumulative (redundancy) deficiency
	$216	$(3,092)	$5,317	$6,280	$4,173	$66	$(20,339)	$(12,392)	$(337)	$9,942
Cumulative (redundancy) deficiency as a % of reserves originally established- net
	0.3%	-2.5%	3.1%	9.0%	5.5%	0.1%	-18.9%	-11.8%	-0.3%	10.0%
Re-estimated liability- gross
	$92,160	$130,323	$185,283	$191,709	$195,722	$199,577	$211,965	$209,231	$210,889	$226,346
Less: Re-established reinsurance recoverable
	8,125	7,314	6,108	115,389	115,737	120,251	124,842	116,782	113,043	117,005
Re-estimated provision- net
	84,035	123,009	179,175	76,320	79,985	79,326	87,123	92,449	97,846	109,341
Cumulative deficiency– gross
	517	(2,255)	6,229	18,057	12,073	8,406	9,288	13,794	21,627	32,437
(1) Negative payment as of one year later results from the commutation of reinsured reserves by Kingsway Re.
Due to Reinsurers
The decrease in due to reinsurers is consistent with the payout patterns of the underlying claims liabilities.
Off-balance sheet arrangements
As of December 31, 2012, Atlas has the following cash obligations related to its operating leases.

Operating Lease Commitments (in '000s)

Year	2013	2014	2015	2016	2017 & Beyond	Total
Amount	$776	$683	$693	$714	$281	$3,147
We assumed a lease for Gateway's headquarters in St. Louis, Missouri as part of the acquisition which took place on January 2, 2013. We have annual cash obligations of $336,000 through February 2017 which are not included in the above table.
Shareholders’ Equity
The table below identifies changes in shareholders’ equity for the year ended December 31, 2012 and December 31, 2011:
Changes in Shareholders' Equity (in '000s)

	Preferred Shares	Ordinary shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					3,166		3,166
Other comprehensive income						328	328
Share-based compensation				113			113
Stock options exercised				3			3
Balance December 31, 2012	$18,000	$4	$14	$152,768	$(112,675)	$1,753	$59,864

Balance December 31, 2010	$18,000	$4	$14	$152,466	$(113,371)	$3,056	$60,169
Net loss					(2,470)		(2,470)
Other comprehensive loss						(3,315)	(3,315)
Share-based compensation				113			113
Stock options exercised				73			73
Settlement of Pension Plan						$1,684	$1,684
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
As of March 14, 2013, there were 6,833,421 ordinary shares outstanding and 1,262,471 restricted shares outstanding, and 20,000,000 preferred shares issued and outstanding.
The holders of restricted voting shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by KAI, or its affiliated entities. The restricted voting common shares will convert to ordinary shares in the event that these KAI owned shares are sold to non-affiliates of KAI.
Preferred shares are not entitled to vote. We issued 2 million preferred shares to Hendricks in connection with the acquisition of Gateway. 18,000,000 are beneficially owned or controlled by KAI and 2,000,000 are beneficially owned and controlled by Hendricks as of the date of this prospectus. They accrue dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. Upon liquidation, dissolution or winding-up of Atlas, holders of preferred shares receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount they would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary shares immediately prior to liquidation. Preferred shares are convertible into ordinary shares at the option of the holder at any date that is after December 31, 2015, the fifth year after issuance at the rate of 0.1270 ordinary shares for each preferred share. The conversion rate is subject to change if the number of ordinary shares or restricted voting common shares changes. The preferred shares issued to KAI are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at the earlier of December 31, 2012, two years from issuance date, or the date at which KFSI’s or KAI’s beneficial interest is less than 10%. The preferred shares issued to Hendricks are redeemable at the option of Atlas at a price of $1 plus accrued dividends at January 15, 2015.

The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation or sooner, if Atlas declares dividends, is $1.6 million as of the year ended December 31, 2012. The accumulation of these dividends reduced book value per share by $0.26 as of the year ended December 31, 2012 and earnings per share by $0.14 for the year ended December 31, 2012.
Liquidity and Capital Resources
The purpose of liquidity management is to ensure there is sufficient cash to meet all financial commitments and obligations as they become due. The liquidity requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for payment of claims and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
The total purchase price for all of Camelot Services’ outstanding shares was $14.3 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by the sellers immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. This transaction will not harm our near-term liquidity.
As a holding company, Atlas may derive cash from its subsidiaries generally in the form of dividends and in the future may charge management fees to the extent allowed by statute or other regulatory approval requirements to meet its obligations. The insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in their securities portfolio. Refer also to the discussion “Investments Overview and Strategy." The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, payment of dividends. In the event that dividends and management fees available to the holding company are inadequate to service its obligations, the holding company would need to raise capital, sell assets or incur debt obligations. As at December 31, 2012, Atlas did not have any outstanding debt, and therefore, no near term debt service obligations. Atlas currently has no material commitments for capital expenditures.
The following table summarizes consolidated cash flow activities:
Summary of Cash Flows (in ‘000s)

As of the year ended December 31,	2012	2011
Cash Used by Operating Activities	(20,741)	(47,161)
Cash Provided by Financing Activities	3	73
Cash Provided by Investing Activities	17,401	51,300
Net decrease in cash	(3,337)	4,212
Cash used in operations during the year ended December 31, 2012 was favorable relative to the year ended December 31, 2011 primarily as a result of fewer payments for claims ($46.0 million versus $71.3 million). Cash provided by investing activities during the year ended December 31, 2012 was lower relative to the year ended December 31, 2011 primarily as a result of the timing and nature of investment purchases and sales and reduced requirement of claim claim payments.

BUSINESS
Overview
We are a financial services holding company incorporated under the laws of the Cayman Islands. Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through our insurance subsidiaries, American Country Insurance Company, or American Country, and American Service Insurance Company, Inc., or American Service, together with American Country, which we refer to as our “insurance subsidiaries”. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business auto. Our goal is to be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders.

We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, we completed a reverse merger wherein American Service and American Country were transferred to us by Kingsway America Inc., or KAI, a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company whose shares are traded on the Toronto and New York Stock Exchanges. Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. American Country commenced operations in 1979. With roots dating back to 1925 selling insurance for taxi cabs, American Country is one of the oldest insurers of U.S. taxi and livery business. In 1983, American Service began as a non-standard personal and commercial auto insurer writing business in the Chicago, Illinois area.

In connection with the acquisition of American Service and American Country, we streamlined the operations of the insurance subsidiaries to focus on the “light” commercial automobile lines of business we believe will produce favorable underwriting results. Over the past two years, we have disposed of non-core assets and placed into run-off certain non-core lines of business previously written by the insurance subsidiaries. Our sole focus going forward is the underwriting of commercial automobile insurance in the U.S.

The address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our operating headquarters are located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. We maintain a website at http://www.atlas-fin.com. Information on our website or any other website does not constitute a part of this prospectus.

On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to re-domesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings, Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank;

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges; and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country to American Acquisition (another wholly owned subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors in both the United States and Canada at a price of C$2.00 per subscription receipt.

All references to share counts and per share values in connection with the reverse merger transaction are presented prior to the one-for-three reverse stock split. KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted voting shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash for total consideration of C$60.8 million in exchange for 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American

Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon re-domestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

Substantially all of our premiums written are in “light” commercial automobile lines of business. For the three month period ended June 30, 2013, gross premium written was $16.6 million compared to $9.2 million in the three month period ended June 30, 2012, representing a 79.2% increase. In the three month period ended June 30, 2013, gross premium written from commercial automobile was $15.6 million, representing a 90.6% increase relative to the three month period ended June 30, 2012.
As a percentage of the insurance subsidiaries’ overall book of business, commercial auto gross premium written represented 94.5% of gross premium written in the three month period ended June 30, 2013 compared to 88.8% during the three month period ended June 30, 2012 and 92.3% in the three month period ended March 31, 2013.

The following table summarizes gross premium written by line of business.
Gross premium written by line of business (in '000s)

	Three Month Periods Ended			Six Month Periods Ended
	June 30, 2013	June 30, 2012	% Change	June 30, 2013	June 30, 2012	% Change
Commercial automobile	$15,645	$8,209	90.6%	$36,284	$18,926	91.7%
Surety	950	1,165	(18.5)%	2,037	2,554	(20.2)%
Other	(33)	(132)	(75.0)%	594	(485)	(222.5)%
	$16,562	$9,242	79.2%	$38,915	$20,995	85.4%

We are committed to the “light” commercial automobile lines of business. The insurance subsidiaries distribute their products through a network of independent retail agents. Altogether, we had written premium in 39 states in the three month period ended June 30, 2013 compared to 30 in the three month period ended June 30, 2012 and 38 in the three month period ended March 31, 2013. Together, American Country, American Service and Gateway are licensed to write property and casualty, or P&C, insurance in 49 states plus the District of Columbia in the United States. We expect to write commercial automobile insurance in more states during 2013 than in any prior year.

Market

Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. The “light” commercial automobile policies we underwrite provide coverage for light weight commercial vehicles typically with the minimum limits prescribed by statute, municipal or other regulatory requirements. The majority of our policyholders are individual owners or small fleet operators.

The “light” commercial automobile sector is a subset of the historically profitable commercial automobile insurance industry segment. Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by A.M. Best. A recent survey by A.M. Best estimates the total market for commercial automobile liability insurance to be approximately $24 billion. The size of the commercial automobile insurance market can be affected significantly by many factors, such as the underwriting capacity and underwriting criteria of automobile insurance carriers and general economic conditions. Historically, the commercial automobile insurance market has been characterized by periods of price competition and excess capacity followed by periods of higher premium rates and shortages of underwriting capacity.

We believe that there is a positive correlation between the economy and commercial automobile insurance in general. Operators of “light” commercial automobiles may be less likely than other business segments within the commercial automobile insurance market to take vehicles out of service as their businesses and business reputations rely heavily on availability. With respect to certain business lines such as the taxi line, there are also other factors such as the cost and limited supply of medallions which may discourage a policyholder from taking vehicles out of service in the face of reduced demand for the use of the vehicle.

Acquisition of Gateway Insurance Company

On January 2, 2013 we acquired Camelot Services, Inc., or Camelot Services, a privately owned insurance holding company, and its sole subsidiary, Gateway Insurance Company, or Gateway, from Hendricks Holding Company, Inc., or Hendricks, an unaffiliated third party. Gateway provides specialized commercial insurance products, including commercial automobile insurance to niche markets such as taxi, black car and sedan service owners and operators.

Gateway is a St. Louis, Missouri-based insurance company that currently underwrites approximately $10.0 million of annual taxi and limousine net written premium. Gateway is an admitted carrier in 46 states plus the District of Columbia. Our acquisition of Gateway expanded our core commercial automobile lines to a total of 39 states and the District of Columbia, including California, Hawaii, Montana, Nebraska, North Dakota, South Dakota, Washington and West Virginia.

Under the terms of the stock purchase agreement, the purchase price equaled the tangible GAAP book value of Camelot Services at December 31, 2012, subject to certain pre and post-closing adjustments, including, among others, claim development between the signing of the stock purchase agreement and December 31, 2012. Additional consideration may be paid to the seller, or returned to us by the seller, depending upon, among other things, the future development of Gateway's actual loss reserves for certain lines of business and the utilization of certain deferred tax assets over time. Gateway also writes workers' compensation insurance, which was terminated as part of the transaction. An indemnity reinsurance agreement was entered into pursuant to which 100% of Gateway's workers' compensation business was ceded to a third party captive reinsurer funded by the seller as part of the transaction.

The total purchase price for all of Camelot Services' outstanding shares was $14.3 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by Gateway immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. We have contractual protections to offset up to $2.0 million of future adverse reserve development. We have also agreed to provide the sellers up to $2.0 million in additional consideration in the event of favorable reserve development.

Competitive Strengths

Our value proposition is driven by our competitive strengths, which include the following:

Focus on niche commercial insurance business. We target niche markets that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic commitment and increasing scale. We develop and deliver superior specialty commercial automobile insurance products priced to meet our customers’ needs and strive to generate consistent underwriting profit for our insurance subsidiaries. We have experienced a favorable trend in loss ratios in 2012 attributable to the increased composition of commercial automobile written premium as a percentage of the total written premium. We expect the loss ratio to continue decreasing as we complete the transition away from non-standard automobile insurance and other non-core lines of business.
There are a limited number of competitors specializing in these lines of business. Management believes a strong value proposition is very important to attract new business and can result in desirable retention levels as policies renew on an annual basis. There are also a relatively limited number of agents who specialize in these lines of business. As a result, strategic agent relationships are important to ensure efficient distribution.
Strong market presence with recognized brands and long-standing distribution relationships. American Country and American Service have a long heritage as insurers of taxi, livery and para-transit businesses. Both of the insurance subsidiaries have strong brand recognition and long-standing distribution relationships in our target markets. Through regular interaction with our retail producers, we strive to thoroughly understand each of the markets we serve in order to deliver strategically priced products to the right market at the right time.

Sophisticated underwriting and claims handling expertise. Atlas has extensive experience and expertise with respect to underwriting and claims management in our specialty area of insurance. Our well-developed underwriting and claims infrastructure includes an extensive data repository, proprietary technologies, deep market knowledge and established market relationships. Analysis of the substantial data available through our operating companies drives our product and pricing decisions. We believe our underwriting and claims handling expertise provides enhanced risk selection, high quality service to our customers and greater control over claims expenses. We are committed to maintaining this underwriting and claims handling expertise as a core competency as our volume of business increases.

Scalable operations positioned for growth. Significant progress has also been made in aligning our cost base to our expected revenue going forward. The core functions of the insurance subsidiaries were integrated into a common operating platform. We believe that both insurance subsidiaries are well-positioned to begin returning to the volume of premium they wrote in the recent past with better than industry level profitability from the efficient operating infrastructure honed in 2011.

Experienced management team. We have a talented and experienced management team led by our President and Chief Executive Officer, Scott Wollney, who has more than 22 years of experience in the property and casualty insurance industry. Our senior management team has worked in the property and casualty industry for an average of 22 years and with the insurance subsidiaries, directly or indirectly, for an average of 13 years.

Strategic Focus

Vision

Our goal is to be the preferred specialty commercial transportation insurer in any geographic area where our value proposition delivers benefit to all stakeholders.

Mission

We develop and deliver superior specialty insurance products priced to meet our customers’ needs and generate consistent underwriting profit for our insurance subsidiaries. These products are distributed to the insured through independent retail agents utilizing our company’s operating platform.

We seek to achieve our vision and mission through the design, sophisticated pricing and efficient delivery of specialty transportation insurance products. Through constant interaction with our retail producers, we strive to thoroughly understand each of the markets we serve in order to deliver strategically priced products to the right market at the right time. Analysis of the substantial data available through our operating companies drives our product and pricing decisions. We focus on our key strengths and seek to expand our geographic footprint and products only to the extent these activities support our vision and mission. We target niche markets that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic commitment and increasing scale.

Outlook
Over the past two years, through dispositions and by placing certain lines of business into run-off, the insurance subsidiaries have streamlined operations to focus on the lines of business they believe will produce favorable underwriting results. Significant progress has also been made in aligning the cost base to our expected revenue base going forward. The core functions of the insurance subsidiaries were integrated into a common operating platform. Management believes that American Country and American Service are well-positioned to begin returning to the volume of premium they wrote in the recent past with better than industry level profitability. All three insurance subsidiaries have a long heritage with respect to their continuing lines of business and will benefit from the efficient operating infrastructure honed in recent years. American Country and American Service actively wrote business in 31 states during 2012, representing more states than in any prior year, utilizing our well developed underwriting and claim methodology. Our 2013 acquisition of Gateway has allowed us to expand our core commercial auto lines to 40 states and the District of Columbia year to date in 2013.
The following table summarizes historical commercial automobile gross premium written by our insurance subsidiaries (Gateway premium shown in 2013 only)
Annual Gross Premium Written (in ‘000s)

	2013 *	2012	2011	2010	2009	2008	2007	2006	2005
Commercial automobile	$38,916	$50,546	$18,790	$13,729	$52,774	$64,445	$86,558	$78,631	$90,190
*Through June 30, 2013
We believe that the most significant opportunities going forward are: (i) continued re-energizing of distribution channels with the objective of recapturing business generated prior to 2009, (ii) building business in previously untapped geographic markets where our insurance subsidiaries are licensed, but not recently active, and (iii) opportunistically acquiring books of business or similar insurance companies, provided market conditions support this activity. Primary potential risks related to these activities include: (i) insurance market conditions remaining “soft” for a sustained period of time, (ii) not being able to achieve the expected support from distribution partners, and (iii) the insurance subsidiaries not successfully maintaining their recently improved ratings from A.M. Best.

We seek to deploy our capital to maximize the return for our shareholders, either by investing in growing our operations or by pursuing other capital initiatives, depending upon insurance and capital market conditions. We focus on our key strengths and seek to expand our geographic footprint and products only to the extent these activities support our vision and mission. We will identify and prioritize market expansion opportunities based on the comparative strength of our value proposition relative to competitors, the market opportunity and the legal and regulatory environment.

We intend to continue to grow profitably by undertaking the following:

Re-establish legacy distribution relationships. We are focused on re-establishing relationships with independent agents that have been our insurance subsidiaries’ distribution partners in the past. We seek to develop and maintain strategic distribution relationships with a relatively small number of independent agents with substantial market presence in each state in which we currently operate. We expect to continue to increase the distribution of our core products in the states where we are actively writing insurance and re-capture insurance premium historically written by the insurance subsidiaries.

Expand our market presence. We are committed to continuing to diversify geographically by leveraging our experience, historical data and market research to expand our business in previously untapped geographic markets. Utilizing our established brands and market relationships, we have made significant inroads in new states where we had no active business in 2011. We will continue to expand into additional states where we are licensed, but not currently active, and states where we are not currently licensed to the extent that our market expansion criteria is met in a given state.

Acquire complementary books of business and insurance companies. We plan to opportunistically pursue acquisitions of complementary books of business and insurance companies provided market conditions support this activity. We will evaluate each acquisition opportunity based on its expected economic contribution to our results and support of our market expansion initiatives. Our recent acquisition of Gateway Insurance Company is consistent with this aspect of our strategy.

Geographic Markets

Currently, we distribute insurance only in the United States. Through our insurance subsidiaries, we are licensed to write P&C insurance in 49 states plus the District of Columbia in the United States. The following table reflects, in percentages, the principal geographic distribution of premiums written for the six month period ended June 30, 2013. No other jurisdiction accounted for more than 5%.

Distribution of Net Premium Written by Jurisdiction
Illinois	20.5%
New York	11.4%
Michigan	10.6%
Minnesota	5.8%
Texas	5.1%
The diagram below outlines the states where we are focused on actively writing new insurance policies and where we believe the comparative strength of our value proposition, the market opportunity, and the legal and regulatory environment are favorable (states darkened in the below diagram). With the completion of the acquisition of Gateway, we increased the footprint of our current market focus to 40 states and the District of Columbia (we are currently actively writing premium in 39 states and the District of Columbia).

Gateway historically issued commercial automobile insurance policies in the state of Florida. We do not plan to actively write insurance for new policyholders in Florida going forward and are in the process of satisfying the regulatory requirements to withdraw from that state.

WA
MT
ND
MN
OR
ID
SD
WI
MI
NY
ME
VT
NH
MA
RI
CT
WY
NV
UT
CA
CO
NE
IA
IL
IN
OH
PA
NJ
DE
MD
DC
KS
MO
KY
WV
VA
AZ
NM
OK
AR
TN
NC
SC
TX
LA
MS
AL
GA
FL
AK
HI

Agency Relationships
Independent agents are recruited by us directly and through marketing efforts targeting the specialty niche upon which we focus. Interested agents are evaluated based on their experience, expertise and ethical dealing. We are generally interested in acting as one of a relatively small number of insurance partners with whom their independent agents place business and are also careful not to oversaturate the distribution channel in any given geographic market. This helps to ensure that we are able to receive the maximum number of submissions for underwriting evaluation without unnecessary downstream pressure from agents to write business that does not fit our underwriting model. Agents receive commission as a percentage of premiums (generally 10% to 12%) as their primary compensation from us. Larger agents are also eligible for profit sharing based on the growth and underwriting profitability related to their book of business with us. The quality of business presented and written by each independent agent is evaluated regularly by our underwriters and is also reviewed quarterly by senior management. Key metrics for evaluation include overall accuracy and adequacy of underwriting information, performance relative to agreed commitments, support with respect to claims presented by their customers (as applicable) and overall underwriting profitability of the agent’s book of business. While we rely on our independent agents for distribution and customer support, underwriting and claim handling responsibilities are retained by us. Many of our agents have had direct relationships with either or both of the subsidiaries for a number of years. Gateway also distributes its taxi and limousine products through independent agents. Their distribution channel and independent agent relationships are complementary to ours.
Seasonality
The P&C insurance business is seasonal in nature. While our net premiums earned generally follow a stable trend from quarter to quarter, our gross premiums written follow certain common renewal dates for the light commercial risks that represent our core lines of business. For example, January 1st and March 1st are common taxi cab renewal dates in Illinois and New York, respectively. Additionally, we implemented our New York “excess taxi program” in the third quarter of 2012, which was renewed in the third quarter 2013. Net underwriting income is driven mainly by the timing and nature of claims, which can vary widely. Our ability to generate written premium is also impacted by the timing of policy periods in the states in which we operate. As we continue to diversify geographically, we expect seasonality to have a less dramatic impact on quarterly volumes of premium written.
Competition
The insurance industry is price competitive in all markets in which the insurance subsidiaries operate. Our company strives to employ disciplined underwriting practices with the objective of rejecting underpriced risks. A recent survey by A.M. Best estimates the total market for commercial automobile liability insurance to be approximately $24 billion. We believe our company requires only 1% market share to achieve our business plan. We believe our current market share as of June 30, 2013 is approximately 0.2%.
Our company competes on a number of factors such as distribution strength, pricing, agency relationships, policy support, claim service, and market reputation. In our core commercial automobile lines, the primary offerings are policies at the minimum prescribed limits in each state, as established by statutory, municipal and other regulations. We believe our company differentiates itself from many larger companies competing for this specialty business by exclusively focusing on these lines of insurance. We believe our exclusive focus results in the deployment of underwriting and claims professionals more in tune with issues common in commercial automobile lines, and provides the customer better service.
In the specialty insurance market, American Country, American Service and Gateway compete against, among others, American Transit Insurance Company (New York only), Canal Insurance Company, CNA Financial Corporation, Carolina Casualty Insurance Company, Empire Fire & Marine Insurance Company (subsidiary of Zurich Financial Services Ltd.), Global Liberty Insurance Company of New York, Granada Insurance Company, Hereford Holding Company, Inc., Lancer Financial Group, MAPFRE USA, Maya Assurance Company, National Indemnity Company (subsidiary of Berkshire Hathaway, Inc.), National Interstate Corporation, Northland Insurance Company (subsidiary of Travelers Companies, Inc.), Safeco Corporation (subsidiary of Liberty Mutual), and Scottsdale Insurance Company (National Casualty Company).
To compete successfully in the specialty commercial insurance industry, we rely on our ability to: identify markets that are most likely to produce an underwriting profit; operate with a disciplined underwriting approach; offer diversified products and geographic platforms; practice prudent claims management; reserve appropriately for unpaid claims; strive for cost containment through economies of scale where deemed appropriate; and provide services and competitive commissions to our independent agents.
Regulation
We are subject to extensive regulation, particularly at the state level. The method, extent and substance of such regulation varies by state, but generally has its source in statutes and regulations which establish standards and requirements for conducting the business of insurance and that delegate regulatory authority to state insurance regulatory agencies. Insurance companies can also be subject to so-called “desk drawer rules” of state insurance regulators, which are regulatory rules or best practices that have not been codified or formally adopted through regulatory proceedings. In general, such regulation is intended for the protection of those who purchase or use insurance products issued by our insurance subsidiaries, not the holders of securities issued by us. These laws and regulations have a significant impact on our business and relate to a wide variety of matters including accounting methods, agent and company licensure, claims procedures, corporate governance, examinations, investing practices, policy forms, pricing, trade practices, reserve adequacy and underwriting standards.
In recent years, the state insurance regulatory framework has come under increased federal scrutiny. Most recently, pursuant to the Dodd-Frank Regulatory Reform Act of 2010, the Federal Insurance Office was formed for the purpose of, among other things, examining and evaluating the effectiveness of the current insurance and reinsurance regulatory framework. In addition, state legislators and insurance regulators continue to examine the appropriate nature and scope of state insurance regulation.
Many state laws require insurers to file insurance policy forms and/or insurance premium rates and underwriting rules with state insurance regulators. In some states, such rates, forms and/or rules must be approved prior to use. While these requirements vary from state to state, generally speaking, regulators review premium rates to ensure they are not excessive, inadequate or unfairly discriminatory.
As a result, the speed with which an insurer can change prices in response to competition or increased costs depends, in part, on whether the premium rate laws and regulations (i) require prior approval of the premium rates to be charged, (ii) permit the insurer to file and use the forms, rates and rules immediately, subject to further review, or (iii) permit the insurer to immediately use the forms, rates and/or rules and to subsequently file them with the regulator. When state laws and regulations significantly restrict both underwriting and pricing, it can become more difficult for an insurer to make adjustments quickly in response to changes which could affect profitability.
Insurance companies are required to report their financial condition and results of operations in accordance with statutory accounting principles prescribed or permitted by state insurance laws and regulations and the National Association of Insurance Commissioners (the “NAIC”). State insurance laws and regulations also prescribe the form and content of statutory financial statements, require the performance of periodic financial examinations of insurers, establish standards for the types and amounts of investments insurers may hold and require minimum capital and surplus levels. Additional requirements include risk-based capital (“RBC”) rules, thresholds intended to enable state insurance regulators to assess the level of risk inherent in an insurance company’s business and consider items such as asset risk, credit risk, underwriting risk and other business risks relevant to its operations. In accordance with RBC formulas, a company’s RBC requirements are calculated and compared to its total adjusted capital to determine whether regulatory intervention is warranted. At December 31, 2012, the total adjusted capital of each of our insurance subsidiaries exceeded the minimum levels required under RBC requirements.
It is difficult to predict what specific measures at the state or federal level will be adopted or what effect any such measures would have on us or our insurance subsidiaries.
Facilities
Our corporate headquarters is located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. The facility consists of one office building totaling 176,844 net rentable square feet of office space on 7.2 acres. On May 22, 2012, we closed a transaction related to the sale of the headquarters building in Elk Grove Village to Northwest Point, LLC.  The total sales price of the property, which was paid in cash, amounted to $14.0 million, less closing costs and related expenses of approximately $633,000. In connection with the sale, our company also wrote down an accrual of approximately $792,000 held for real-estate taxes. Approximately $830,000 of the sales price was held in escrow for real estate taxes.
There is no material relationship between the purchaser of the property and us or any of our affiliates, directors or officers. Cash proceeds from the transaction, net of the funds held in escrow for real estate taxes, were approximately $12.4 million and will be used to support plans for future growth. Including the benefit of the real estate tax escrow write down, combined cash and non-cash proceeds from the transaction was $13.2 million.
We remain in the building as a tenant, occupying approximately 30,600 square feet for a term of 60 months beginning May 22, 2012, unless terminated or extended pursuant to the lease agreement. We are paying an annual rent equal to approximately $642,000 or approximately $53,000 per month, with a nominal annual escalation beginning on the first anniversary date of the lease agreement. We believe the facility is suitable and adequate for our current business needs.
We also own approximately 50 acres of vacant land in Alabama which was transferred to us from Southern United. It is also currently held for sale.
Upon completion of the Gateway acquisition, we assumed a lease for 12,937 square feet of office space in St. Louis, Missouri which is effective through February 2016. We currently pay a monthly rent equal to approximately $28,000. Some of the expense related to the lease will be shared with the sublessor.
Employees
As of the date of this prospectus, American Country, American Service and Gateway together have 97 full-time employees and 1 part-time employee, 74 of whom work at the corporate offices in Elk Grove Village, Illinois, 4 of whom work in New York, 17 of whom work in Missouri and 3 of whom work remotely.
Legal Proceedings
In connection with our operations, we are, from time to time, named as defendants in actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the outcome of the various proceedings at this time, such actions have generally been resolved with minimal damages or expense in excess of amounts provided and our company does not believe that it will incur any significant additional loss or expense in connection with such actions.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers as of the date of this prospectus are as follows:

Name	Age	Position
Scott D. Wollney	44	President, Chief Executive Officer and Director
Gordon G. Pratt	51	Chairman of the Board
Jordan M. Kupinsky	40	Director
Larry G. Swets, Jr.	38	Director
John T. Fitzgerald	42	Director
Paul A. Romano	52	Vice President and Chief Financial Officer
Bruce W. Giles	54	Vice President, Underwriting
Joseph A. Shugrue	50	Vice President, Claims
Leslie A. DiMaggio	45	Vice President, Operations
Scott Wollney
Mr. Wollney has been our President and Chief Executive Officer, and a Director, since December 31, 2010. From July 2009 until that time, Mr. Wollney was President and Chief Executive Officer of KAI, prior to which he was the President and Chief Executive Officer of Lincoln General Insurance Company (a subsidiary of KAI) from May 2008 to March 2009. From January 1998 to May 2008, he was President of Avalon Risk Management, Inc. Mr. Wollney's education coupled with his significant and varied experience as an executive manager and director qualifies him for his role with Atlas.  He has experience building successful businesses as well as re-organizing challenged companies around a focused strategy to address legacy issues and set them on a path for future success.  Mr. Wollney has direct experience and expertise with respect to the numerous disciplines which are critical to insurance business.
Gordon Pratt
Mr. Pratt has been our Chairman of the Board since December 31, 2010. Since March 2004, Mr. Pratt has been a Managing Member of Fund Management Group LLC in Connecticut. From June 2004 to April 2006, he was also the Senior Vice-President, Finance of the Willis Group in New York, prior to which he was the Managing Director of Hales Capital Advisors LLC and the Managing Partner of Distribution Partners Investment Capital L.P. Mr. Pratt has also served as Chairman and Vice Chairman of the boards of directors of NASDAQ listed companies, including United Insurance Holdings Corp. He holds a Master of Management degree from Northwestern University as well as a Bachelor of Arts degree from Cornell University. Mr. Pratt's education, background and experience qualify him for his role with Atlas.  Mr. Pratt has evaluated financial statements for more than 50 insurance companies and/or their holding company parents. Such evaluations include companies' uses of accounting estimates, accruals and provisions.  Mr. Pratt has made investment decisions and offered his opinion to company management teams based upon his evaluations concerning financial statements, which cover a wide range of complexity and accounting issues.  Additionally, from his service as a member of certain boards of directors, he has an understanding of internal controls and procedures for financial reporting for insurance companies and/or insurance holding company parents.
Jordan Kupinsky
Mr. Kupinsky has been a Director of Atlas since December 31, 2010. Since 2008, Mr. Kupinsky has been a Managing Director with Windsor Private Capital Inc. and its predecessor JJR Capital Corp. Prior to joining Windsor, he was a Vice President at Greenhill & Co., an independent global investment banking firm, listed on the NYSE, focused on mergers & acquisitions, financial restructuring and merchant banking, from March 2006 to May 2008. Prior to joining Greenhill, Mr. Kupinsky held the positions of Vice President of Corporate Development and General Counsel at Minacs Worldwide Inc., a publicly traded company on the Toronto Stock Exchange from July 2002 to February 2005. Mr. Kupinsky began his career practicing corporate and securities law at Torys LLP in Toronto (from 1997 to 1999) and was also an investment banking associate at Houlihan Lokey Howard & Zukin from 1999 to 2002. He holds a joint MBA and LL.B. degree from the Schulich School of Business and Osgoode Hall Law School at York University. Mr. Kupinsky's education, background and experience qualify him for his role with Atlas.  Mr. Kupinsky has experience in financial statement review with both public and private companies.  His direct experience includes securities law, financial analysis and corporate governance.

Larry Swets, Jr.
Mr. Swets has been a Director of Atlas since December 31, 2010. Since June 30, 2010, Mr. Swets has been the CEO of Kingsway Financial Services Inc. one of our shareholders, prior to which he was the Executive VP, Corporate Development of Kingsway Financial Services Inc. since January 2010. From June 2007 through March 2010, Mr. Swets was a director of United Insurance Holdings Corp. From June 2007 through September 2008, Mr. Swets was the CFO, Secretary, Treasurer and Executive Vice-President of FMG Acquisition Corp. He was the Managing Director of Itasca Financial LLC from May 2005 until January 2010. Mr. Swets holds a Chartered Financial Analyst designation from the CFA Institute. He received a Masters of Science degree from De Paul University in 1999 and a Bachelors of Business and Finance degree from Valparaiso University in 1997. Mr. Swets' education, background and experience qualify him for his role with Atlas.  He has extensive experience with both private and public insurance businesses at both the executive management and board levels.
John T. Fitzgerald
Mr. Fitzgerald was appointed a Director of Atlas on May 2, 2013. Mr. Fitzgerald co-founded Argo Management Partners in 2002. In that capacity, he has had extensive transactional and operating experience in Argo's acquired companies which include consumer products manufacturing, marketing and distribution operations. Mr. Fitzgerald is currently Chairman and Chief Development Officer of Hunter MFG, LLP. He has significant experience in the development and implementation of management tools, values, and practices which incorporate lean operations and continuous improvement.

Mr. Fitzgerald also serves as the Chairman of Oak Patch Gifts, LLC and is a member of the Board of Progressive Bronze Products, LLC. Prior to Argo Management Partners, Mr. Fitzgerald was managing director of Adirondack Capital, LLC, a financial futures and derivatives trading firm. He was a seat-owner on the Chicago Board of Trade. Mr. Fitzgerald is an MBA graduate of the Kellogg School of Management, Northwestern University with concentrations in Finance, Accounting, and Management Strategy. He holds a BS, finance, from DePaul University with highest honor, Beta Gamma Sigma.

Paul Romano
Mr. Romano has been our Vice President and Chief Financial Officer since December 31, 2010. From March 2010 until that time, he served as Vice President and Treasurer of KAI, prior to which he was the Vice President, Data Management of Lincoln General Insurance Company from October 2008 to March 2009. From 2002 through 2008, he held various Vice President and Director positions with American Country Insurance Company and its affiliates. Mr. Romano holds a Certified Public Accountant designation in the State of Illinois. He received a Master of Business Administration degree from the Northwestern University Kellogg Graduate School of Management in 1996 and a Bachelor of Science, Accounting, from the University of Illinois in 1984.
Bruce Giles
Mr. Giles has been our Vice President, Underwriting since our December 31, 2010. Mr. Giles was previously Assistant Vice President of Commercial Underwriting for Kingsway America Inc., prior to which he held various positions with Kingsway America Inc. from December 2003 to June 2010. From 1981 to 2003, he held various positions with Allstate Insurance Group, CIGNA and other insurance companies..
Joseph Shugrue
Mr. Shugrue has been our Vice President, Claims since December 31, 2010. Mr. Shugrue previously held various senior management positions with American Service and Kingsway America Inc. beginning in March 2004. Prior to that time, he held positions with other specialized insurance businesses beginning in October 1986.
Leslie DiMaggio
Ms. DiMaggio has been our Vice President, Operations since December 31, 2010. Ms. DiMaggio was previously the Vice President, Information Technology for Kingsway Financial Services Inc. from November 2008 to June 2010, prior to which she was the President, CEO and COO of Southern United Fire Insurance Company from April 2007 to November 2008. From 2000 until 2008, she held various other executive positions at Kingsway America Inc. Prior to that, she worked at other specialty insurance companies.

Independence of Directors
Directors are considered independent if they are not an executive officer or employee of the Company and have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
There are five directors on the Board, of which three are independent directors for purposes of NASDAQ Rule 5605(a)(2). Scott Wollney is not independent as he is a member of our management. Larry Swets is not independent as he is a member of management of Kingsway Financial Services, Inc., a company that may have a material relationship with us.
The Board has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Corporate Governance and Nominating Committee. The Audit Committee is comprised of Jordan Kupinsky (Chairman), Gordon Pratt and John Fitzgerald. Each member of the Audit Committee is independent under NASDAQ Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Compensation Committee is comprised of Jordan Kupinsky (Chairman), John Fitzgerlad and Gordon Pratt. The Corporate Governance and Nominating Committee is comprised of John Fitzgerald and Jordan Kupinsky. All members of the Compensation Committee and the Corporate Governance and Nominating Committee are independent under NASDAQ Rule 5605(a)(2).
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.
Our memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such losses or damages arise from breach of trust, breach of duty, dishonesty, fraud or willful default of such directors or officers.
Atlas provides additional indemnification for our directors and senior executive officers separate from that provided in our memorandum and articles of association. These agreements, among other things, require us to indemnify such persons for certain expenses, including attorneys' fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director.

Our company also maintains a directors and officers liability insurance policy for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, our company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
EXECUTIVE COMPENSATION
Compensation for executives is reviewed annually by the Compensation Committee of the Board. Current compensation was set based on the following criteria: (i) our size and scale; (ii) nature of our strategic objectives; and (iii) each executive’s role and responsibility. Industry data (such as surveys compiled by Towers Watson for the property & casualty insurance industry) as well as the potential for incentive compensation is also taken into consideration in the regular evaluation of base salary.
Employment agreements were executed with our executives in 2011 with an initial effective term of January 1, 2011 through December 31, 2013. These agreements provide for compensation based on a combination of base salary and incentive compensation. Incentive compensation for 2011 and 2012 was based primarily on our achieving certain financial and operational objectives, such as the successful expansion into new states and the establishment of significant new agent relationships (”cornerstone agents”). Amounts paid in 2011 and 2012 are shown in the Summary Compensation Table under the heading “Bonus.” Incentive compensation in subsequent years will be based on a combination of financial results and the achievement of strategic objectives, as determined by the Compensation Committee of the Board. Under the current plan, incentive compensation can be paid in an amount up to 75% of the executive’s base salary. Final determination of incentive compensation is subject to approval by the Board. See also “Employment Agreements with Named Executive Officers” below.

Subject to the terms and conditions of our stock option plan, the Compensation Committee of the Board is responsible for granting option-based awards to executive officers as an incentive. In determining appropriate grants, the Compensation Committee considers contributions to our operating results as well as expectations relative to near and longer term strategic goals and objectives in support of profitable growth.
The maximum number of ordinary shares reserved for issuance under the stock option plan together with all other security based plans is equal to 10% of issued and outstanding ordinary shares at the date of grant. The exercise price of options granted under the plan cannot be less than the volume weighted average trading price of Atlas’ ordinary shares for the five preceding trading days. Options generally vest over a three year period and expire ten years from grant date.
On January 18, 2011, Atlas granted options to purchase 123,250 ordinary shares of Atlas stock to officers and directors at an exercise price of C$6.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021.
The following table sets forth the securities of the Corporation that are authorized for issuance under the Corporation's equity compensation plans as at the end of the most recently completed financial year, December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding Options, warrants and rights	Weighted-average exercise price of outstanding Options ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by securityholders	123,250 Ordinary Shares(1)	$6.00	102,442 (3)
Equity compensation plans not approved by securityholders	10,700 Ordinary Shares(2)	$3.00	Nil
Total	133,950 Ordinary Shares	$5.76	102,442 (3)
Notes:
(1)    Issued pursuant to the Stock Option Plan on January 18, 2011.
(2)    Issued pursuant to stock option agreements on March 18, 2010, prior to implementation of the Stock Option Plan.

(3)	Equal to the maximum number of securities remaining issuable under according to the 2011 Stock Option Plan (10% of issued and outstanding ordinary shares as of December 31, 2012)
On January 11, 2013, Atlas granted options to purchase 91,667 ordinary shares under the Company’s stock option plan, all of which were granted to the Company’s officers. The granted options have an exercise price of C$6.45 and vest equally on the first, second and third anniversary of the grant date. The options expire on January 11, 2023.

In the second quarter of 2013, a new Equity Incentive Plan was approved by Shareholders at the Annual General Meeting. Atlas will cease to grant new stock options under the existing Stock Option Plan. The Equity Incentive Plan is a new securities based compensation plan, pursuant to which Atlas may issue restricted shares, restricted units, stock options and other forms of equity incentives to eligible persons as part of their compensation. The Equity Incentive Plan is considered an amendment and restatement of the Stock Option Plan, although outstanding stock options issued pursuant to the Stock Option Plan will continue to be governed by the terms of the Stock Option Plan.
Under the Equity Incentive Plan, a director who either directly or indirectly purchases up to $100,000 of Atlas stock, including on the open market, warrant exercise, or through the employee stock purchase plan (see note 13) will receive a 3 to 1 matching grant of restricted stock (or for Canadian taxpayers, restricted stock units) based on the aggregate purchase price of shares he or she purchases during the six-month period beginning on June 18, 2013 and ending on December 31, 2013 (the “Purchase Period”). The matching grant will be made as soon as administratively possible after the end of the Purchase Period (the “Grant Date”). The number of shares that will be issued on the Grant Date will be determined by dividing (A) the dollar amount of the Company matching contribution due based on purchases during the Purchase Period by (B) the closing share price of one share of Company common stock at close of market on June 17, 2013 (the “Closing Price”). The restricted stock will vest 20% on each anniversary of the Grant Date, subject to the terms of the Guidelines. The matching grant will subject to all of the terms and conditions of the Equity Incentive Plan and applicable grant agreements.
In connection with completion of the offering of our ordinary shares in February 2013, the Compensation Committee of the Board performed a review of our executive and director compensation, including our stock option plan. This review included, among other considerations, comparisons to industry data, including the executive and director compensation programs of other publicly traded property and casualty insurance companies. As a result, our executive compensation and director compensation was increased to bring us in line with other public companies in our industry. These changes included the aforementioned Equity Incentive Plan.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the years ended December 31, 2012, December 31, 2011 earned by the Chief Executive Officer and our two highest paid executive officers whose total compensation exceeded $100,000, if any (collectively, the “Named Executive Officers”) and our directors.

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation (US$)(3)	Total Compensation ($)
Scott Wollney Chief Executive Officer and Director	2012	$275,000	$110,000	—	—	—	$15,452	$400,452
	2011	275,000	—	30,900	—	—	14,129	320,029
Paul A. Romano Vice-President and Chief Financial Officer	2012	$175,000	$70,000	—	—	—	$13,594	$258,594
	2011	175,000	—	30,900	—	—	11,783	217,683
Leslie DiMaggio(2) VP Operations	2012	$175,000	$70,000	—	—	—	5,788	$250,788
	2011	175,000	—	30,900	—	—	4,901	210,801
Notes:

(1)
The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
Black-Scholes option pricing model was used to estimate the fair value of the 2011 option awards using the following assumptions - risk-free interest rate of 2.27% to 3.13%; dividend yield of 0.0%; expected volatility of 100%; and expected life of 6 to 9 years. Each of the individuals noted in the above Summary Compensation Table received an option to purchase 25,000 ordinary shares during the year ended December 31, 2011, at an exercise price of C$6.00 per ordinary share and expiring January 18, 2021.

(2)	Leslie DiMaggio was appointed as VP Operations of our insurance subsidiaries on December 31, 2010.
(3)	Includes company contributions to 401(k), employee stock purchase plan and annual car allowance.

Employment Agreements with Named Executive Officers
Concurrently with the completion of the Reverse merger, we entered into employment agreements with each of Scott Wollney, Paul Romano, Joseph Shugrue, and Leslie DiMaggio. The key terms of such employment agreements include:

(a)	employment being “at-will” and, subject to the severance and post-termination obligations described below, the employment agreement being terminable by either party at any time;
(b)	an annual base salary as set out in the table under the heading “Summary Compensation Table”;
(c)
the executive being entitled to participate in such employee benefit plans as we shall approve including, retirement plans, paid vacation and sick days/paid time off, disability plans, our stock option plan, or such other plans as may be offered from time to time; and

(d)	severance payments and post-termination obligations as further described below under “Termination and Change of Control Benefits”.
Stock Option Plans
On January 3, 2011, we adopted a 10% rolling stock option plan in order to advance our interests by providing certain “Eligible Persons” (any Employee, Officer, Director, or Consultant who is approved for participation in the Plan by the Compensation Committee) with incentives.
The stock option plan provides for the granting of options to purchase ordinary shares to Eligible Persons. Options may be granted at the discretion of the Compensation Committee in such number that may be determined at the time of grant, subject to the limits set out in the stock option plan. The number of ordinary shares issuable under the stock option plan is not more than 10% of the number of ordinary shares that are issued and outstanding as of the date of the grant of an option. Any increase in the issued and outstanding ordinary shares will result in an increase in the available number of ordinary shares issuable under the stock option plan, and any exercises of options or expirations or terminations of options will make new grants available under the stock option plan.
The exercise price of all options is established by the Compensation Committee at the time of grant, provided that the exercise price shall not be less than the market price of the ordinary shares on the date of grant. Under the stock option plan, market price is equal to the volume weighted average trading price of the ordinary shares on the NASDAQ (the principal stock exchange on which the ordinary shares are then listed for trading) for the five trading days immediately preceding the date on which the option is granted. The expiry of options is also established by the Compensation Committee at the time of the grant, provided that the options have a maximum term of ten years. The Compensation Committee may determine when any option will become exercisable and may determine that the Option will be exercisable in installments or pursuant to a vesting schedule.
As of the date of this prospectus, we had 225,617 outstanding options, at an average exercise price of C$6.04 per ordinary share.
On January 11, 2013, Atlas granted options to purchase 91,667 ordinary shares under the Company’s stock option plan, all of which were granted to the Company’s officers. The granted options have an exercise price of C$6.45 and vest equally on the first, second and third anniversary of the grant date. The options expire on January 11, 2023.

Equity Incentive Plan

In the second quarter of 2013, a new Equity Incentive Plan was approved by Shareholders at the Annual General Meeting. Atlas will cease to grant new stock options under the existing Stock Option Plan, discussed above. The Equity Incentive Plan is a new securities based compensation plan, pursuant to which Atlas may issue restricted shares, restricted units, stock options and other forms of equity incentives to eligible persons as part of their compensation. The Equity Incentive Plan is considered an amendment and restatement of the Stock Option Plan, although outstanding stock options issued pursuant to the Stock Option Plan will continue to be governed by the terms of the Stock Option Plan.
Under the Equity Incentive Plan, a director who either directly or indirectly purchases up to $100,000 of Atlas stock on the open market or through the employee stock purchase plan (see note 13) will receive a 3 to 1 matching grant of restricted stock (or for Canadian taxpayers, restricted stock units) based on the aggregate purchase price of shares he or she purchases during the six-month period beginning on June 18, 2013 and ending on December 31, 2013 (the “Purchase Period”). The matching grant will be made as soon as administratively possible after the end of the Purchase Period (the “Grant Date”). The number of shares that will be issued on the Grant Date will be determined by dividing (A) the dollar amount of the Company matching contribution due based on purchases during the Purchase Period by (B) the closing share price of one share of Company common stock at close of market on June 17, 2013 (the “Closing Price”). The restricted stock will vest 20% on each anniversary of the Grant Date, subject to the terms of the Guidelines. The matching grant will subject to all of the terms and conditions of the Equity Incentive Plan and applicable grant agreements.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth all equity awards held by the Named Executive Officers that were outstanding at the end of the most recently completed fiscal year.

Outstanding Equity Awards as at December 31, 2012
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott Wollney Chief Executive Officer and Director	4,167	4,167	C$6.00	January 18, 2021
Paul A. Romano Vice-President and Chief Financial Officer	4,167	4,167	C$6.00	January 18, 2021
Leslie DiMaggio VP Operations	4,167	4,167	C$6.00	January 18, 2021

(1)
These options were granted on January 18, 2011 and 25% of the ordinary shares subject to the option vested on the date of grant and the remaining 75% of the ordinary shares subject to the option vest in 25% increments on each of the first through third anniversaries of the date of grant.

Pension Plan Benefits
Our company does not currently maintain any pension or retirement plans that provide for payments or benefits at, following, or in connection with retirement.
Termination and Change of Control Benefits
We are party to employment agreements with the Named Executive Officers pursuant to which, if we terminate the executive without Cause (as defined in the employment agreement), or the executive’s employment is terminated in connection with a Change of Control (as defined in the employment agreement), the executive will be entitled to certain payments and benefits as set out below.

If terminated without Cause:	Continuation of base salary for: (1)	Lump-sum Payment equal to:	Continuation of employee health benefits covered under COBRA for: (1) (2)
During Year 1	24 months	100% of base salary	24 months
During Year 2	24 months	50% of base salary	12 months
During Year 3	12 months	Most recently awarded bonus	12 months
Notes:

(1)	The continuation of base salary and COBRA benefits will cease on the first of the month immediately following the date on which the executive becomes employed by a subsequent employer.
(2)	Continuation coverage will continue for the period set forth in this column, or the maximum period of time allowed by law, if shorter.
If, after a Change of Control (as defined in the employment agreement), the executive maintains employment with us (or our successor) for at least 180 days, the executive may terminate his employment at will and will be entitled to certain severance payments and post-termination benefits. Such payments and benefits shall be determined based upon the length of such executives employment and shall mirror the payments and benefits that would have been in effect had we terminated the executive’s employment without cause on such date.
2012 Director Compensation
During the fiscal year ended December 31, 2012, we paid cash compensation for services rendered to the non-employee members of our Board, and we reimburse the out-of-pocket expenses of our directors incurred in connection with attendance at or participation in meetings of the Board. The compensation of our Board was set based on the following criteria: (i) our size and scale; (ii) our perceived risk factors; and (iii) each member’s role and responsibility.
The following table shows the compensation paid to directors for the most recently completed fiscal year. Named Executive Officers, who also act as our directors, do not receive any additional compensation for services rendered in such capacity, other than as paid by us to such officers in their capacity as officers. See “Summary Compensation Table” for information regarding the compensation paid to our Named Executive Officers. John Fitzgerald became a director in 2013 so did not receive compensation in 2012.

Name	Fees Earned or Paid in Cash($)	Share-Based Awards($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Jordan Kupinsky(1)	$50,000	Nil	Nil	Nil	$50,000
Gordon Pratt(2)	$60,000	Nil	Nil	Nil	$60,000
Larry Swets, Jr. (2)	$40,000	Nil	Nil	Nil	$40,000

Notes:

(1)	As of December 31, 2012, Mr. Kupinsky had an aggregate of 37,895 option awards outstanding and 0 share awards outstanding.
(2)	As of December 31, 2012, each of Mr. Pratt and Mr. Swets had an aggregate of 27,195 option awards outstanding and 0 share awards outstanding.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES AND SELLING SHAREHOLDER
The following table sets forth information concerning the beneficial ownership of the ordinary common shares and restricted voting common shares held as of the date of this prospectus by (i) each person known to us to own beneficially more than 5% of the total issued and outstanding ordinary shares (including restricted voting common shares), (ii) each of our directors, (iii) each of the executive officers, (iv) all directors and executive officers as a group, and (v) the selling shareholder.
Each of the warrants and options included in this beneficial ownership table are exercisable within 60 days of the date of this prospectus. Each of the warrants and options included in this table are also reflective of the one-for-three reverse stock split.

Name and Address of Beneficial Owner	Amount of Ordinary Shares Owned (1)(2)	Amount of Restricted Voting Shares Owned (1)	Percentage of Class of Shares	Percentage of Total Outstanding Common Shares
5% Beneficial Owners
Magnolia Capital Partners, LLC 15 East 5th Street, Suite 3200 Tulsa, OK 74103 (6)	1,000,573	—	14.35%	8.80%
David Capital Partners, LLC 737 N Michigan Ave. Chicago IL 60611	763,011		10.67%	9.07%
Perritt Capital Management, Inc. 300 South Wacker Drive, Suite 2880 Chicago IL 60606	518,500		7.44%	6.30%
Atlas Investors LLC (3) Four Forest Park Farmington, CT 06032	437,046	—	6.25%	5.30%
Kingsway America Inc. 150 Pierce Road, 6th Floor Itasca, Illinois 60143 (5)	—	1,262,471	100.00%	63.27%
Officers and Directors
Scott Wollney	328,074	—	4.60%	3.91%
Jordan Kupinsky	68,096	—	1.14%	*
Gordon Pratt (4)	437,046	—	6.25%	5.30%
Larry Swets, Jr.	20,396	—	*	*
John T. Fitzgerald	11,316	—	*	*
Paul Romano	78,630	—	1.12%	*
Leslie DiMaggio	86,704	—	1.24%	1.24%
All Directors and Executive Officers as a Group (9 individuals) (7)	1,030,262	—	17.18%	14.57%
* -- Less than 1% of the outstanding ordinary shares

Notes:

(1)
As of the date of this registration statement, there were 6,970,850 Ordinary Shares and 1,262,471 Restricted Voting Shares outstanding. Included in the shares above are the following convertible securities, exercisable within 60 days of the date hereof, that are deemed to be beneficially owned by the persons holding them for the purpose of computing that person’s percentage ownership: Scott Wollney holds 157,015 warrants and 6,250 options; Jordan Kupinsky holds 31,096 options; Gordon Pratt (managed through Atlas Investors LLC, see (3) below) holds 20,396 options; Larry Swets, Jr. holds 20,396 options; Paul Romano holds 33,767 warrants and 6,250 options; and Leslie DiMaggio holds 38,832 warrants and 6,250 options. John Fitzgerald does not hold any warrants or options. David Capital holds 192,000 warrants. These shares are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of a vested option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of Ordinary Shares outstanding on the Record Date.

(3)	Managed by Gordon Pratt, Managing Member, who is our director.
(4)	Held through Atlas Investors LLC, of which he is a Managing Member.
(5)	Includes 525,981 shares held by Mendota Insurance Company, and 627,122 held by Universal Casualty Company, both of which are direct or indirect wholly owned subsidiaries of Kingsway America Inc.
(6)	Messrs. James Adelson and Stephen Heyman exercise control and direction over 540,574 ordinary shares (which includes 34 shares of Atlas held prior to the October 2, 2012 share purchase agreement).
(7)
The aggregate number of shares held by the officers and directors as a group and the corresponding percentage ownership of the officers and directors as a group include convertible securities that are exercisable within 60 days of the date hereof, that are deemed to be beneficially owned by the persons holding them.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to re-domesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings, Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank;

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges; and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country, to American Acquisition (another wholly owned subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.

All references to share counts and per share values in connection with the reverse merger transaction are presented prior to the one-for-three reverse stock split. KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted voting shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash in exchange for total consideration of C$60.8 million in the form of 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon re-domestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

In 2010, Atlas’ insurance subsidiaries remitted management fees monthly to KAI for managerial services. During the first six months of 2010, those management fees included rent for Atlas’ Elk Grove Village headquarters building. That building was contributed to Atlas on June 30, 2010 and rental payments ceased at that time.

At the time of the reverse merger, Jordan Kupinsky was a director of JJR VI Acquisition Corp., Scott Wollney was an executive officer of Kingsway America Inc. and American Acquisition, and Larry Swets, Jr. was a director of Kingsway America Inc. The reverse merger was negotiated on an arm’s length basis. Copies of the Annual Report and Filing Statement dated December 16, 2010 are available on SEDAR at www.sedar.com but are not deemed part of or incorporated by reference to this prospectus.
No director or senior officer, and no associate or affiliate of the foregoing persons, no insider and no family member of such persons has or has had any material interest, direct or indirect, in any transactions during the fiscal year ended December 31, 2011, or any transaction, or any proposed transaction, which has materially affected or will materially affect us.
A transition agreement between KAI and American Acquisition was put in place whereby the two companies provide certain services to each other. The agreement was designed to enable the uninterrupted operation of the insurance subsidiaries following the reverse merger transaction. Such services include accounting support services, auto claims handling services related to private passenger auto policies and tax return preparation services. The amount of work performed under this agreement is now minimal. In addition, Atlas is provided certain claims handling services under a similar agreement by a wholly owned subsidiary of KAI.
In connection with Atlas' acquisition of American Country and American Service in the reverse merger, a price protection agreement was executed with KAI.  Pursuant to this agreement, financial protection is provided in the event that actual losses paid at any time in the future for exposures existing on or before September 30, 2010 exceed the claims reserves which were carried on the books of our insurance subsidiaries for these exposures as at September 30, 2010.  If such paid development exceeds $1 million, the agreement provides protection in the form of a reimbursement obligation for 90% of up to $10 million of additional claims development.

For a description of the Registration Rights Agreement entered into in connection with Atlas' acquisition of American Country and American Service and the initial issuance of 13,804,861 of our restricted voting shares to KAI in 2010, see “Description Securities - Registration Rights.”

There is now a limited amount of support, primarily in the area of information technology, provided by the Company’s insurance subsidiaries to its former owner under such agreements.  Costs related to these activities are passed on the former owner and are immaterial relative to the Company’s revenue and expense structure.
For the year ended December 31, 2012 and December 31, 2011, Atlas incurred $2.0 million and $2.3 million, respectively, in commissions to Avalon Risk Management, Inc. (“Avalon”). In the six month period ended June 30, 2013, Atlas incurred $859,000 in commissions to Avalon.
In the year ended December 31, 2012 and December 31, 2011, Atlas also incurred expenses of $0 and $137,000 respectively, for marketing services performed by Avalon, and no such expenses in 2013. Avalon was a KFSI subsidiary through October 2009, and had certain investors and directors in common with Atlas. As of December 31, 2012, Atlas and Avalon no longer have any common directors nor investors. Avalon acts as a program manager for a surety program primarily consisting of U.S. Customs bonds. In this capacity they are responsible for coordinating marketing, customer service and claim handling for the surety bonds written under this agreement. This program is 100% reinsured by an unrelated third party.
At June 30, 2013 and December 31, 2012, Atlas reported net amounts receivable from (payable to) affiliates as follows which are included within other assets and accounts payable and accrued expenses on the balance sheets (all amounts in '000s):

	June 30, 2013	December 31, 2012
Kingsway America Inc.	$44	$43
Kingsway Amigo Insurance Company	4	1
Total	$48	$44

DESCRIPTION OF SECURITIES
Ordinary Shares

As of the date of this prospectus, there were [•] shareholders of record of our ordinary shares, of which 6,970,850 were issued and outstanding. Additionally, there were 1,262,471 restricted voting shares outstanding, all of which convert to ordinary shares upon the sale of such shares by KAI or its subsidiaries.

Voting Rights

The holders of our ordinary shares are entitled to receive notice of, and to attend, speak and vote at all meetings of shareholders, except those at which holders of a specific class are entitled to vote separately as a class. Ordinary shares will carry one vote per share held.

Dividends

Subject to the rights, privileges, restrictions and conditions attached to any other classes of our shares ranking prior to the ordinary shares, the holders of ordinary shares are entitled to receive any dividends that are declared by our board of directors at the times and for the amounts that the board of directors may, from time to time, determine. The ordinary shares rank equally with the restricted voting shares as to dividends on a share-for-share basis and all dividends declared shall be declared in equal or equivalent amounts per share on all ordinary shares and restricted voting shares, without preference or distinction.

Rights in the Case of Liquidation, Winding-Up or Dissolution

Subject to the rights, privileges, restrictions and conditions attached to the other classes of our shares ranking prior to the ordinary shares, in the case of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of ordinary shares shall be entitled to receive our remaining property and shall be entitled to share equally with the holders of our restricted voting shares, share-for-share, in all distributions of such assets.

Subdivision or Consolidation

No subdivision or consolidation of the ordinary shares shall occur unless, simultaneously, the restricted voting shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion

In the event that an offer is made to purchase our restricted voting shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the restricted voting shares are then listed, to be made to all or substantially all of the holders of the restricted voting shares, each ordinary share shall become convertible at the option of the holder into one restricted voting share at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of ordinary shares for the purpose of depositing the resulting restricted voting shares pursuant to the offer and for no other reason, including with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning the voting rights for ordinary shares notwithstanding their conversion. Our registrar and transfer agent shall deposit the resulting restricted voting shares on behalf of the holder.
Should the restricted voting shares issued upon conversion and tendered in response to the offer be withdrawn by the holders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the restricted voting shares resulting from the conversion shall be automatically reconverted, without further act on the part of us or the holder, to ordinary shares.
The ordinary shares may not be converted into restricted voting shares, or vice versa, other than in accordance with the conversion procedure set out in our articles.
As of the date of this prospectus, there are outstanding warrants to purchase up to 1,190,405 ordinary shares and outstanding options to purchase up to 225,617 ordinary shares at exercise prices ranging between $3.00 and $6.45 per share.

Restricted Voting Shares
Our authorized capital stock consists of 33,333,334 restricted voting shares. As of the date of this prospectus, we have 1,262,471 restricted voting shares outstanding held by the selling shareholder.

Voting Rights

Each restricted voting share entitles the holder to receive notice of, to attend, speak and vote at all meetings of shareholders, except those at which holders of a specific class are entitled to vote separately as a class. Restricted voting shares will carry one vote per share held, except where the number of outstanding restricted voting shares exceeds 30% of the total number of all issued and outstanding voting shares. If the foregoing threshold is surpassed at any time, the votes attached to each restricted voting share will decrease automatically without further act or formality to equal the maximum permitted vote per restricted voting share such that the restricted voting shares as a class shall not carry more than 30% of the total voting rights attached to the aggregate outstanding voting shares.

Dividends

Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares ranking prior to the restricted voting shares, the holders of restricted voting shares are entitled to receive any dividends that are declared by our board of directors at the times and for the amounts that our board of directors may, from time to time, determine. The restricted voting shares shall rank equally with our ordinary shares as to dividends on a share-for-share basis and all dividends shall be declared in equal or equivalent amounts per share on all ordinary shares and restricted voting shares without preference or distinction.

Rights in the Case of Liquidation, Winding-Up or Dissolution

Subject to the rights, privileges, restrictions and conditions attached to the other classes of our shares ranking prior to the restricted voting shares, in the case of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of restricted voting shares shall be entitled to receive our remaining property and shall be entitled to share equally with the holders of ordinary shares, share-for-share, in all distributions of such assets.

Subdivision or Consolidation

No subdivision or consolidation of the restricted voting shares shall occur unless, simultaneously, the ordinary shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion

Upon the disposition of any restricted voting share such that the restricted voting share ceases to be beneficially owned or controlled, directly or indirectly, by KFSI or KAI (and, for this purpose, such restricted voting share is also not held, directly or indirectly, by a partnership, corporation or other entity in which KFSI or KAI holds, directly or indirectly, ten percent (10%) or more of the capital, profits, value or voting interests), such restricted voting shares shall be mandatorily converted into fully paid and non-assessable ordinary shares with each restricted voting share converting into one of our ordinary shares.
In the event that an offer is made to purchase ordinary shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the ordinary shares are then listed, to be made to all or substantially all of the holders of ordinary shares, each restricted voting share shall become convertible at the option of the holder into one ordinary share at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of restricted voting shares for the purpose of depositing the ordinary shares pursuant to the offer and for no other reason, including notably with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning the voting rights for restricted voting shares notwithstanding their conversion. Our registrar and transfer agent shall deposit the ordinary shares on behalf of the holder.
Should the ordinary shares issued upon conversion and tendered in response to the offer be withdrawn by the holders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the ordinary shares resulting from the conversion shall be automatically reconverted, without further act on the part of us or the holder, into restricted voting shares.

The restricted voting shares may not be converted into ordinary shares, or vice versa, other than in accordance with the conversion procedure set out in our articles.
Preferred Shares
Our capital stock consists of 2,000,000 preferred shares, all of which are beneficially owned by Hendricks.
On July 7, 2013, Atlas entered into a non-binding letter of intent to purchase from KAI all outstanding preferred shares that are eligible for redemption (18,000,000 shares), for 90% of liquidation value. Definitive agreements in connection with this transaction were executed on August 1, 2013 (collectively, "The Share Repurchase Agreement"). An initial amount of $8.3 million (which includes $800,000 received from the exercise of warrants) of the $16.2 million purchase price was paid upon execution of the Share Repurchase Agreement, with the remaining amount to be paid no later than April 30, 2014, in accordance with the terms of the Share Repurchase Agreement.

Voting Rights

Except as otherwise required under applicable law, the holders of preferred shares will not be entitled to vote at any general meeting of the company, but (for the avoidance of doubt) may vote at a separate class meeting convened in accordance with the company’s articles of association.

Dividends

Dividends on the preferred shares shall accrue on a daily basis at the prorated annual rate of $0.045 per preferred share and shall be cumulative. The holders of preferred shares shall be entitled to receive dividends or distributions, when and as declared by our board of directors. We may elect to pay dividends on the preferred shares to each of preferred shares pro rata in additional preferred shares with a value equal to the amount of the dividends, provided to the extent we do not pay a dividend on the preferred shares in cash or in additional shares, the dividend shall accrue and accumulate compounded yearly whether or not such dividend was declared. No dividends shall be paid on any ordinary shares or restricted voting shares until dividends on the preferred shares shall have been paid or declared and set apart. The holders of the preferred shares will be entitled to the greater of the dividend on the ordinary shares (on an as converted basis) and the preferred shares in that fiscal year.

Liquidation Preference

Upon any liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, before any distribution or payment shall be made to any of the holders of our ordinary shares or restricted voting shares, the holders of preferred shares are entitled to receive out of our assets, an amount in cash or kind for each preferred share equal to the greater of (i) US$1.00 per preferred share (as such amount shall be appropriately adjusted to take into account stock splits, stock dividends and similar events) plus all declared and unpaid dividends thereon and (ii) the amount such holder would receive in liquidation if the preferred share had been converted to restricted voting shares or ordinary shares, as applicable, immediately prior to the liquidation.

If, upon any liquidation, the assets of Atlas are insufficient to pay the liquidation amount, then our net assets will be distributed among the holders of the preferred shares ratably in proportion to the full amounts to which they would otherwise be entitled and such distributions may be made in cash or in property taken at our fair value, or both, at the election of our board of directors.

After payment in full of the liquidation amount, including without limitation all declared and unpaid dividends on the preferred shares, our assets legally available for distribution, if any, will be distributed ratably to the holders of ordinary shares and restricted voting shares.

Conversion

Each preferred share shall be convertible, at the option of the holder thereof, at any time or from time-to-time after the date that is the fifth (5th) anniversary of the issuance date of such share, at our office or any transfer agent for the preferred shares, into such number of fully paid and non-assessable shares of ordinary shares as is determined by multiplying the number of the preferred shares by the “Conversion Factor” at the time in effect for such share. The initial Conversion Factor per share per preferred share shall be equal to 0.1270; provided, however, that such Conversion Factor shall be subject to adjustment as provided in our articles. Upon the disposition of a preferred share, such preferred share shall be convertible into ordinary shares rather than restricted voting shares.

Adjustments

The Conversion Factor of the preferred shares is subject to adjustment as provided in our articles.

Registration Rights

The Selling Shareholder is entitled to certain rights with respect to the registration of the shares owned by it under the Securities Act pursuant to the terms of the company’s registration rights agreement dated as of December 31, 2010 between the company and KAI. These shares are referred to as registrable securities and the related registration rights are described in additional detail below.

Piggyback Registration Rights

If the company registers any of its securities for public sale, the company will have to register all registrable securities that the holders of such securities request in writing be registered within 15 days of mailing of notice by the company to such holders. However, this right does not apply to a registration relating to any of the company’s stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act. The managing underwriters of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares so registered. If the number of securities requested to be included in such offering exceeds the number of shares that can be sold in an orderly manner within a price range acceptable to the company, then the company will include in such registration statement: first, the securities the company proposes to sell; second, the registrable securities requested to be included in such registration; and third, any other securities of the company requested to be included in such registration, in such manner as the company may determine.

Demand Registration Rights

Upon written request of a holder or holders of such registrable securities, the company is required to file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the registrable securities held by the requesting holder or holders, and as long as the reasonably anticipated aggregate price to the public is at least $5,000,000, and the company is entitled to use Form S-3 to register such registrable securities, then the company will be obligated to use our reasonable efforts to register the sale of all registrable securities that holders may request in writing. The company will be obligated to prepare and file a registration statement relating to the registrable securities within 45 days after receiving an initial demand notice from the holders. Thereafter, the company will use commercially reasonable efforts to cause the registration statement to become effective not later than 90 days from the date of filing. Additionally, the company will be required to provide prompt written notice of such registration of the registrable securities to all holders of outstanding registrable securities at least 30 days prior to filing. Such holders then have 15 days following receipt of such notice to demand their registrable securities be included in such registration statement. The company may postpone the filing of a registration statement for up to 120 days once in a 12 month period if in the good faith judgment of the company’s board of directors such registration would be detrimental to the company. KAI’s shares are being registered pursuant to such demand registration rights. The Company and KAI have agreed that the preparation and filing of this prospectus, and the registration statement on Form S-1 of which this prospectus is a part, will count as a demand registration for purposes of the registration rights agreement.

Registration Expenses

The company will pay all expenses incurred in connection with the piggyback registration rights described above, except for underwriting discounts and selling commissions. The holder or holders or the registrable securities will pay all expenses incurred in connection with the demand registration rights as described above, except for underwriting discounts and selling commissions. All underwriting discounts and selling commissions in connection with any piggyback registration and demand registration described above will be borne by the participating sellers in proportion to the number of registrable securities sold by each or as they may otherwise agree.

Expiration of Registration Rights

The registration rights described above will terminate as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder’s registrable securities without restriction pursuant to Rule 144(b)(1) promulgated under the Securities Act.

U.S. TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our ordinary shares by holders that purchase our ordinary shares pursuant to this offering and hold such ordinary shares as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal tax considerations that may be relevant to specific holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, brokers, dealers or traders in securities, commodities or currencies or other holders that mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, controlled foreign corporations, passive foreign investment companies, tax-exempt entities, certain former citizens or residents of the United States, persons deemed to sell our ordinary shares under the constructive sale provisions of the Code, or holders that hold our ordinary shares as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations. The following discussion also assumes we are treated as a U.S. corporation for U.S. federal income tax purposes. See “Risk Factors - U.S.”

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on income regardless of its source; or

•
a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of our ordinary shares (other than a partnership) that is not a U.S. Holder.
If an entity treated as a partnership for U.S. federal income tax purposes invests in our ordinary shares, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner and upon certain determinations made at the partner level. Any such entity should consult its own tax advisor regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our ordinary shares.

PERSONS CONSIDERING AN INVESTMENT IN OUR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE, GIFT AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Treatment as a U.S. Corporation
As described above under “Risk Factors-U.S. Tax Risks,” pursuant to certain “expatriation” provisions of the Code, the reverse merger agreement relating to the reverse merger transaction provides that the parties intend to treat our company as a U.S. corporation for U.S. federal income tax purposes. The expatriation provisions are complex, are largely unsettled and subject to differing interpretations, and are subject to change, perhaps retroactively. If our company were not to be treated as a U.S. corporation for U.S. federal income tax purposes, holders could be subject to materially different consequences than those described below. The remainder of this discussion assumes that we are properly treated as a U.S. corporation.
U.S. Holders
Distributions on Ordinary Shares
As described in the section entitled “Dividend Policy,” we do not currently expect to declare or pay dividends on our ordinary shares for the foreseeable future. A U.S. Holder that receives a distribution with respect to our ordinary shares, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our ordinary shares and thereafter as gain from the sale or exchange of ordinary shares. (See “Sale or exchange of ordinary shares” below.) Dividends received on ordinary shares generally will be eligible for the “dividends received deduction” available to corporate U.S. Holders. Under current law, for taxable years beginning before January 1, 2013, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust. A U.S. Holder generally will be eligible for the reduced rate only if the U.S. Holder has held our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. The reduced rate does not apply to individual taxpayers who have made an election to treat the dividends as “investment income” that may be offset against investment expense.
Sale or Exchange of Ordinary Shares
A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such ordinary shares. A holder’s adjusted tax basis in our ordinary shares generally will equal the holder’s purchase price for that share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the ordinary shares is held for more than one year. Preferential tax rates presently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are presently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.
Backup Withholding Tax and Information Reporting Requirements
Unless a holder of ordinary shares is a corporation or other exempt recipient, payments to holders of ordinary shares of dividends or the proceeds of sales or other dispositions of our ordinary shares that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax if the holder of our ordinary shares fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of ordinary shares under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.
Non-U.S. Holders

Distributions on Ordinary Shares

As described in the section entitled “Dividend Policy,” we do not currently expect to declare or pay dividends on our ordinary shares for the foreseeable future. Subject to the discussion below under “-Payments to Foreign Financial Institutions and Non-financial Foreign Entities” and “-Information Reporting and Backup Withholding”, if we make a distribution of cash or other property (other than certain pro rata distributions of our ordinary shares) in respect of our ordinary shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in such ordinary shares, and then as gain realized on the sale or other disposition of the ordinary shares and will be treated as described under the section entitled “-Sale, Exchange or Other Disposition of Ordinary Shares” below.

Distributions treated as dividends on our ordinary shares that are paid to or for the account of a Non-U.S. Holder and are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, Internal Revenue Service (“IRS”) Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent prior to the payment of the dividends. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable tax treaty that a Non-U.S. Holder relies upon, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-

U.S. Holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion below under “-Payments to Foreign Financial Institutions and Non-financial Foreign Entities” and “-Information Reporting and Backup Withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other disposition of our ordinary shares unless:

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five year period ending on the date of such sale, exchange or disposition and (ii) such Non-U.S. Holder’s holding period with respect to our ordinary shares, and certain other conditions are met;

•
such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on all or a portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments; or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are, and we do not presently anticipate that we will become, a United States real property holding corporation.

Payments to Foreign Financial Institutions and Non-financial Foreign Entities

Payments of any dividend on, or any gross proceeds from the sale, exchange or other disposition of, our ordinary shares to a Non-U.S. Holder that is a “foreign financial institution” or a “non-financial foreign entity” (to the extent such dividend or any gain from such sale, exchange or disposition is not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder) generally will be subject to the U.S. federal withholding tax at the rate of 30% unless such Non-U.S. Holder complies with certain additional U.S. reporting requirements or an exception otherwise applies.

For this purpose, a foreign financial institution includes, among others, a non-U.S. entity that (i) is a bank, (ii) holds, as a substantial portion of its business, financial assets for the account of others or (iii) is engaged (or holds itself out as being engaged) primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities or any interest in securities, partnership interests or commodities (as such terms are defined in the Code). A foreign financial institution generally will be subject to this 30% U.S. federal withholding tax unless it (i) enters into an agreement with the IRS pursuant to which such foreign financial institution agrees (x) to comply with certain information, verification, due diligence, reporting, and other procedures established by the IRS with respect to “United States accounts” (generally depository or custodial accounts maintained by a foreign financial institution (as well as non-traded debt or equity interests in such foreign financial institution) held by one or more “specified United States persons” or foreign entities with one or more “substantial United States owners” (as such terms are defined in the Code) and (y) to withhold on (1) its account holders that either fail to comply with reasonable requests for certain information as specified in the Code or fail to provide certain permissible waivers and (2) its account holders that are foreign financial institutions that do not enter into such an agreement with the IRS or (ii) is otherwise exempted by the IRS in future guidance.

A non-financial foreign entity generally will be subject to this 30% U.S. federal withholding tax unless such entity (i) provides the applicable withholding agent with either (x) a certification that such entity does not have any “substantial United States owners” (as defined in the Code) or (y) information regarding the name, address and taxpayer identification number of each “substantial United States owner” of such entity or (ii) is otherwise exempted by the IRS in future guidance. These reporting requirements generally will not apply to certain specified types of entities, including, but not limited to, a corporation the stock of which is regularly traded on an established securities market and certain affiliated corporations, foreign governments and international organizations.

Although this legislation currently applies to applicable payments made after December 31, 2012, the IRS has recently issued proposed Treasury regulations providing that the withholding provisions described above will generally apply to payments of dividends on our ordinary shares made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015.

Non-U.S. Holders should consult their own tax advisor regarding the application of these withholding and reporting rules.

Information Reporting and Backup Withholding

Generally, the amount of dividends on our ordinary shares paid to a Non-U.S. Holder, the name and address of the recipient and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the Non-U.S. Holder. In addition, separate information reporting and backup withholding rules that apply to payments to certain U.S. persons generally will not apply to payments with respect to our ordinary shares to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our ordinary shares by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our ordinary shares by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

In the case of an individual Non-U.S. Holder, ordinary shares owned or treated as owned at such time by such individual will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION
The selling shareholder may from time to time, in one or more transactions, sell all or a portion of the offered ordinary shares, in the over‑the‑counter market, on any other national securities exchange on which the ordinary shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered ordinary shares from time to time will be determined by the selling shareholder and, at the time of such determination, may be higher or lower than the market price of the ordinary shares on the NASDAQ. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or from purchasers of offered ordinary shares for whom they may act as agents, and underwriters may sell offered ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered ordinary shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered ordinary shares may be sold directly or through broker‑dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best‑efforts basis. The methods by which the offered ordinary shares may be sold include: (a) a block trade in which the broker‑dealer so engaged will attempt to sell the offered ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker‑dealer as principal and resale by such broker‑dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) underwritten transactions; (f) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and (g) a combination of the foregoing methods or by any other legally available means. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered ordinary shares by the selling shareholder and any commissions received by any such broker‑dealers may be deemed to be underwriting commissions under the Securities Act.

When the selling shareholder elects to make a particular offer of ordinary shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling shareholder and any other required information will be identified in a prospectus supplement.

LEGAL MATTERS
The validity of the ordinary shares offered hereby will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited. DLA Piper LLP (US) is acting as United States securities counsel to Atlas.
EXPERTS
Johnson Lambert LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2012 and December 31, 2011, as set forth in their report.
Brown Smith Wallace LLC, an independent public accounting firm, has audited, under U.S. Generally Accepted Auditing Standards, the consolidated financial statements of Camelot Services, Inc. and its sole subsidiary Gateway Insurance Company, a non-issuer entity, for the years ended December 31, 2012 and December 31, 2011, as set forth in their report.  We have included the financial statements of Camelot Services in the prospectus in reliance on Brown Smith Wallace LLC’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith and such reports, proxy statements and other information may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement and such reports, proxy statements and other information may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Atlas Financial Holdings, Inc.

Audited Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements

Camelot Services, Inc.

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders
Atlas Financial Holdings, Inc.

We have audited the accompanying consolidated statements of financial position of Atlas Financial Holdings, Inc. ("the Company") as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2012 and 2011. Our audits also include the financial statement schedules listed in Item 15 of the Company's Form 10-K. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas Financial Holdings, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Johnson Lambert LLP

Arlington Heights, Illinois
March 18, 2013

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in '000s, except for share and per share data)	December 31, 2012	December 31, 2011
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $95,423 and $101,473)	$98,079	$103,491
Equity securities, at fair value (cost $1,563 and $994)	1,571	1,141
Other investments	1,262	—
Total Investments	100,912	104,632
Cash and cash equivalents	19,912	23,249
Accrued investment income	517	586
Accounts receivable and other assets (Net of allowance of $484 and $4,254)	21,923	9,579
Reinsurance recoverables, net	6,020	8,044
Prepaid reinsurance premiums	2,111	2,214
Deferred policy acquisition costs	3,764	3,020
Deferred tax asset, net	6,605	6,775
Software and office equipment, net	1,137	440
Assets held for sale	166	13,634
Total Assets	$163,067	$172,173

Liabilities
Claims liabilities	$70,067	$91,643
Unearned premiums	25,457	15,691
Due to reinsurers and other insurers	3,803	5,701
Other liabilities and accrued expenses	3,876	2,884
Total Liabilities	$103,203	$115,919

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2012 and December 31, 2011. Liquidation value $1.00 per share	$18,000	$18,000
Ordinary shares, par value per share $0.003, 266,666,667 shares authorized, 2,256,924 shares issued and outstanding at December 31, 2012 and 1,541,842 at December 31, 2011	4	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 3,887,471 shares issued and outstanding at December 31, 2012 and 4,601,621 at December 31, 2011	14	14
Additional paid-in capital	152,768	152,652
Retained deficit	(112,675)	(115,841)
Accumulated other comprehensive income, net of tax	1,753	1,425
Total Shareholders’ Equity	59,864	56,254
Total Liabilities and Shareholders’ Equity	$163,067	$172,173

See accompanying Notes to Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s, except for share and per share data)

Consolidated Statements of Income
	Year Ended December 31,
	2012	2011
Net premiums earned	$38,709	$35,747
Net investment income	2,453	3,280
Net investment gains	1,435	4,147
Other income	194	178
Total revenue	42,791	43,352
Net claims incurred	26,545	28,994
Acquisition costs	6,471	7,294
Other underwriting expenses	6,609	10,697
Total expenses	39,625	46,985
Income/(loss) from operations before income tax expense/(benefit)	3,166	(3,633)
Income tax expense/(benefit)	—	(1,163)
Net income/(loss) attributable to Atlas	3,166	(2,470)
Less: Preferred share dividends	810	810
Net income/(loss) attributable to common shareholders	$2,356	$(3,280)

Basic weighted average common shares outstanding	6,144,281	6,124,542
Earnings/(loss) per common share, basic	$0.38	$(0.54)
Diluted weighted average common shares outstanding	8,434,948	6,124,542
Earnings/(loss) per common share, diluted	$0.38	$(0.54)

Consolidated Statements of Comprehensive Income

Net income/(loss) attributable to Atlas	$3,166	$(2,470)
Changes in net unrealized gains	1,446	154
Reclassification to income of net realized gains	(948)	(3,469)
Settlement of pension plan	—	2,473
Effect of income tax	(170)	(789)
Other comprehensive income/(loss) for the period	328	(1,631)
Total comprehensive income/(loss)	$3,494	$(4,101)

See accompanying Notes to Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in '000s)	Preferred Shares	Ordinary shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total
Balance December 31, 2010	$18,000	$4	$14	$152,466	$(113,371)	$3,056	$60,169
Net loss					(2,470)		(2,470)
Other comprehensive loss						(3,315)	(3,315)
Share-based compensation				113			113
Stock options exercised				73			73
Settlement of Pension Plan						1,684	$1,684
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					3,166		3,166
Other comprehensive income						328	328
Share-based compensation				113			113
Stock options exercised				3			3
Balance December 31, 2012	$18,000	$4	$14	$116	$(112,675)	$1,753	$59,864

See accompanying Notes to Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)
	Year Ended December 31,
	2012	2011
Operating Activities
Net income/loss	$3,166	$(2,470)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of fixed assets	315	218
Deferred employee benefit costs	—	2,657
Share-based compensation expense	113	113
(Gain)/loss on sale of fixed assets	—	(54)
Amortization of deferred gain on sale of headquarters building	(26)	—
Deferred income taxes	—	(1,163)
Net realized gains	(1,435)	(4,147)
Amortization of bond premiums and discounts	921	953
Net changes in operating assets and liabilities:
Accounts receivable and other assets, net	(12,344)	3,762
Due from reinsurers and other insurers	2,127	1,018
Deferred policy acquisition costs	(744)	784
Other assets and accrued investment income	69	707
Unpaid claims	(21,576)	(40,936)
Unearned premium	9,766	(1,370)
Due to reinsurers and other insurers	(1,898)	(3,913)
Accounts payable and accrued liabilities	805	(3,320)
Net cash used by operating activities	(20,741)	(47,161)
Investing activities:
Purchase of securities	(53,470)	(64,563)
Acquisition of other investments	(1,250)	—
Proceeds from sales and maturities of securities	59,452	113,823
Sale of assets held for sale	13,342	2,436
Net additions of software and other equipment	(673)	(396)
Net cash provided by investing activities	17,401	51,300
Financing activities:
Options exercised	3	73
Net cash provided by financing activities	3	73
Net change in cash and cash equivalents	(3,337)	4,212
Cash and cash equivalents, beginning of year	23,249	19,037
Cash and cash equivalents, end of year	$19,912	$23,249
Supplementary disclosure of cash information:
Cash paid for:
Interest	—	—
Income taxes	—	—

See accompanying Notes to Consolidated Financial Statements.

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Atlas Financial Holdings, Inc. ("Atlas") commenced operations on December 31, 2010. The primary business of Atlas is underwriting commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business autos. Automobile insurance products provide insurance coverage in three major areas: liability, accident benefits and physical damage. Liability insurance provides coverage subject to policy terms and conditions where the insured is determined to be responsible and/or liable for an automobile accident, for the payment for injuries and property damage to third parties. Accident benefit policies or personal injury protection policies provide coverage for loss of income, medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage coverage subject to policy terms and conditions provides for the payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft. In the short run, automobile physical damage and liability coverage generally provides more predictable results than automobile accident benefit or personal injury insurance.
Atlas' business is carried out through its insurance subsidiaries: American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”) and, as of January 1st, 2013, Gateway Insurance Company ("Gateway"). The insurance subsidiaries distribute their insurance products through a network of retail independent agents. Together, the insurance subsidiaries are licensed to write property and casualty insurance in 47 states in the United States. The insurance subsidiaries share common management and operating infrastructure .
Atlas Ordinary shares have been listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” since January 6, 2011. Atlas ordinary shares became listed on the NASDAQ stock exchange on February 11, 2013.
Basis of presentation - These statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany accounts and transactions have been eliminated. To conform to the current year presentation, certain amounts in the prior years’ consolidated financial statements and notes have been reclassified.
Beginning with the year ended December 31, 2012, Atlas has changed where certain items appear on its Statement of Comprehensive Income according to Rule 7-04 of Regulation S-X.
Summary of Significant Accounting Policies
Principles of consolidation - The consolidated financial statements include the accounts of Atlas and the entities it controls. Subsidiaries are entities over which Atlas, directly or indirectly, has the power to govern the financial and operating policies in order to obtain the benefits from their activities, generally accompanying an equity shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to Atlas and would be de-consolidated from the date that control ceases. The operating results of subsidiaries acquired or disposed of during the year will be included in the consolidated statement of operations from the effective date of acquisition and up to the effective date of disposal, as appropriate. All significant intercompany transactions and balances are eliminated in consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Atlas.
The following are Atlas’ subsidiaries, all of which are 100% owned, either directly or indirectly, together with the jurisdiction of incorporation that are included in consolidated financial statements:
American Insurance Acquisition Inc. (Delaware)
American Country Insurance Company (Illinois)
American Service Insurance Company, Inc. (Illinois)
Gateway Insurance Company (Missouri) (beginning January 2, 2013) - See Note 3
Classification of assets and liabilities - It is not customary in the insurance and financial services industries to classify assets and liabilities as current (settled in 1 year or less) and non-current (settled beyond 1 year). Assets and liabilities that could otherwise be classified as current include cash and cash equivalents, accrued investment income, accounts receivable and other assets, due from reinsurers and other insurers, income tax receivable, deferred policy acquisition costs, assets held for sale, accounts payable and accrued expenses, due to reinsurers and other insurers. Balances that would otherwise be classified as non-current include deferred tax assets and office equipment. All other assets and liabilities include balances that are both current and non-current.
Estimates and assumptions - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and changes in estimates are recorded in the accounting period in which they are determined. The liability for unpaid loss and loss adjustment expenses and related amounts recoverable from reinsurers represents the most significant estimate in the accompanying financial statements. Significant estimates in the accompanying financial statements also include the fair values of investments in bonds, deferred tax asset valuation, premium receivable bad debt allowance and deferred policy acquisition cost recoverability.
Financial instruments - Financial instruments are recognized and derecognized using trade date accounting, since that is the date Atlas contractually commits to the purchase or sale with the counterparty.
Effective interest method - Atlas utilizes the effective interest method for calculating the amortized cost of a financial asset and to allocate interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts the estimated future cash flows through the expected life of the financial instrument. Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of available-for-sale securities are based on the net proceeds and the adjusted cost of the securities sold, using the specific identification method.
Financial assets - Atlas classifies financial assets as described below. Management determines the classification at initial recognition based on the purpose of the financial asset.
Cash and cash equivalents - Cash and cash equivalents include cash and highly liquid securities with original maturities of 90 days or less.
Available for sale (“AFS”) - Investments in fixed income securities are classified as available for sale. Securities are classified as available-for-sale when Atlas may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of income tax, included as a separate component of accumulated other comprehensive income (loss) in shareholder’s equity.
Impairment of financial assets - Atlas assesses, on a quarterly basis, whether there is evidence that a financial asset or group of financial assets is impaired. An investment is considered impaired when the fair value of the investment is less than its cost or amortized cost. When an investment is impaired, the Company must make a determination as to whether the impairment is other-than-temporary.
Under ASC guidance, with respect to an investment in an impaired debt security, other-than temporary impairment ("OTTI") occurs if (a) there is intent to sell the debt security, (b) it is more likely than not it will be required to sell the debt security before its anticipated recovery, or (c) it is probable that all amounts due will be unable to be collected such that the entire cost basis of the security will not be recovered. If Atlas intends to sell the debt security, or will more likely than not be required to sell the debt security before the anticipated recovery, a loss in the entire amount of the impairment is reflected in net investment gains (losses) on investments in the consolidated statements of income. If Atlas determines that it is probable it will be unable to collect all amounts and Atlas has no intent to sell the debt security, a credit loss is recognized in net investment gains (losses) on investments in the consolidated statements of income to the extent that the present value of expected cash flows is less than the amortized cost basis; any difference between fair value and the new amortized cost basis (net of the credit loss) is reflected in other comprehensive income (losses), net of applicable income taxes.
Fair values of financial instruments - Atlas has used the following methods and assumptions in estimating its fair value disclosures:
Fair values for investments are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services.
Atlas' fixed income portfolio is managed by a SEC registered investment advisor specializing in the management of insurance company portfolios. Management works directly with them to ensure that Atlas benefits from their expertise and also evaluates investments as well as specific positions independently using internal resources. Atlas' investment advisor has a team of credit analysts for all investment grade fixed income sectors. The investment process begins with an independent analyst review of each security's credit worthiness using both quantitative tools and qualitative review. At the issuer level, this includes reviews of past financial data, trends in financial stability, projections for the future, reliability of the management team in place, market data (credit spread, equity prices, trends in this data for the issuer and the issuer's industry). Reviews also consider industry trends and the macro-economic environment. This analysis is continuous, integrating new information as it becomes available. In short, Atlas does not rely on rating agency ratings to make investment decisions, but instead with the support of its independent investment advisors, performs independent fundamental credit analysis to find the best securities possible. Together with its investment advisor, Atlas found that over time this process creates an ability to sell securities prior to rating agency downgrades or to buy securities before upgrades. As of December 31, 2012, this process did not generate any significant difference in the rating assessment between Atlas' review and the rating agencies.
Atlas employs specific control processes to determine the reasonableness of the fair value of its financial assets. These processes are designed to supplement those performed by Atlas' investment advisor to ensure that the values received from them are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable and consistent with the objective of determining fair value. For example, on a continuing basis, Atlas assesses the reasonableness of individual security values which have stale prices or whose changes exceed certain thresholds as compared to previous values received from Atlas' investment advisor or to expected prices. The portfolio is reviewed routinely for transaction volumes, new issuances, any changes in spreads, as well as the overall movement of interest rates along the yield curve to determine if sufficient activity and liquidity exists to provide a credible source for market valuations. When fair value determinations are expected to be more variable, they are validated through reviews by members of management or the Board of Directors who have relevant expertise and who are independent of those charged with executing investment transactions.
Accounts receivable and other assets - Accounts receivable include premium balances due and uncollected and installment premiums not yet due from agents and insureds.
Atlas evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer's inability to meet its financial obligations, such as in the case of bankruptcy or deterioration in the customer's operating results or financial position, Atlas records a specific reserve for bad debt to reduce the related receivable to the amount Atlas reasonably believes is collectible. Atlas also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. Accounts are reviewed for potential write-off on a case-by-case basis. Accounts deemed uncollectible are written off, net of expected recoveries. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.
Deferred policy acquisition costs ("DPAC") - Atlas defers producers’ commissions, premium taxes and other underwriting and marketing costs directly relating to the successful acquisition of premiums written to the extent they are considered recoverable. These costs are then expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Atlas’ deferred policy acquisition costs are reported net of deferred ceding commissions.
When anticipated losses, loss adjustment expenses, commissions and other acquisition costs exceed recorded unearned premium and any future installment premiums on existing policies, a premium deficiency reserve is recognized by recording a reduction to DPAC with a corresponding charge to operations. Atlas utilizes anticipated investment income as a factor in its premium deficiency calculation. Atlas concluded that no premium deficiency adjustments were necessary in either of the years ended December 31, 2012 and December 31, 2011.
Income taxes - Income taxes expense (benefit) includes all taxes based on taxable income (loss) of Atlas and its subsidiaries, and are recognized in the statement of income and comprehensive income except to the extent that they relate to items recognized directly in other comprehensive income, in which case the income tax effect is also recognized in other comprehensive income.
Deferred taxes are recognized using the asset and liability method of accounting. Under this method the future tax consequences attributable to temporary differences in the tax basis of assets, liabilities and items recognized directly in equity and the financial reporting basis of such items are recognized in the financial statements by recording deferred tax liabilities or deferred tax assets.
Deferred tax assets are recognized only to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.
When considering the extent of the valuation allowance on Atlas' deferred tax asset, weight is given by management to both positive and negative evidence. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. However, the strength and trend of earnings, as well as other relevant factors are considered.
Office equipment and software – Office equipment is stated at historical cost less deprecation. Subsequent costs are included in the asset’s carrying amount or capitalized as a separate asset only when it is probable that future economic benefits will be realized. Repairs and maintenance are recognized as an expense during the period incurred. Depreciation on equipment is provided on a straight-line basis over the estimated useful lives which range from 5 years for vehicles, 7 years for furniture and the term of the lease for leased equipment.
Rent expense for the lease on Atlas' headquarters is recognized on a straight-line basis over the life of the lease.
Insurance contracts – Contracts under which Atlas’ insurance subsidiaries accept risk at the inception of the contract from another party (the insured holder of the policy) by agreeing to compensate the policyholder or other insured beneficiary if a specified future event (the insured event) adversely affects the holder of the policy are classified as insurance contracts. All policies are short-duration contracts.
Revenue recognition - Premium income is recognized on a pro rata basis over the terms of the respective insurance contracts. Unearned premiums represent the portion of premiums written that are related to the unexpired terms of the policies in force.
Claims liabilities - The provision for unpaid claims represent the estimated liabilities for reported claims, plus those incurred but not yet reported and the related estimated loss adjustment expenses, such as legal fees. Unpaid claims expenses are determined using case-basis evaluations and statistical analyses, including insurance industry loss data, and represent estimates of the ultimate cost of all claims incurred. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid claims is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.
Reinsurance - As part of Atlas’ insurance risk management policies, portions of its insurance risk is ceded to reinsurers. Reinsurance premiums and claims expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and claims ceded to other companies have been reported as a reduction of premium revenue and claims incurred expense. Commissions paid to Atlas by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables are recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies. Prepaid reinsurance premiums are recorded for unearned premiums that have been ceded to other companies.
Share-based payments - Atlas has a stock-based compensation plan which is described fully in Note 10. Under ASC 718 Compensation-Stock Compensation (“ASC 718”), the fair-value method of accounting is used to determine and account for equity settled transactions and to determine stock-based compensation awards granted to employees and non-employees using the Black-Scholes option pricing model. Compensation expense is recognized over the period that the stock options vest, with a corresponding increase to additional paid in capital.
For option awards with graded vesting, expense is recognized on a straight line basis over the service period for the entire award.
Operating segments - Atlas is in a single operating segment – property and casualty insurance.

2. NEW ACCOUNTING STANDARDS
Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts - In October 2010, the Financial Accounting Standards Board ("FASB") issued guidance modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance contracts. The guidance specifies that the costs must be directly related to the successful acquisition of insurance contracts. The guidance also specifies that advertising costs should be included as deferred acquisition costs only when the direct−response advertising accounting criteria are met. The new guidance became effective for reporting periods beginning after December 15, 2011. Atlas' previous policy for accounting for acquisition costs was already consistent with this guidance. Therefore the adoption of this guidance during 2012 did not have an impact on our financial statements.
Presentation of Comprehensive Income - In June and December 2011, the FASB issued guidance amending the presentation of comprehensive income and its components. Under the new guidance, a reporting entity has the option to present comprehensive income in a single continuous statement or in two separate but consecutive statements. The guidance is effective for reporting periods beginning after December 15, 2011 and is to be applied retrospectively. The new guidance affected presentation only and had no impact on the Company's results of operations or financial position.
3. ACQUISITION OF GATEWAY INSURANCE COMPANY
On January 2, 2013 we acquired Camelot Services, Inc., ("Camelot Services"), a privately owned insurance holding company, and its sole subsidiary, Gateway Insurance Company, or Gateway, from Hendricks Holding Company, Inc., or Hendricks, an unaffiliated third party. Gateway provides specialized commercial insurance products, including commercial automobile insurance to niche markets such as taxi, black car and sedan service owners and operators.

Under the terms of the stock purchase agreement, the purchase price equaled the tangible GAAP book value of Camelot Services at December 31, 2012, subject to certain pre and post-closing adjustments, including, among others, claim development between the signing of the stock purchase agreement and December 31, 2012. Additional consideration may be paid to the seller, or returned to us by the seller, depending upon, among other things, the future development of Gateway’s actual loss reserves for certain lines of business and the utilization of certain deferred tax assets over time. Gateway also writes workers’ compensation insurance. However, an indemnity reinsurance agreement was entered into pursuant to which 100% of Gateway’s workers’ compensation business was ceded to a third party captive reinsurer funded by the seller as part of the transaction.

The total purchase price for all of Camelot Services’ outstanding shares was $14.3 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by Gateway immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. The agreement includes contractual protections to offset up to $2.0 million of future reserve development. We have also agreed to provide the sellers up to $2.0 million in additional consideration in the event of favorable reserve development.

We began consolidating Gateway on January 1, 2013, therefore their financial results have not been included in Atlas' financial results for the year ended December 31, 2012. However, the following unaudited pro forma summary presents Atlas' consolidated financial information as if Gateway had been acquired on January 1, 2012 and 2011. These amounts have been calculated after applying the Company's accounting policies had the acquisition been completed on January 1, 2012 and 2011. These results were prepared for comparative purposes only and do not purport to be indicative of the results of operations which may have actually resulted had the acquisitions occurred on the indicated dates, nor are they indicative of potential future operating results of the company.

(in '000s)
Year Ended December 31,	2012	2011
Revenue	$53,708	$56,361
Net income	$(1,346)	$(4,392)

The value of certain assets and liabilities acquired are preliminary and are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles and deferred taxes. The valuations must be finalized within 12 months of the close of the acquisition. Any changes upon finalization to the preliminary valuation of assets and liabilities may result in the creation of identifiable intangible assets and goodwill. Changes to the purchase price allocation will be adjusted prospectively in future consolidated financial results. The following table presents assets acquired and liabilities assumed for the Gateway acquisition based on its estimated fair value on January 1, 2013.

(in '000s)
Purchase Consideration
Cash	$12,282
Preferred stock	2,000
Total	$14,282

Allocation of Purchase Price

Cash and investments	$45,421
Other current assets	17,273
Property and equipment	195
Deferred policy acquisition costs	685
Total Assets	$63,574

Claims liabilities	$36,209
Unearned premiums	9,601
Accounts payable and other liabilities	3,482
Total Liabilities	$49,292

Net assets acquired	$14,282

4. EARNINGS PER SHARE
Earnings per ordinary and restricted voting common share (collectively, the "common shares") for the years ended December 31, 2012, December 31, 2011 is as follows:

	2012	2011
Basic:
Net income/(loss) attributable to Atlas	$3,166	$(2,470)
Less: Preferred share dividends	810	810
Net income/(loss) attributable to common shareholders	2,356	(3,280)
Weighted average common shares outstanding	6,144,281	6,124,542
Basic earnings/(loss) per common share	$0.38	$(0.54)
Diluted:
Net income/(loss) attributable to Atlas	$3,166	$(2,470)
Weighted average common shares outstanding	6,144,281	6,124,542
Dilutive potential ordinary shares	2,290,667	—
Dilutive average common shares outstanding	8,434,948	6,124,542
Dilutive earnings/(loss) per common share	$0.38	$(0.54)
Diluted earnings/(loss) per share is computed by dividing net income/(loss) attributable to common shareholders by the weighted average number of common shares outstanding each period plus the incremental number of shares added as a result of converting dilutive potential ordinary shares, calculated using the treasury stock method. Atlas’ dilutive potential ordinary shares consist of outstanding stock options to purchase Ordinary shares, warrants to purchase 1,327,834 Ordinary shares of Atlas for C$6.00 per share, preferred shares potentially convertible to ordinary shares at the option of the holder at any date after December 31, 2015 at the rate of 0.1270 ordinary shares for each preferred share. The effects of these convertible instruments are excluded from the computation of diluted loss per share in periods in which the effect would be anti-dilutive. For the year ended December 31, 2012, potential Ordinary shares were dilutive due to the achievement of net income attributable to common shareholders.

5. INVESTMENTS
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments in fixed maturities and equity investments are as follows (all amounts in '000s):

December 31, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed income:
U.S.	- Government	$34,993	$879	$9	$35,863
	- Corporate	35,922	1,253	16	37,159
	- Commercial mortgage backed	20,387	433	7	20,813
	- Other asset backed	4,121	123	—	4,244
Total fixed income		$95,423	$2,688	$32	$98,079
Equities		$1,563	$8	$—	$1,571
Totals		$96,986	$2,696	$32	$99,650

December 31, 2011		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed income:
U.S.	- Government	$44,835	$911	$—	$45,746
	- Corporate	35,572	825	24	36,373
	- Commercial mortgage backed	17,493	208	—	17,701
	- Other asset backed	3,573	99	1	3,671
Total fixed income		$101,473	$2,043	$25	$103,491
Equities		994	147	—	1,141
Totals		$102,467	$2,190	$25	$104,632
The following tables summarize carrying amounts of fixed income securities by contractual maturity (all amounts in '000s). As certain securities and debentures have the right to call or prepay obligations, the actual settlement dates may differ from contractual maturity.

As of the year ended December 31, 2012	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed income securities	$9,513	$23,124	$20,524	$44,918	$98,079
Percentage of total	9.7%	23.6%	20.9%	45.7%	100.0%

As of the year ended December 31, 2011	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed income securities	$29,407	$27,317	$10,242	$36,525	$103,491
Percentage of total	28.4%	26.4%	9.9%	35.3%	100.0%
Management performs a quarterly analysis of Atlas’ investment holdings to determine if declines in fair value are other than temporary. The analysis includes some or all of the following procedures as deemed appropriate by management:

◦	identifying all security holdings in unrealized loss positions that have existed for at least six months or other circumstances that management believes may impact the recoverability of the security;

◦	obtaining a valuation analysis from third party investment managers regarding these holdings based on their knowledge, experience and other market based valuation techniques;

◦	reviewing the trading range of certain securities over the preceding calendar period;

◦	assessing if declines in market value are other than temporary for debt security holdings based on credit ratings from third party security rating agencies; and

◦	determining the necessary provision for declines in market value that are considered other than temporary based on the analyses performed.
The risks and uncertainties inherent in the assessment methodology utilized to determine declines in market value that are other than temporary include, but may not be limited to, the following:

◦	the opinion of professional investment managers could be incorrect;

◦	the past trading patterns of individual securities may not reflect future valuation trends;

◦	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

◦	the debt service pattern of non-investment grade securities may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.
There were no impairments recorded in the years ended December 31, 2012 and 2011 as a result of the above analysis performed by management to determine declines in fair value that may be other than temporary. All securities in an unrealized loss position as of the years ended December 31, 2012 and 2011 have been in said position for less than 12 months.
The following table summarizes the components of net investment income for the years ended December 31, 2012 and 2011(all amounts in '000s):

	2012	2011
Total investment income
Interest income	$2,757	$3,791
Dividends	19	12
Income from other investments	55	—
Investment expenses	(378)	(523)
Net investment income	$2,453	$3,280

The following table summarizes the components of net investment gains for the years ended December 31:

	2012	2011
Fixed income securities	$799	$4,147
Equities	636	—
Net investment gains (losses)	$1,435	$4,147

Atlas' other investment is in a limited partnership that primarily invests in income-producing real estate. Atlas' interests are not deemed minor and it is accounted for under the equity method of accounting. As of the year ended December 31, 2012, the carrying value was $1.3 million versus $0 as of the year ended December 31, 2011. The estimated fair value approximates due to the investees not being publicly traded.
Collateral pledged:
At December 31, 2012, bonds and term deposits with a fair value of $9.8 million were on deposit with state and provincial regulatory authorities, versus $11.8 million at December 31, 2011. Also, from time to time, the Company pledges securities to third parties to collateralize liabilities incurred under its policies of insurance. At the year ended December 31, 2012, the amount of such pledged securities was $8.3 million versus $10.4 million at December 31, 2011. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Company’s standard risk management controls. These assets and investment income related thereto remain the property of the Company while pledged. Neither the state and/or provincial regulatory authorities nor any other third party has the right to re-pledge or sell said securities held on deposit.
6. FINANCIAL AND CREDIT RISK MANAGEMENT
By virtue of the nature of Atlas’ business activities, financial instruments make up the majority of the balance sheet. The risks which arise from transacting financial instruments include credit risk, market risk, liquidity risk and cash flow risk. These risks may be caused by factors specific to an individual instrument or factors affecting all instruments traded in the market. Atlas has a risk management framework in place to monitor, evaluate and manage the risks assumed in conducting its business. Atlas’ risk management policies and practices are as follows:
Credit risk - Atlas is exposed to credit risk principally through its fixed income securities and balances receivable from policyholders and reinsurers. Atlas controls and monitors concentration and credit quality risk through policies to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. Government bonds) as well as through ongoing review of the credit ratings of issuers held in the securities portfolio. Atlas’ credit exposure to any one individual policyholder is not material. Atlas has policies requiring evaluation of the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvency.
Atlas' allowance for bad debt of $4.3 million as of the year ended December 31, 2011 primarily related to a single agent. Settlement proceedings with this agent were executed in April 2012, and resulted in a minor recovery of previously fully reserved amounts. At the year ended December 31, 2012, Atlas' allowance for bad debt declined to $484,000 and bad debt expense of $52,000 was recognized. In the year ended December 31, 2011, Atlas recognized $248,000 in bad debt expense.
Equity price risk - This is the risk of loss due to adverse movements in equity prices. Atlas' investment in equity securities comprises a small percentage of its total portfolio, and as a result, the exposure to this type of risk is minimal.
Foreign currency risk - Atlas is not currently exposed to material changes in the U.S. dollar currency exchange rates with any other foreign currency.
Liquidity and cash flow risk - Liquidity risk is the risk of having insufficient cash resources to meet current financial obligations without raising funds at unfavorable rates or selling assets on a forced basis. Liquidity risk arises from general business activities and in the course of managing the assets and liabilities of Atlas. There is the risk of loss to the extent that the sale of a security prior to its maturity is required to provide liquidity to satisfy policyholder and other cash outflows. Cash flow risk arises from risk that future inflation of policyholder cash flow exceeds returns on long-term investment securities. The purpose of liquidity and cash flow management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity and cash flow requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
Fair value - Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act.
Atlas records the available for sale securities held in its securities portfolio at their fair value. Atlas primarily uses the services of external securities pricing vendors to obtain these values. The securities are valued using quoted market prices or prices established using observable market inputs. In volatile market conditions, these quoted market prices or observable market inputs can change rapidly causing a significant impact on fair value and financial results recorded.
Atlas employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The hierarchy is comprised of quoted market prices (Level 1), third party models using observable market information (Level 2) and internal models without observable market information (Level 3). The following table summarizes Atlas' investments at fair value as at the year ended December 31, 2012 and as of the year ended December 31, 2011(all amounts in '000s):

December 31, 2012	Level 1	Level 2	Level 3	Total
Fixed income securities	$9,843	$88,002	$234	$98,079
Equities	1,571	—	—	1,571
Other investments	—	—	1,262	$1,262
Totals	$11,414	$88,002	$1,496	$100,912

December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed Income Securities	$13,363	$90,128	$—	$103,491
Equities	1,141	—	—	1,141
Totals	$14,504	$90,128	$—	$104,632
Of the total portfolio of fixed income securities, only holdings of U.S. Treasury Securities are classified within Level 1. There were no transfers in or out of Level 2 during either period.
The fair value of the fixed income security in Level 3 was calculated using risk-adjusted value ranges and estimates. Refer to Note 5 for a description of the other investment in Level 3, whose fair value approximates its carrying value. There have been no unrealized or realized gains recorded related to the other investment during the year ended December 31, 2012. Both securities received Level 3 classification due to the absence of fair value quotes from Atlas' third party valuation service provider.
Though Atlas believes its valuation methods are appropriate, the use of different methodologies or assumptions to determine its fair value could result in a different fair value at the year ended December 31, 2012. Management does not believe that reasonable changes to the inputs to its valuation methodology would result in a significantly higher or lower fair value measurement.
Capital management - The Company manages capital using both regulatory capital measures and internal metrics. The Company’s capital is primarily derived from common shareholders’ equity, retained deficit and accumulated other comprehensive income (loss).
As a holding company, Atlas could derive cash from its insurance subsidiaries generally in the form of dividends to meet its obligations, which will primarily consist of operating expense payments. Atlas’ insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in the securities portfolio. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. In the event that dividends available to the holding company are inadequate to cover its operating expenses, the holding company would need to raise capital, sell assets or incur future debt.
The insurance subsidiaries must each maintain a minimum statutory capital and surplus of $1.5 million under the provisions of the Illinois Insurance Code. Dividends may only be paid from statutory unassigned surplus, and payments may not be made if such surplus is less than a stipulated amount. The dividend restriction is the greater of statutory net income or 10% of total statutory capital and surplus.
Net income computed under statutory-basis accounting for American Country was $457,000 versus a loss of $1.6 million for American Service. Losses for the year ended December 31, 2011were $2.3 million and $497,000 for American Country and American Service, respectively. Statutory capital and surplus of the insurance subsidiaries was $52.2 million and $50.0 million at December 31, 2012 and 2011, respectively.
Atlas did not declare or pay any dividends to its common shareholders during the year ended December 31, 2012 or in the year ended December 31, 2011.
7. INCOME TAXES
The effective tax rate was 0.0% and (32.0)% for the years ended December 31, 2012 and 2011, respectively, compared to the U.S. statutory income tax rate of 34% as shown below(all amounts in '000s):

	2012		2011
	Amount	%	Amount	%
Expected income tax expense/(benefit) at statutory rate	$1,076	34.0%	$(1,235)	(34.0)%
Change in valuation allowance	(1,119)	(35.3)%	—	—%
Nondeductible expenses	48	1.5%	5	0.1%
Tax implications of qualifying transaction	—	—%	75	2.1%
Other	(5)	(0.2)%	(8)	(0.2)%
Total	$—	—%	$(1,163)	(32.0)%

Income tax expense consists of the following for the year ended December 31, 2012 and December 31, 2011:

	2012	2011
Current tax expense/(benefit)	$—	$—
Deferred tax (benefit)/expense, net of change in valuation allowance	—	(1,163)
Total	$—	$(1,163)
Upon the transaction forming Atlas on December 31, 2010, a yearly limitation as required by U.S. tax law Section 382 that applies to changes in ownership on the future utilization of Atlas’ net operating loss carry-forwards was calculated. The insurance subsidiaries’ prior parent retained those tax assets previously attributed to the insurance subsidiaries which could not be utilized by Atlas as a result of this limitation. As a result, Atlas’ ability to recognize future tax benefits associated with a portion of its deferred tax assets generated during prior years and the current year have been permanently limited to the amount determined under U.S. tax law Section 382. The result is a maximum expected net deferred tax asset which Atlas has available after the merger which is believed more-likely-than-not to be utilized in the future, after consideration of valuation allowance.
The components of deferred income tax assets and liabilities as of December 31, 2012 and December 31, 2011 are as follows (all amounts in '000s):

	December 31, 2012	December 31, 2011
Deferred tax assets:
Unpaid claims and unearned premiums	$3,144	$3,004
Taxable loss carry-forwards	16,128	15,558
Bad debts	164	1,297
Other	907	1,338
Valuation allowance	(11,242)	(12,361)
Total deferred tax assets, net of allowance	9,101	8,836

Deferred tax liabilities:
Investment securities	910	740
Deferred policy acquisition costs	1,280	1,027
Other	306	294
Total gross deferred tax liabilities	2,496	2,061
Net deferred tax assets	$6,605	$6,775
Amounts and expiration dates of the operating loss carry forwards as of December 31, 2012 are as follows (all amounts in '000s):

Year of Occurrence	Year of Expiration	Amount
2001	2021	$14,750
2002	2022	4,317
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	1,949
2011	2031	9,349
2012	2032	216
Total		$47,435
Atlas established a valuation allowance of $11.2 million and $12.4 million for its gross deferred tax assets as of the year ended December 31, 2012 and as of the year ended December 31, 2011, respectively.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized or if it is deemed premature to conclude that these assets will be realized in the near future, a valuation allowance is recorded. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. Atlas' assessment also considered the recent spin-off from prior ownership, the nature and extent of cumulative financial losses and trends in recent quarterly earnings.

Atlas accounts for uncertain tax positions in accordance with the income taxes accounting guidance. Atlas has analyzed filing positions in the federal and state jurisdiction where it is required to file tax returns, as well as the open tax years in these jurisdictions. Atlas believes that its federal and state income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain federal and state income tax positions have been recorded. Atlas would recognize interest and penalties related to unrecognized tax benefits as a component of the provision for federal income taxes. Atlas did not incur any federal income tax related interest income, interest expense or penalties for the years ended December 31, 2012 or 2011. Tax years 2008 through 2012 are subject to examination by the Internal Revenue Service.
8. ASSETS HELD FOR SALE
On May 22, 2012, Atlas closed the sale of the headquarters building to 150 Northwest Point, LLC, a Delaware limited liability company. Atlas also leased back one floor of the building after the sale for a 5 year term. As of the year ended December 31, 2011, the property was recorded as a component of assets held for sale on Atlas' statement of financial position.
The total sales price of the property, which was paid in cash, amounted to $14.0 million, less closing costs and related expenses of approximately $633,000. In connection with the sale, the Company also wrote down an accrual of approximately $792,000 held for real-estate taxes. Approximately $830,000 of the sales price was held in escrow for real-estate taxes.
Atlas recognized a gain on the sale of the property of $213,000, which will be deferred and recognized over the 5 year lease term. In the year ended December 31, 2012, Atlas recognized $26,000 as an offset to rent expense. Total rental expense recognized on the headquarters building in the year ended December 31, 2012 was $357,000.
There are two properties located in Alabama which remain for sale. These properties are listed for amounts greater than carried values. Both were assets of Southern United Fire Insurance Company, which was merged into American Service in February 2010.
As of December 31, 2012, Atlas has the following cash obligations related to its lease of its headquarters building.
Lease Commitments Related to Headquarters Building (in '000s)

Year	2013	2014	2015	2016	2017 & Beyond	Total
Amount	$653	$673	$693	$714	$281	$3,014
Atlas assumed a lease for Gateway's headquarters in St. Louis, Missouri as part of the acquisition which took place on January 2, 2013. Atlas has cash obligations of $336,000 per year through February 2017 which are not included in the above table.

9. INTERNAL USE SOFTWARE AND CAPITAL ASSETS
Atlas held the following internal-use software and capital assets at December 31 (excluding assets held for sale):

	2012	2011
Leasehold improvements	$501	$—
Internal use software	4,560	4,131
Computer equipment	1,505	1,463
Furniture and other office equipment	306	1,142
Total	6,872	6,736
Accumulated Depreciation	5,735	6,296
Balance, end of period	$1,137	$440
10. UNDERWRITING POLICY AND REINSURANCE CEDED
Underwriting Risk - Underwriting risk is the risk that the total cost of claims and acquisition expenses will exceed premiums received and can arise from numerous factors, including pricing risk, reserving risk, catastrophic loss risk, reinsurance coverage risk and that loss and loss adjustment expense reserves are not sufficient.
Reinsurance Ceded - As is customary in the insurance industry, Atlas reinsures portions of certain insurance policies it writes, thereby providing a greater diversification of risk and minimizing exposure on larger risks. Atlas remains contingently at risk with respect to any reinsurance ceded and would incur an additional loss if an assuming company were unable to meet its obligation under the reinsurance treaty.
Atlas monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Letters of credit are maintained for any unauthorized reinsurer to cover ceded unearned premium, ceded loss reserve balances and ceded paid losses. These policies mitigate the risk of credit quality or dispute from becoming a danger to financial strength. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables.
Gross premiums written and ceded premiums, losses and commissions as of and for the years ended December 31, 2012 and December 31, 2011 are as follows (all amounts in '000s):

	2012	2011
Gross premiums written	$55,050	$42,031
Ceded premiums written	6,472	6,173
Net premiums written	48,578	35,858

Ceded premiums earned	6,575	7,654
Ceded losses and loss adjustment expenses	3,628	2,767
Ceding commissions	5,441	2,412

Ceded unpaid losses and loss adjustment expenses	5,680	7,825
Prepaid reinsurance premiums	2,111	2,214
Other amounts due from reinsurers	340	219

11. UNPAID CLAIMS
Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the years ended December 31, 2012 and December 31, 2011 were as follows (all amounts in '000s):

	2012	2011
Unpaid claims, beginning of period	$91,643	$132,579
Less: reinsurance recoverable	7,825	6,477
Net beginning unpaid claims reserves	83,818	126,102
Incurred related to:
Current year	26,329	27,303
Prior years	216	1,691
	26,545	28,994
Paid related to:
Current year	8,925	12,715
Prior years	37,051	58,563
	45,976	71,278

Net unpaid claims, end of period	64,387	83,818
Add: reinsurance recoverable	5,680	7,825
Unpaid claims, end of period	$70,067	$91,643
The process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made. Atlas experienced minimal unfavorable prior year development in 2012, reflected as incurred related to prior years in the table above. The unfavorable prior year development relates to various non-core lines and accident years.
12. STOCK OPTIONS AND WARRANTS
Stock options - Stock option activity for the year ended December 31, 2012 and December 31, 2011 follows (all prices in Canadian dollars):

	2012		2011
	Number	Avg. Price	Number	Avg. Price
Outstanding, beginning of period	136,109	$5.70	36,867	$3.00
Granted	—	—	123,250	6.00
Exercised	(922)	3.00	(24,008)	3.00
Expired	(1,237)	3.00	—	—
Outstanding, end of period	133,950	$5.76	136,109	$5.70

Information about options outstanding at December 31, 2012 is as follows:

Grant Date	Expiration Date	Number Outstanding	Number Exercisable
January 18, 2011	January 18, 2021	123,250	61,625
March 18, 2010	March 18, 2020	10,700	10,700
Total		133,950	72,325
On January 18, 2011, Atlas granted options to purchase 123,250 ordinary shares of Atlas stock to officers and directors at an exercise price of C$6.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021. The weighted average grant date fair value of the options granted on January 18, 2011 is C$3.72 per share.
The Black-Scholes option pricing model was used to estimate the fair value of compensation expense using the following assumptions – risk-free interest rate 2.27% to 3.13%; dividend yield 0.0%; expected volatility 100%; expected life of 6 to 9 years.
In accordance with Accounting Standard Codification 718 (Stock-Based Compensation), Atlas has recognized stock compensation expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award. In both of the years ended December 31, 2012 and 2011, Atlas recognized $113,000 in expense, which is a component of other underwriting expenses on the income statement. Total unrecognized stock compensation expense associated with the January 18, 2011 grant is $225,000 as of the year ended December 31, 2012 which will be recognized ratably through the next 2 years.
The weighted average exercise price of all the shares exercisable at December 31, 2012 and December 31, 2011 was C$5.56 and the grants have a weighted average remaining life of 8 years . The stock options granted on January 18, 2011 have an intrinsic value of $40,000 as of the year ended December 31, 2012.
Warrants - On November 1, 2010, American Acquisition closed a private placement where it issued 1,327,834 subscription receipts for ordinary shares of Atlas and warrants to purchase 1,327,834 ordinary shares of Atlas for C$6.00 per share in connection with the merger. The subscription receipts were converted to Atlas ordinary shares in connection with the merger. All the warrants were still outstanding at December 31, 2012 and expire on December 31, 2013.
Atlas' closing stock price on December 31, 2012 was C$6.30.
13. OTHER EMPLOYEE BENEFIT PLANS
Defined Benefit Plan – Prior to December 31, 1997, substantially all salaried employees of American Country were covered by a defined benefit pension plan known as the American Country Pension Plan (the “pension plan”). Benefits were based on the employee’s length of service and wages and benefits, as defined by the pension plan. The funding policy of the pension plan was generally to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Effective December 31, 1997, upon resolution by the board of directors, the pension plan was frozen. During 2010, American Country made an application to the U.S. Internal Revenue Service to dissolve the pension plan and distribute the net plan assets to the beneficiaries. In the fourth quarter of 2011, the plan assets were fully distributed. As a result of the plan liquidation, the Company recognized a settlement charge of $2.5 million within other underwriting expenses in the fourth quarter of 2011. The settlement impact was previously reflected as an unrecognized adjustment to other comprehensive income and therefore, had created a nil impact to shareholders' equity.

	2012	2011
Change in Benefit Obligation
Benefit Obligation, beginning of year	$—	$5,110
Interest cost	—	229
Actuarial losses	—	(29)
Benefits paid	—	(229)
Settlement of obligation	—	(5,081)
Benefit Obligation, end of year	$—	$—

Change in Plan Assets
Fair value of plan assets, beginning of year	$—	$3,993
Actual return on plan assets	—	17
Employer contributions	—	1,300
Benefits Paid	—	(229)
Settlement of obligation	—	(5,081)
Fair value of plan assets, end of year	$—	$—

Funded Status, end of year	$—	$—

Items unrecognized as component of net pension cost, end of year (pre-tax)	—	—
Items unrecognized as component of net pension cost, end of year	—	—

Components of net pension cost
Interest cost	$—	$229
Expected return on plan assets	—	(177)
Amortization of prior service cost	—	—
Amortization of actuarial losses	—	61
Expense resulting from settlement of plan	—	2,544
Net periodic pension cost	$—	$2,657
Defined Contribution Plan - In January 2011, Atlas formed a defined contribution 401(k) plan covering all qualified employees of Atlas and its subsidiaries. Employees can choose to contribute up to 60% of their annual earnings but not more than $17,000 for 2011 to the plan. Qualifying employees age 50 and older can contribute an additional $5,500 in 2012. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Atlas contributions are discretionary. Employees are 100% vested in their own contributions and vest in Atlas contributions based on years of service with 100% vested after five years. Company contributions were $110,000 and $105,000 for the years ended December 31, 2012 and December 31, 2011, respectively.
Employee Stock Purchase Plan - In the second quarter of 2011, Atlas initiated the Atlas Employee Stock Purchase Plan (the “ESPP”) to encourage continued employee interest in the operation, growth and development of Atlas and to provide an additional investment opportunity to employees. Beginning in June 2011, full time and permanent part time employees working more than 30 hours per week are allowed to invest up to 5% of adjusted salary in Atlas ordinary shares. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Employees who signed up for the ESPP by May 30, 2011 each received an additional 100 ordinary shares as an initial participation incentive. Atlas will also pay administrative costs related to this plan. During the years ended December 31, 2012 and December 31, 2011, Atlas incurred costs related to the plan of $51,000 and $38,000 respectively.
14. SHARE CAPITAL
On December 7, 2012, a shareholder meeting was held where a one-for-three reverse stock split was unanimously approved. When the reverse stock split took effect on January 29, 2013, it decreased the authorized and outstanding ordinary shares and restricted voting shares at a ratio of one-for-three. The primary objective of the reverse stock split was to increase the per share price of Atlas' ordinary shares to meet certain listing requirements of the NASDAQ Capital Market. The share capital for the common shares is as follows:

As of December 31,		2012		2011
	Shares Authorized	Shares Issued and Outstanding	Amount (in '000s)	Shares Issued and Outstanding	Amount (in '000s)
Ordinary	266,666,667	2,256,924	$4	1,541,842	$4
Restricted	33,333,334	3,887,471	14	4,601,621	14
Total common shares	300,000,001	6,144,395	$18	6,143,463	$18
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by Kingsway America Inc., (”Kingsway”) a wholly owned subsidiary of Kingsway Financial Services Inc. or other Kingsway subsidiaries. In the event that such shares are disposed of such that Kingsway’s beneficial interest is less than 10% of the issued and outstanding restricted voting common shares, the restricted voting common shares shall be converted into fully paid and non-assessable ordinary shares.
The restricted voting common shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
The restricted voting common shares will convert to ordinary shares in the event that these Kingsway owned shares are sold to non-affiliates of Kingsway.
Preferred shares are not entitled to vote and are beneficially owned or controlled by Kingsway as of the year ended December 31, 2012. Preferred shareholders are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. In liquidation, dissolution or winding-up of Atlas, preferred shareholders receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount it would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary shares immediately prior to liquidation. Preferred shares are convertible into ordinary shares at the option of the holder at any date after the fifth year of issuance at the rate of 0.1270 ordinary shares for each preferred share. The conversion rate is subject to change if the number of ordinary shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at the earlier of two years from December 31, 2010 (the issuance date of the preferred shares), or the date the preferred shares are transferred to a party other than Kingsway or its subsidiaries or entities in which Kingsway holds a 10% or greater interest.
The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation or sooner, if Atlas declares dividends, is $1.6 million as of the year ended December 31, 2012, or $0.26 per common share.
15. DEFERRED POLICY ACQUISITION COSTS
Deferred policy acquisition costs for the year ended December 31, 2012 and December 31, 2011 (in '000s):

	2012	2011
Balance, beginning of period	$3,020	$3,804
Acquisition costs deferred	7,215	6,510
Amortization charged to income	6,471	7,294
Balance, end of period	$3,764	$3,020
16. RELATED PARTY TRANSACTIONS
The business of Atlas is carried on through its insurance subsidiaries. Atlas’ insurance subsidiaries have been a party to various transactions with affiliates in the past, although activity in this regard has diminished over time. Related party transactions, including services provided to or received by Atlas’ insurance subsidiaries, are carried out in the normal course of operations and are measured at the amount of consideration paid or received as established and agreed upon by the parties. Such transactions typically include claims handling services, marketing services and commission payments. Management believes that consideration paid for such services approximates fair value.
For the year ended December 31, 2012 and December 31, 2011, Atlas incurred $2.0 million and $2.3 million, respectively, in commissions to Avalon Risk Management, Inc. (“Avalon”). In the year ended December 31, 2012 and December 31, 2011, Atlas also incurred expenses of $0 and $137,000 respectively, for marketing services performed by Avalon. Avalon was a KFSI subsidiary through October 2009, and had certain investors and directors in common with Atlas. As of December 31, 2012, Atlas and Avalon no longer have any common directors nor investors. Avalon acts as a program manager for a surety program primarily consisting of U.S. Customs bonds. In this capacity they are responsible for coordinating marketing, customer service and claim handling for the surety bonds written under this agreement. This program is 100% reinsured by an unrelated third party.

As at December 31, 2012 and December 31, 2011, Atlas reported net amounts receivable from (payable to) affiliates as follows which are included within other assets and accounts payable and accrued expenses on the balance sheets (all amounts in '000s):

As of December 31,	2012	2011
Kingsway America Inc.	$43	$291
Universal Casualty Company	—	(500)
Kingsway Amigo Insurance Company	1	(1)
Total	$44	$(210)
17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(in ‘000s, except per share data)
	2012
	Q4	Q3	Q2	Q1
Gross premium written	$10,701	$23,353	$9,242	$11,754
Net premium earned	11,914	10,934	7,552	8,310
Underwriting income/(loss)	305	264	(868)	(617)
Net income/(loss) attributable to Atlas	1,244	1,657	130	135
Net income/(loss) attributable to common shareholders	1,037	1,455	(72)	(64)
Basic earnings/(loss) per common share	$0.17	$0.24	$(0.01)	$—
Diluted earnings/(loss) per common share	$0.15	$0.24	$(0.01)	$—

(in ‘000s, except per share data)
	2011
	Q4	Q3	Q2	Q1
Gross premium written	$9,081	$10,928	$7,856	$14,166
Net premium earned	9,079	8,797	9,062	8,809
Underwriting income/(loss)	(6,325)	(1,729)	(1,278)	(1,906)
Net income/(loss) attributable to Atlas	(3,024)	1,066	193	(705)
Net income/(loss) attributable to common shareholders	(3,228)	862	(9)	(905)
Basic earnings/(loss) per common share	$(0.53)	$0.14	$—	$(0.15)
Diluted earnings/(loss) per common share	$(0.53)	$0.14	$—	$(0.15)

18. SUBSEQUENT EVENTS
Acquisition of Gateway Insurance Company

On January 2, 2013 we acquired Camelot Services, Inc., or Camelot Services, a privately owned insurance holding company, and its sole subsidiary, Gateway Insurance Company, or Gateway, from Hendricks Holding Company, Inc., or Hendricks, an unaffiliated third party. Gateway provides specialized commercial insurance products, including commercial automobile insurance to niche markets such as taxi, black car and sedan service owners and operators.

Refer to Note 3 for a complete description of the acquisition of Camelot Services.

Reverse Stock Split/Change in Capital Structure

On December 7, 2012, a shareholder meeting was held where a one-for-three reverse stock split was unanimously approved. When the reverse stock split took effect on January 29, 2013, it decreased the authorized and outstanding ordinary shares and restricted voting shares at a ratio of one-for-three. The primary objective of the reverse stock split was to increase the per share price of Atlas' ordinary shares to meet certain listing requirements of the NASDAQ Capital Market. Unless otherwise noted, all historical share and per share values in these financial statements reflect the one-for-three reverse stock split.

Stock Option Grant

On January 11, 2013, Atlas granted options to purchase 91,667 ordinary shares under the Company’s stock option plan, all of which were granted to the Company’s officers. The granted options have an exercise price of C$6.45 and vest equally on the first, second and third anniversary of the grant date. The options expire on January 11, 2023.

Initial Public Offering in the United States

On February 11, 2013, an aggregate of 4,125,000 Atlas ordinary shares were offered in Atlas' initial public offering in the United States. 1,500,000 ordinary shares were offered by Atlas and 2,625,000 ordinary shares were sold by KAI at a price of $5.85 per share, less underwriting discounts and expenses. Atlas also granted the underwriters an option to purchase up to an aggregate of 618,750 additional shares at the public offering price of $5.85 per share to cover over-allotments, if any. On March 11, 2013, the underwriters exercised this option and purchased an additional 451,500 shares. After underwriting and other expenses, Atlas realized combined proceeds of $10.3 million.

The principal purposes of the initial offering in the United States are to create a public market for Atlas' ordinary shares and thereby enable future access to the public equity markets by Atlas and its shareholders, and to obtain additional capital. The intended usage of the net proceeds from the offering are for working capital, to acquire complementary businesses or other assets, to repurchase preferred shares, which accrue dividends on a cumulative basis at a rate of $0.045 per share per year (4.5%), or for other general corporate purposes; however there are no specific planned uses of the net proceeds.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in '000s of US dollars, except for share and per share data)	June 30, 2013 (unaudited)	December 31, 2012
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $119,537 and $95,423)	$118,158	$98,079
Equity securities, at fair value (cost $569 and $1,563)	375	1,571
Other investments	1,249	1,262
Total Investments	119,782	100,912
Cash and cash equivalents	25,258	19,912
Accrued investment income	666	517
Accounts receivable and other assets (Net of allowance of $740 and $484)	29,459	21,923
Reinsurance recoverables, net	23,826	6,020
Prepaid reinsurance premiums	2,970	2,111
Deferred policy acquisition costs	4,661	3,764
Deferred tax asset, net	8,045	6,605
Intangible assets	740	—
Software and office equipment, net	1,980	1,137
Assets held for sale	166	166
Total Assets	$217,553	$163,067

Liabilities
Claims liabilities	$105,221	$70,067
Unearned premiums	33,253	25,457
Due to reinsurers and other insurers	2,554	3,803
Other liabilities and accrued expenses	6,943	3,876
Total Liabilities	147,971	103,203

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding at June 30, 2013, 18,000,000 shares issued and outstanding at December 31, 2012. Liquidation value $1.00 per share	20,000	18,000
Ordinary shares, par value per share $0.003, 266,666,667 shares authorized, 6,904,420 shares issued and outstanding at June 30, 2013, 2,256,924 shares issued and outstanding at December 31, 2012	20	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 1,262,471 shares issued and outstanding at June 30, 2013 and 3,887,471 shares issued and outstanding at December 31, 2012	4	14
Additional paid-in capital	160,973	152,768
Retained deficit	(110,372)	(112,675)
Accumulated other comprehensive (loss)/income, net of tax	(1,043)	1,753
Total Shareholders’ Equity	69,582	59,864
Total Liabilities and Shareholders’ Equity	$217,553	$163,067

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

Consolidated Statements of Income
	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Net premiums earned	$16,968	$7,552	$32,856	$15,861
Net investment income	547	657	1,159	1,265
Net investment gains	395	291	488	319
Other income	3	50	8	167
Total revenue	17,913	8,550	34,511	17,612
Net claims incurred	10,957	5,408	21,218	11,312
Acquisition costs	2,227	1,395	4,497	2,768
Other underwriting expenses	2,956	1,617	6,015	3,267
Expenses incurred related to Gateway acquisition	—	—	406	—
Total expenses	16,140	8,420	32,136	17,347
Income from operations before income tax expense	1,773	130	2,375	265
Income tax expense	72	—	72	—
Net income attributable to Atlas	1,701	130	2,303	265
Less: Preferred share dividends	225	202	501	402
Net income/(loss) attributable to common shareholders	$1,476	$(72)	$1,802	$(137)

Basic weighted average common shares outstanding	8,131,450	6,144,385	7,591,092	6,145,099
Earnings/(loss) per common share, basic	0.18	(0.01)	0.24	$(0.02)
Diluted weighted average common shares outstanding	10,968,405	6,144,385	10,346,756	6,145,099
Earnings/(loss) per common share, diluted	0.16	(0.01)	0.22	$(0.02)

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$1,701	$130	$2,303	$265

Other comprehensive (loss)/income:
Changes in net unrealized (losses)/gains	(3,890)	798	(4,026)	1,024
Reclassification to income of net realized gains	(25)	(174)	(210)	(344)
Effect of income tax	1,331	(210)	1,440	(229)
Other comprehensive (loss)/income for the period	(2,584)	414	(2,796)	451
Total comprehensive (loss)/income	$(883)	$544	$(493)	$716

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in '000s of US dollars, except for share and per share data)

	Preferred Shares	Ordinary shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					265		265
Other comprehensive income						451	451
Share-based compensation				57			57
Stock options exercised				4			4
Balance June 30, 2012 (unaudited)	$18,000	$4	$14	$152,713	$(115,576)	$1,876	$57,031

Balance December 31, 2012	$18,000	$4	$14	$152,768	$(112,675)	$1,753	$59,864
Net income					2,303		2,303
U.S. Initial Public Offering		16	(10)	9,750			9,756
Issuance of Preferred Shares	2,000						2,000
Warrants exercised				409			409
Other comprehensive loss						(2,796)	(2,796)
Share-based compensation				122			122
Preferred dividends declared and paid				(2,076)			(2,076)
Balance June 30, 2013 (unaudited)	$20,000	$20	$4	$160,973	$(110,372)	$(1,043)	$69,582

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in '000s of US dollars, except for share and per share data)

	Six Month Periods Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Operating activities
Net income attributable to Atlas	$2,303	$265
Adjustments to reconcile net income to net cash used by operating activities:
Adjustments for non-cash items	521	315
Changes in other operating assets and liabilities	(14,208)	(4,162)
Changes in net claims liabilities	(1,055)	(14,293)
Net cash flows used in operating activities	(12,439)	(17,875)

Investing activities
Purchase of Gateway (net of cash acquired)	11,083	—
Proceeds from sale and maturity of investments	46,304	31,031
Purchases of investments	(47,426)	(31,814)
Purchases of property and equipment and other	(265)	(345)
Proceeds from sale of property and equipment	—	13,342
Net cash flows provided/(used) by investing activities	9,696	12,214

Financing activities
Proceeds from initial public offering	9,756	—
Warrants exercised	409	—
Dividends paid	(2,076)	—
Options exercised	—	4
Net cash flows provided by financing activities	8,089	4

Net (decrease)/increase in cash and cash equivalents	5,346	(5,657)
Cash and cash equivalents, beginning of period	19,912	23,249
Cash and cash equivalents, end of period	$25,258	$8,712

See accompanying Notes to Condensed Consolidated Financial Statements.

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Atlas Financial Holdings, Inc. ("Atlas" or the "Company") commenced operations on December 31, 2010. The primary business of Atlas is underwriting commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business autos. Automobile insurance products provide insurance coverage in three major areas: liability, accident benefits and physical damage. Liability insurance provides coverage subject to policy terms and conditions where the insured is determined to be responsible and/or liable for an automobile accident, for the payment for injuries and property damage to third parties. Accident benefit policies or personal injury protection policies provide coverage for loss of income, medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage coverage subject to policy terms and conditions provides for the payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft. In the short run, automobile physical damage and liability coverage generally provides more predictable results than automobile accident benefit or personal injury insurance.
Atlas' business is carried out through its insurance subsidiaries: American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”) and, as of January 1, 2013, Gateway Insurance Company ("Gateway"). The insurance subsidiaries distribute their insurance products through a network of retail independent agents. Together, the insurance subsidiaries are licensed to write property and casualty insurance in 49 states and the District of Columbia in the United States. Atlas' core products are actively distributed in 40 of those states plus Washington, D.C. The insurance subsidiaries share common management and operating infrastructure.
Atlas' Ordinary shares were previously listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” from January 6, 2011 to June 4, 2013, when Atlas' application for the voluntary delisting of its ordinary shares from the TSXV was approved.
Atlas ordinary shares became listed on the NASDAQ stock exchange on February 11, 2013, under the same symbol.
On December 7, 2012, a shareholder meeting was held where a one-for-three reverse stock split was unanimously approved. When the reverse stock split took effect on January 29, 2013, it decreased the authorized and outstanding ordinary shares and restricted voting shares at a ratio of one-for-three. The primary objective of the reverse stock split was to increase the per share price of Atlas' common shares to meet certain listing requirements of the NASDAQ Capital Market. Unless otherwise noted, all historical share and per share values in this Form 10-Q reflect the one-for-three reverse stock split.
Basis of presentation - These statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany accounts and transactions have been eliminated. It is the opinion of management that these financial statements reflect all adjustments necessary for a fair statement of the interim results.
The accompanying unaudited condensed consolidated financial statements, in accordance with Securities and Exchange Commission (“SEC”) rules for interim periods, do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the Atlas' Annual Report on Form 10-K for the year ended December 31, 2012, which provides a more complete understanding of the Company’s accounting policies, financial position, operating results, business properties, and other matters.
Seasonality - The property and casualty (P&C) insurance business is seasonal in nature. While Atlas' net premiums earned are generally stable from quarter to quarter, Atlas' gross premiums written follow the common renewal dates for the "light" commercial risks that represent its core lines of business. For example, January 1 and March 1 are common taxi cab renewal dates in Illinois and New York, respectively. Net underwriting income is driven mainly by the timing and nature of claims, which can vary widely. Atlas' ability to generate written premium is also impacted by the timing of policy periods in the states in which Atlas operates.
The accounting policies followed in these unaudited condensed consolidated financial statements are comparable to those applied in Atlas' audited annual consolidated financial statements on Form 10-K for the period ended December 31, 2012. Atlas has consistently applied the same accounting policies throughout all periods presented, as if these policies had always been in effect.

2. NEW ACCOUNTING STANDARDS
Presentation of Comprehensive Income - In February 2013, the FASB issued ASU 2013-02 which requires additional disclosures regarding the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. This guidance is effective for reporting periods beginning after December 15, 2012. Atlas adopted this guidance effective January 1, 2013. Atlas' adoption of this standard did not have a significant impact on its unaudited condensed consolidated financial statements.

3. ACQUISITION OF GATEWAY INSURANCE COMPANY
On January 2, 2013 Atlas acquired Camelot Services, Inc., ("Camelot Services"), a privately owned insurance holding company, and its sole subsidiary, Gateway Insurance Company, ("Gateway"), from Hendricks Holding Company, Inc., ("Hendricks"), an unaffiliated third party. Gateway provides specialized commercial insurance products, including commercial automobile insurance to niche markets such as taxi, black car and sedan service owners and operators.

Under the terms of the stock purchase agreement, the purchase price equaled the tangible GAAP book value of Camelot Services at December 31, 2012, subject to certain pre and post-closing adjustments, including, among others, claim development between the signing of the stock purchase agreement and December 31, 2012. Additional consideration may be paid to the seller, or returned to Atlas by the seller, depending upon, among other things, the future development of Gateway's actual loss reserves for certain lines of business and the utilization of certain deferred tax assets over time. Gateway also wrote a workers' compensation insurance program which is being run-off. However, an indemnity reinsurance agreement was entered into pursuant to which 100% of Gateway's workers' compensation business was ceded to a third party captive reinsurer funded and collateralized by the seller as part of the transaction.

The total purchase price for all of Camelot Services’ outstanding shares was $14.3 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of a $6.0 million dividend paid by Gateway immediately prior to the closing, $2.0 million of Atlas preferred shares (consisting of a total of 2 million preferred shares) and $6.3 million in cash. The agreement includes contractual protections to offset up to $2.0 million of future reserve development. Atlas has also agreed to provide the sellers up to $2.0 million in additional consideration in the event of favorable reserve development.

The Gateway acquisition was accounted for using the purchase method. Atlas began consolidating Gateway on January 1, 2013, therefore their financial results are included in Atlas' consolidated financial results for the three and six month periods ended June 30, 2013. However, the following unaudited pro forma summary presents Atlas' consolidated financial information for the three and six month periods ended June 30, 2012 as if Gateway had been acquired on January 1, 2012. These amounts have been calculated after applying the Company's accounting policies had the acquisition been completed on January 1, 2012. These results were prepared for comparative purposes only and do not purport to be indicative of the results of operations which may have actually resulted had the acquisitions occurred on the indicated dates, nor are they indicative of potential future operating results of the Company.

(in '000s, except per share information)	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012
Revenue	$11,287	$23,189
Net income/(loss)	$77	$(12)
Basic earnings per share (1)	$(0.02)	$(0.05)
Diluted earnings per share (1)	$(0.02)	$(0.05)
(1) - shown net of accounting treatment for preferred shares

The value of certain assets and liabilities acquired are preliminary and are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles, the preferred stock issued to the seller, and deferred taxes. The valuations must be finalized within 12 months of the close of the acquisition. Any changes upon finalization to the preliminary valuation of assets and liabilities may result in adjustment to identifiable intangible assets and goodwill. Changes to the purchase price allocation, if any, will be adjusted retrospectively in future consolidated financial results. The following table presents assets acquired and liabilities assumed for the Gateway acquisition based on its estimated fair value on January 2, 2013.

(in '000s)
Purchase Consideration
Cash	$12,282
Preferred stock	2,000
Total	$14,282

Allocation of Purchase Price

Cash and investments	$45,421
Accounts receivable and other assets	8,694
Reinsurance recoverables	6,352
Intangible assets	740
Property and equipment	923
Value of business acquired	1,233
Total Assets	$63,363

Claims liabilities	$36,209
Unearned premiums	9,601
Due to reinsurers and other insurers	286
Accounts payable and other liabilities	2,985
Total Liabilities	$49,081

Net assets acquired	$14,282
The acquisition of Gateway resulted in the recognition of intangible assets, comprised entirely of state insurance licenses valued at $740,000. The state insurance licenses are considered to have an infinite life and will not be amortized, but will be evaluated for impairment at least annually. Thus, Atlas recognized no amortization expense during the six month period ended June 30, 2013 related to intangible assets acquired in the Gateway transaction.
Atlas incurred $406,000 in legal and professional fee expenses related to the transaction during the six month period ended June 30, 2013, all in the first quarter. Atlas also incurred $337,000 in one-time employee termination costs during the six month period ended June 30, 2013, plans for which were formulated in the same period. This expense is included in "Other Underwriting Expenses" on the Statement of Income and Comprehensive Income. The objective of the restructuring is to eliminate managerial and staff positions deemed duplicative subsequent to the acquisition. Activity related to this plan in the six month period ended June 30, 2013 follows (in '000s):

Employee Termination Costs
Balance - beginning of period	$—
Recognized in earnings	337
Spending	(211)
Balance - end of period	$126
4. EARNINGS PER SHARE
Earnings per ordinary and restricted voting common share (collectively, the "common shares") for the three and six month periods ended June 30, 2013 and June 30, 2012 are as follows:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Basic:
Net income attributable to Atlas	$1,701	$130	$2,303	$265
Less: Preferred share dividends	225	202	501	402
Net income (loss) attributable to common shareholders	1,476	(72)	1,802	(137)
Weighted average basic common shares outstanding	8,131,450	6,144,385	7,591,092	6,145,099
Basic earnings (loss) per common share	$0.18	$(0.01)	$0.24	$(0.02)
Diluted:
Weighted average basic common shares outstanding	8,131,450	6,144,385	7,591,092	6,145,099
Add:
Dilutive stock options outstanding	44,161	—	31,719	—
Dilutive warrants	252,794	—	183,945	—
Preferred shares	2,540,000	—	2,540,000	—
Dilutive average common shares outstanding	10,968,405	6,144,385	10,346,756	6,145,099
Dilutive earnings per common share	$0.16	$(0.01)	$0.22	$(0.02)
Diluted earnings per share is computed by dividing net income attributable to Atlas by the weighted average number of common shares outstanding each period plus the incremental number of shares added as a result of converting dilutive potential ordinary shares, calculated using the treasury stock method (or, in the case of the convertible preferred shares, the "if-converted" method).
Atlas’ dilutive potential ordinary shares consist of outstanding stock options to purchase ordinary shares, warrants to purchase 1,256,837 ordinary shares of Atlas for C$6.00 per share, and 20,000,000 preferred shares potentially convertible to ordinary shares at the option of the holders at any date after December 31, 2015 at the rate of 0.1270 ordinary shares for each preferred share. The effects of these convertible instruments are excluded from the computation of diluted earnings per share in periods in which the effect would be anti-dilutive. Convertible preferred shares are anti-dilutive when the amount of dividend declared or accumulated in the current period per common share obtainable upon conversion exceeds basic earnings per share. In the three and six month periods ended June 30, 2013, the convertible preferred shares were deemed to be dilutive. Further, for the three month period ended June 30, 2013, Atlas' warrants and all of its stock options outstanding were considered to be dilutive.
On July 7, 2013, Atlas entered into a non-binding letter of intent to purchase all outstanding preferred shares that are eligible for redemption (18 million shares), for 90% of liquidation value. Definitive agreements in connection with this transaction were executed on August 1, 2013 (collectively, "The Share Repurchase Agreement"). An initial amount of $8.3 million (which includes $800,000 received from the exercise of warrants) of the $16.2 million purchase price was paid upon execution of the Share Repurchase Agreement, with the remaining amount to be paid no later than April 30, 2014, in accordance with the terms of the Share Repurchase Agreement.
5. INVESTMENTS
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments in fixed maturities and equity investments are as follows. Atlas' other investment is in a limited partnership that primarily invests in income-producing real estate. Atlas' interests are not deemed minor and it is accounted for under the equity method of accounting. As of the period ended June 30, 2013, the carrying value was approximately $1.2 million versus approximately $1.3 million as of the year ended December 31, 2012. The estimated fair value approximates carrying value due to the investments of the partnership not being publicly traded. Atlas receives dividends on a routine basis which approximate the income earned on the investment. This other investment is not included in the tables below (all amounts in '000s):

June 30, 2013		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income:
U.S.	- Government	$47,109	$207	$878	$46,438
	- Corporate	40,070	2	326	39,746
	- Commercial mortgage backed	22,138	31	380	21,789
	- Other asset backed	10,220	4	39	10,185
Total fixed income		119,537	244	1,623	118,158
Equities		569	—	194	375
Totals		$120,106	$244	$1,817	$118,533

December 31, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income:
U.S.	- Government	$34,993	$879	$9	$35,863
	- Corporate	35,922	1,253	16	37,159
	- Commercial mortgage backed	20,387	433	7	20,813
	- Other asset backed	4,121	123	—	4,244
Total fixed income		95,423	2,688	32	98,079
Equities		1,563	8	—	1,571
Totals		$96,986	$2,696	$32	$99,650
The following tables summarize carrying amounts of fixed income securities by contractual maturity. As certain securities and debentures have the right to call or prepay obligations, the actual settlement dates may differ from contractual maturity.

As of the period ended June 30, 2013	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed income securities	$4,190	$37,513	$28,269	$48,186	$118,158
Percentage of total	3.5%	31.7%	23.9%	40.8%	100.0%

As of the year ended December 31, 2012	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed income securities	$9,513	$23,124	$20,524	$44,918	$98,079
Percentage of total	9.7%	23.6%	20.9%	45.7%	100.0%
Management performs a quarterly analysis of Atlas’ investment holdings to determine if declines in fair value are other than temporary. The analysis includes some or all of the following procedures as deemed appropriate by management:

◦	identifying all security holdings in unrealized loss positions that have existed for at least six months or other circumstances that management believes may impact the recoverability of the security;

◦	obtaining a valuation analysis from third party investment managers regarding these holdings based on their knowledge, experience and other market-based valuation techniques;

◦	reviewing the trading range of certain securities over the preceding calendar period;

◦	assessing whether declines in market value are other than temporary for debt security holdings based on credit ratings from third party security rating agencies; and

◦	determining the necessary provision for declines in market value that are considered other than temporary based on the analyses performed.
The risks and uncertainties inherent in the assessment methodology utilized to determine declines in market value that are other than temporary include, but may not be limited to, the following:

◦	the opinion of professional investment managers could be incorrect;

◦	the past trading patterns of individual securities may not reflect future valuation trends;

◦	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

◦	the debt service pattern of non-investment grade securities may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

There were no impairments other than temporary impairments recorded in the three and six month periods ended June 30, 2013 as a result of the above analysis performed by management. As of the period ended June 30, 2013, a portion of Atlas' portfolio was in an unrealized loss position. This was primarily driven by a rise in the 5-year US Treasury interest rate during the second quarter. All securities in an unrealized loss position as of June 30, 2013 and December 31, 2012 have been in said position for less than 12 months. The total fair value of the securities currently in an unrealized loss position were $89.2 million at June 30, 2013 with a total temporary impairment relating to unrealized losses of $1.6 million. Atlas has the ability and intent to hold these securities until their fair value is recovered. Therefore, Atlas does not expect the near term change in market value of these securities to be realized.
The following table summarizes the components of net investment income for the three month periods ended June 30, 2013 and 2012 (all amounts in '000s):

	2013	2012
Total investment income
Interest income	624	729
Dividends	5	15
Income from other investments	62	—
Investment expenses	(144)	(87)
Net investment income	$547	$657

The following table summarizes the components of net investment gains for the three month periods ended June 30, 2013 and 2012:

	2013	2012
Fixed income securities	$1	$291
Equities	394	—
Net investment gains	$395	$291

Collateral pledged:
At June 30, 2013, bonds and term deposits with a fair value of $14.7 million were on deposit with state and provincial regulatory authorities, versus $9.8 million at December 31, 2012. This increase is the result of the acquisition of Gateway. Also, from time to time, the Company pledges securities to third parties to collateralize liabilities incurred under its policies of insurance. At June 30, 2013 and December 31, 2012, the amount of such pledged securities was $8.3 million. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Company’s standard risk management controls. These assets and investment income related thereto remain the property of the Company while pledged. Neither the state and/or provincial regulatory authorities nor any other third party has the right to re-pledge or sell said securities held on deposit.
6. FINANCIAL AND CREDIT RISK MANAGEMENT
At June 30, 2013, Atlas' allowance for bad debt increased to $740,000. Atlas recognized bad debt expense of $64,000 in the three month period ended June 30, 2013 compared to income of $79,000 during three month period ended June 30, 2012.
Fair value - Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act.
Atlas records the available for sale securities held in its securities portfolio at their fair value. Atlas primarily uses the services of external securities pricing vendors to obtain these values. The securities are valued using quoted market prices or prices established using observable market inputs. In volatile market conditions, these quoted market prices or observable market inputs can change rapidly causing a significant impact on fair value and financial results recorded.
Atlas employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The hierarchy is comprised of quoted market prices (Level 1), third party models using observable market information (Level 2) and internal models without observable market information (Level 3). The following table summarizes Atlas' investments at fair value as of the three month period ended June 30, 2013 and as of the year ended December 31, 2012 (all amounts in '000s):

June 30, 2013	Level 1	Level 2	Level 3	Total
Fixed income securities	$12,938	$104,794	$426	$118,158
Equities	375	—	—	375
Other investments	—	—	1,249	$1,249
Totals	$13,313	$104,794	$1,675	$119,782

December 31, 2012	Level 1	Level 2	Level 3	Total
Fixed income securities	$9,843	$88,002	$234	$98,079
Equities	1,571	—	—	1,571
Other investments	—	—	1,262	1,262
Totals	$11,414	$88,002	$1,496	$100,912
Of the total portfolio of fixed income securities, only holdings of U.S. Treasury Securities are classified within Level 1. There were no transfers in or out of Level 2 or Level 3 during either period.
The fair value of the fixed income security in Level 3 was calculated using risk-adjusted value ranges and estimates, and the asset is the same at June 30, 2013 as at December 31, 2012. In the three month period ended June 30, 2013, approximately $95,000 was recognized in investment income from this investment. The other investment in Level 3 at June 30, 2013 is also the same as at December 31, 2012. Its effect on income has been immaterial in 2013. Both securities received Level 3 classification due to the absence of fair value quotes from Atlas' third party valuation service provider.
Though Atlas believes its valuation methods are appropriate, the use of different methodologies or assumptions to determine its fair value could result in a different fair value as of June 30, 2013. Management does not believe that reasonable changes to the inputs to its valuation methodology would result in a significantly higher or lower fair value measurement.
Capital management - The Company manages capital using both regulatory capital measures and internal metrics. The Company’s capital is primarily derived from common shareholders’ equity, retained deficit and accumulated other comprehensive income (loss).
As a holding company, Atlas could derive cash from its insurance subsidiaries generally in the form of dividends to meet its obligations, which will primarily consist of operating expense payments. Atlas’ insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in the securities portfolio. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. In the event that dividends available to the holding company are inadequate to cover its operating expenses, the holding company would need to raise capital, sell assets or incur future debt.
The insurance subsidiaries must each maintain a minimum statutory capital and surplus of $1.5 million and $2.4 million under the provisions of the Illinois Insurance Code and the Missouri Insurance Code, respectively. Dividends may only be paid from statutory unassigned surplus, and payments may not be made if such surplus is less than a stipulated amount. The dividend restriction is the greater of statutory net income or 10% of total statutory capital and surplus.
At June 30, 2013 our insurance subsidiaries had a combined statutory surplus of $52.9 million and had combined net written premiums and combined net income for the six months ended June 30, 2013 of $30.3 million and $4.2 million, respectively.
Atlas did not declare or pay any dividends to its common shareholders during the six month period ended June 30, 2013 or in the year ended December 31, 2012.
7. INCOME TAXES
As a result of Atlas' deferred tax assets, the effective tax rate was 4.1% for the three month period ended June 30, 2013, and 3.1% for the six month period ended June 30, 2013, compared to the U.S. statutory income tax rate of 34% as shown below (all amounts in '000s):

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	Amount	%	Amount	%	Amount	%	Amount	%
Expected income tax expense/(benefit) at statutory rate	$602	34.0%	$44	34.0%	$807	34.0%	$90	34.0%
Change in valuation allowance	(586)	(33.1)%	(44)	(34.0)%	(931)	(39.1)%	(92)	(34.8)%
Nondeductible expenses	9	0.5%	1	0.8%	150	6.3%	5	1.9%
Other	47	2.7%	(1)	(0.8)%	46	1.9%	(3)	(1.1)%
Total	$72	4.1%	$—	—%	$72	3.1%	$—	—%
Income tax expense consists of the following for the six month periods ended June 30, 2013 and June 30, 2012:

	2013	2012
Current tax expense/(benefit)	$72	$—
Deferred tax (benefit)/expense, net of change in valuation allowance	—	—
Total	$72	$—

Upon the transaction forming Atlas on December 31, 2010, a yearly limitation as required by Section 382 of the Internal Revenue Code of 1986 (“IRC Section 382”) that applies to changes in ownership on the future utilization of Atlas’ net operating loss carry-forwards was calculated. The insurance subsidiaries’ prior parent retained those tax assets previously attributed to the insurance subsidiaries which could not be utilized by Atlas as a result of this limitation. As a result, Atlas’ ability to recognize future tax benefits associated with a portion of its deferred tax assets generated during prior years and the current year have been permanently limited to the amount determined under IRC Section 382. The result is a maximum expected net deferred tax asset which Atlas has available after the merger which is believed more likely than not to be utilized in the future, after consideration of the valuation allowance.
On July 22, 2013, as a result of shareholder activity, a "triggering event" as determined under IRC Section 382 was reached. As a result, under IRC Section 382, the use of the Company's net operating loss and other carryforwards will be limited as a result of this "ownership change” for tax purposes, which is defined as a cumulative change of more than 50% during any three-year period by shareholders of the Company's shares.
Following this triggering event, the Company estimates that it will retain total tax effected federal net operating loss carryforwards of approximately $15.0 million versus $16.1 million as of June 30, 2013. Book value per common share is expected to be unaffected by this event as the amount of lost deferred tax assets are anticipated to be well within the allowance which was already held against the majority of these assets.
The components of deferred income tax assets and liabilities as of June 30, 2013 and December 31, 2012 are as follows (all amounts in '000s):

	June 30, 2013	December 31, 2012
Deferred tax assets:
Unpaid claims and unearned premiums	$4,251	$3,144
Taxable loss carry-forwards	16,103	16,128
Bad debts	251	164
Other	942	907
Valuation allowance	(11,318)	(11,242)
Total deferred tax assets, net of allowance	10,229	9,101

Deferred tax liabilities:
Investment securities	585	910
Deferred policy acquisition costs	1,585	1,280
Other	14	306
Total gross deferred tax liabilities	2,184	2,496
Net deferred tax assets	$8,045	$6,605
Amounts and expiration dates of the operating loss carry forwards as of June 30, 2013 are as follows (all amounts in '000s):

Year of Occurrence	Year of Expiration	Amount
2001	2021	$12,563
2002	2022	4,317
2004	2024	125
2005	2025	183
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	2,442
2011	2031	10,558
2012	2032	322
Total		$47,364
Atlas established a valuation allowance of $11.3 million and $11.2 million for its gross deferred tax assets as of the period ended June 30, 2013 and as of the year ended December 31, 2012, respectively.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. Atlas' assessment also considered the recent spin-off from prior ownership, the nature and extent of cumulative financial losses and trends in recent quarterly earnings.
Atlas accounts for uncertain tax positions in accordance with the income taxes accounting guidance. Atlas has analyzed filing positions in the federal and state jurisdiction where it is required to file tax returns, as well as the open tax years in these jurisdictions. Atlas believes that its federal and state income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain federal and state income tax positions have been recorded. Atlas would recognize interest and penalties related to unrecognized tax benefits as a component of the provision for federal income taxes. Atlas did not incur any federal income tax related interest income, interest expense or penalties for the three month period ended June 30, 2013 or the year ended December 31, 2012. Tax years 2008 through 2012 are subject to examination by the Internal Revenue Service.
8. OPERATING LEASE COMMITMENTS
As of June 30, 2013, Atlas has the following cash obligations related to its operating leases (all amounts in '000s):

Year	2013	2014	2015	2016	2017 & Beyond	Total
Amount	$560	$1,019	$1,029	$770	$281	$3,659
9. INTERNAL USE SOFTWARE AND CAPITAL ASSETS
Atlas held the following internal use software and capital assets at June 30, 2013 and December 31, 2012, excluding assets held for sale (all amounts in '000s):

	June 30, 2013	December 31, 2012
Leasehold improvements	$501	$501
Internal use software	5,499	4,560
Computer equipment	1,657	1,505
Furniture and other office equipment	365	306
Total	8,022	6,872
Accumulated depreciation	(6,042)	(5,735)
Balance, end of period	$1,980	$1,137
10. UNDERWRITING POLICY AND REINSURANCE CEDED
Underwriting Risk - Underwriting risk is the risk that the total cost of claims and acquisition expenses will exceed premiums received and can arise from numerous factors, including pricing risk, reserving risk, catastrophic loss risk, reinsurance coverage risk and that loss and loss adjustment expense reserves are not sufficient.
Reinsurance Ceded - As is customary in the insurance industry, Atlas reinsures portions of certain insurance policies it writes, thereby providing a greater diversification of risk and minimizing exposure on larger risks. Atlas remains contingently at risk with respect to any reinsurance ceded and would incur an additional loss if an assuming company were unable to meet its obligation under the reinsurance treaty.
Atlas monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Letters of credit are maintained for any unauthorized reinsurer to cover ceded unearned premium, ceded loss reserve balances and ceded paid losses. These policies mitigate the risk of credit quality or dispute from becoming a danger to financial strength. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables.
Gross premiums written and ceded premiums, losses and commissions as of and for the three and six month periods ended June 30, 2013 and June 30, 2012 are as follows (all amounts in '000s):

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Gross premiums written	$16,562	$9,242	$38,915	$20,996
Ceded premiums written	1,587	1,427	8,666	2,960
Net premiums written	$14,974	$7,815	$30,250	$18,036

Ceded premiums earned	$3,357	$1,570	$7,864	$3,213
Ceded losses and loss adjustment expenses	1,917	605	4,986	1,410
Ceding commissions	528	484	1,108	1,053

Ceded unpaid losses and loss adjustment expenses	$14,480	$8,153
Prepaid reinsurance premiums	2,970	1,961
Other amounts due from reinsurers	9,346	393

11. UNPAID CLAIMS
Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the three and six month periods ended June 30, 2013 and June 30, 2012 were as follows (all amounts in '000s):

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Unpaid claims, beginning of period	$105,891	$83,902	$70,067	$91,643
Less: reinsurance recoverable	14,170	8,081	5,680	7,825
Net beginning unpaid claims reserves	91,721	75,821	64,387	83,818
Fair value of net loss reserves acquired from Gateway			29,857	—

Incurred related to:
Current year	10,957	5,367	21,199	11,165
Prior years	—	41	19	147
	10,957	5,408	21,218	11,312
Paid related to:
Current year	2,877	2,264	4,532	3,921
Prior years	9,060	9,768	20,189	22,012
	11,937	12,032	24,721	25,933

Net unpaid claims, end of period	90,741	69,197	90,741	69,197
Add: reinsurance recoverable	14,480	8,153	14,480	8,153
Unpaid claims, end of period	$105,221	$77,350	$105,221	$77,350
The process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

12. STOCK OPTIONS AND WARRANTS
Stock options - Stock option activity for the six month periods ended June 30, 2013 and June 30, 2012 follows (all prices in Canadian dollars):

	Six Month Periods Ended
	June 30, 2013		June 30, 2012
	Number	Avg. Price	Number	Avg. Price
Outstanding, beginning of period	133,950	$5.76	136,109	$5.70
Granted	91,667	6.45	—	—
Exercised	—	—	(922)	3.00
Expired	—	—	(1,237)	3.00
Outstanding, end of period	225,617	$6.04	133,950	$5.76
Information about options outstanding at June 30, 2013 is as follows:

Grant Date	Expiration Date	Number Outstanding	Number Exercisable
March 18, 2010	March 18, 2020	10,700	10,700
January 18, 2011	January 18, 2021	123,250	92,438
January 11, 2013	January 11, 2023	91,667	—
Total		225,617	103,138
The options granted on March 18, 2010 have an exercise price of C$3.00 per share. These options were granted to directors of Atlas' predecessor company, JJR VI.
On January 18, 2011, Atlas granted options to purchase 123,250 ordinary shares of Atlas stock to officers and directors at an exercise price of C$6.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021. Using the Black-Scholes option pricing model, the weighted average grant date fair value of these options is C$3.72 per share.
On January 11, 2013, Atlas granted options to purchase 91,667 ordinary shares under the Company’s stock option plan, all of which were granted to the Company’s officers. The granted options have an exercise price of C$6.45 and vest equally on the first, second and third anniversaries of the grant date. The options expire on January 11, 2023. Using the Black-Scholes option pricing model, the weighted average grant date fair value of these options is C$4.54 per share.
The Black-Scholes option pricing model was used to estimate the fair value of compensation expense using the following assumptions – risk-free interest rate 1.88% to 3.13%; dividend yield 0.0%; expected volatility 65% to 100%; expected life of 6 to 10 years.
In accordance with Accounting Standard Codification 718 (Stock-Based Compensation), Atlas has recognized stock compensation expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award. In the three month period ended June 30, 2013, Atlas recognized $63,000 in expense compared to $28,000 in the three month period ended June 30, 2012. Stock compensation expense is a component of other underwriting expenses on the income statement. Total unrecognized stock compensation expense related to the 2011 and 2013 grants is $520,000 as of the period ended June 30, 2013 which will be recognized over the next 4 years.
The weighted average exercise price of all the shares exercisable at June 30, 2013 is C$5.69 versus C$5.56 at December 31, 2012 and the grants have a weighted average remaining life of 8.6 years. The stock options outstanding have an intrinsic value as of the period ended June 30, 2013 of $724,000.
In the second quarter of 2013, a new Equity Incentive Plan was approved by Shareholders at the Annual General Meeting. Atlas will cease to grant new stock options under the existing Stock Option Plan. The Equity Incentive Plan is a new securities based compensation plan, pursuant to which Atlas may issue restricted shares, restricted units, stock options and other forms of equity incentives to eligible persons as part of their compensation. The Equity Incentive Plan is considered an amendment and restatement of the Stock Option Plan, although outstanding stock options issued pursuant to the Stock Option Plan will continue to be governed by the terms of the Stock Option Plan.
Under the Equity Incentive Plan, a director who either directly or indirectly purchases up to $100,000 of Atlas stock on the open market or through the employee stock purchase plan (see note 13) will receive a 3 to 1 matching grant of restricted stock (or for Canadian taxpayers, restricted stock units) based on the aggregate purchase price of shares he or she purchases during the six-month period beginning on June 18, 2013 and ending on December 31, 2013 (the “Purchase Period”). The matching grant will be made as soon as administratively possible after the end of the Purchase Period (the “Grant Date”). The number of shares that will be issued on the Grant Date will be determined by dividing (A) the dollar amount of the Company matching contribution due based on purchases during the Purchase Period by (B) the closing share price of one share of Company common stock at close of market on June 17, 2013 (the “Closing Price”). The restricted stock will vest 20% on each anniversary of the Grant Date, subject to the terms of the Guidelines. The matching grant will subject to all of the terms and conditions of the Equity Incentive Plan and applicable grant agreements.
Warrants - On November 1, 2010, 1,327,834 subscription receipts were issued in a private placement for ordinary shares of Atlas as well as warrants to purchase 1,327,834 ordinary shares of Atlas for C$6.00 per share. The subscription receipts were converted to Atlas ordinary shares at Atlas' formation.
During the three month period ended June 30, 2013, 70,997 warrants were exercised in exchange for common shares, leaving 1,256,837 warrants outstanding as of June 30, 2013. Subsequent to June 30, 2013, 66,432 additional warrants were exercised in exchange for common shares.
Atlas' closing stock price on June 28, 2013 (the last trading day of the quarter) on the NASDAQ was $8.95.
13. OTHER EMPLOYEE BENEFIT PLANS
Defined Contribution Plan - In January 2011, Atlas formed a defined contribution 401(k) plan covering all qualified employees of Atlas and its subsidiaries. Employees can choose to contribute up to 60% of their annual earnings but not more than $17,000 for 2013 to the plan. Qualifying employees age 50 and older can contribute an additional $5,500 in 2013. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Atlas contributions are discretionary. Employees are 100% vested in their own contributions and vest in Atlas contributions based on years of service with 100% vested after five years. Company contributions were $37,000 and $34,000 for the three month periods ended June 30, 2013 and 2012, respectively.
Employee Stock Purchase Plan - In the second quarter of 2011, Atlas initiated the Atlas Employee Stock Purchase Plan (the “ESPP”) to encourage continued employee interest in the operation, growth and development of Atlas and to provide an additional investment opportunity to employees. Beginning in June 2011, full time and permanent part time employees working more than 30 hours per week are allowed to invest up to 5% of adjusted salary in Atlas ordinary shares. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Atlas will also pay administrative costs related to this plan. Costs incurred related to this plan were $15,000 and $14,000 for the three month periods ended June 30, 2013 and 2012, respectively.
14. SHARE CAPITAL
On December 7, 2012, a shareholder meeting was held where a one-for-three reverse stock split was unanimously approved. When the reverse stock split took effect on January 29, 2013, it decreased the authorized and outstanding ordinary shares and restricted voting shares at a ratio of one-for-three. The primary objective of the reverse stock split was to increase the per share price of Atlas' ordinary shares to meet certain listing requirements of the NASDAQ Capital Market. The share capital for the common shares is as follows:

		June 30, 2013		December 31, 2012
	Shares Authorized	Shares Issued and Outstanding	Amount (in '000s)	Shares Issued and Outstanding	Amount (in '000s)
Ordinary	266,666,667	6,904,420	$20	2,256,924	$4
Restricted	33,333,334	1,262,471	4	3,887,471	14
Total common shares	300,000,001	8,166,891	$24	6,144,395	$18
On February 11, 2013, an aggregate of 4,125,000 Atlas ordinary shares were offered in Atlas' initial public offering in the United States. 1,500,000 ordinary shares were offered by Atlas and 2,625,000 ordinary shares were sold by Kingsway America Inc. ("KAI"), a wholly-owned subsidiary of Kingsway Financial Services Inc., or other Kingsway subsidiaries (collectively ”Kingsway”) at a price of $5.85 per share, less underwriting discounts and expenses. Atlas also granted the underwriters an option to purchase up to an aggregate of 618,750 additional shares at the public offering price of $5.85 per share to cover over-allotments, if any. On March 11, 2013, the underwriters exercised this option and purchased an additional 451,500 shares. After underwriting and other expenses, Atlas realized combined proceeds of $9.8 million.
During the three month period ended June 30, 2013, 70,997 warrants were exercised, which resulted in the issuance of 70,997 common shares.
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by Kingsway. In the event that such shares are disposed of such that Kingsway's beneficial interest is less than 10% of the issued and outstanding restricted voting common shares, the restricted voting common shares shall be converted into fully paid and non-assessable ordinary shares.

The restricted voting common shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
The restricted voting common shares will convert to ordinary shares in the event that these Kingsway-owned shares are sold to non-affiliates of Kingsway.
Preferred shares are not entitled to vote. Of the total 20,000,000 preferred shares outstanding as of the three month period ended June 30, 2013, 18,000,000 are beneficially owned or controlled by Kingsway and 2,000,000 are beneficially owned or controlled by Hendricks. Preferred shareholders are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. In liquidation, dissolution or winding-up of Atlas, preferred shareholders receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount it would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary shares immediately prior to liquidation. Preferred shares are convertible into ordinary shares at the option of the holder at any date after the fifth year of issuance at the rate of 0.1270 ordinary shares for each preferred share. The conversion rate is subject to change if the number of ordinary shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at the earlier of two years from December 31, 2010 (the issuance date of the preferred shares), or the date the preferred shares are transferred to a party other than Kingsway or its subsidiaries or entities in which Kingsway holds a 10% or greater interest.
During the six month period ended June 30, 2013, Atlas declared and paid $2.1 million in dividends earned through the preferred shares to Kingsway, the cumulative amount to which they were entitled through the end of June 30, 2013. Hendricks earned $23,000 in dividends during the three month period ended June 30, 2013, which are unpaid as of June 30, 2013. The 18,000,000 preferred shares owned by Kingsway were repurchased by the Company on August 1, 2013 pursuant to the Share Repurchase Agreement.
15. DEFERRED POLICY ACQUISITION COSTS
Deferred policy acquisition costs for the six month periods ended June 30, 2013 and June 30, 2012 (in '000s):

	Six Month Periods Ended
	June 30, 2013	June 30, 2012
Balance, beginning of period	$3,764	$3,020
Acquired in business combination	1,233	—
Acquisition costs deferred	4,161	2,529
Amortization charged to income	4,497	2,768
Balance, end of period	$4,661	$2,781
16. RELATED PARTY TRANSACTIONS
The business of Atlas is carried on through its insurance subsidiaries. Atlas’ insurance subsidiaries have been parties to various transactions with affiliates in the past, although activity in this regard has diminished over time. Related party transactions, including services provided to or received by Atlas’ insurance subsidiaries, are carried out in the normal course of operations and are measured at the amount of consideration paid or received as established and agreed upon by the parties. Such transactions typically include claims handling services, marketing services and commission payments. Management believes that consideration paid for such services approximates fair value.
At June 30, 2013 and December 31, 2012, Atlas reported net amounts receivable from (payable to) affiliates as follows which are included within other assets and accounts payable and accrued expenses on the balance sheets (all amounts in '000s):

	June 30, 2013	December 31, 2012
Kingsway America Inc.	$44	$43
Kingsway Amigo Insurance Company	4	1
Total	$48	$44

17. SUBSEQUENT EVENTS
Refer above to Notes 4 and 14 for a discussion of subsequent events regarding the Share Repurchase Agreement executed during the third quarter of 2013.

Refer above to Note 7 for a discussion of subsequent events regarding the utilization of Atlas' deferred tax assets.

CAMELOT SERVICES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
WITH
INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2012

Table of Contents

Page

Independent Auditors’ Report                                    F-47

Consolidated Financial Statements

Consolidated Balance Sheets                                F-48

Consolidated Statements of Operations and Comprehensive Income (Loss)            F-50

Consolidated Statements of Changes in Shareholder's Equity                    F-51

Consolidated Statements of Cash Flows                            F-52

Notes to Consolidated Financial Statements                            F-53

TABLE OF CONTENTS

	Page
Independent Auditor's Report	1
Consolidated Financial Statements	
Consolidated Balance Sheets	2
Consolidated Statements of Comprehensive Loss	3
Consolidated Statements of Changes in Shareholder's Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6

BROWN SMITH WALLACE LLC
1050 N. LINDBERGH BOULEVARD ST. LOUIS, MO 63132 PH 314.983.1200 FX 314.983.1300 WWW.BSWLLC.COM

A MEASURABLE DIFFERENCE

Independent Auditor's Report

Board of Directors and Shareholder
Camelot Services, Inc.
St. Louis, Missouri

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Camelot Services, Inc. (a Missouri corporation) and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, changes in shareholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Camelot Services, Inc. and its subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Brown Smith Wallace LLC
St. Louis, Missouri
March 7, 2013

MEMBER AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND AN INDEPENDENT FIRM
ASSOCIATED WITH THE NORTH AMERICAN REGION OF MOORE STEPHENS INTERNATIONAL LIMITED
KNOWN INTERNATIONALLY AS MOORE STEPHENS BROWN SMITH WALLACE, LLC

CAMELOT SERVICES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
ASSETS		
Investments, Cash and Cash Equivalents		
Cash and cash equivalents	$ 23,364,473	$ 1,402,296
Fixed maturities available-for-sale at fair value (amortized cost $20,211,897 at 2012 and $37,414,408 at 2011)	22,056,627	39,765,830
Equity securities available-for-sale at fair value (cost of $3,295,664 at 2011)	-	2,734,738
Total Investments, Cash and Cash Equivalents	45,421,100	43,902,864
Receivables		
Premium and agent balances receivable, net of allowance of $259,646 at 2012 and $187,225 at 2011	7,779,168	9,594,321
Reinsurance recoverable on loss and loss adjustment expense	6,007,191	3,734,381
Receivable from affiliate	765,437	-
State income taxes recoverable	287,648	128,756
Receivable for securities	-	306,938
Interest and dividends accrued	163,443	298,568
Total Receivables	15,002,887	14,062,964
Other Assets		
Deferred income taxes, net of allowance	-	2,940,659
Deferred policy acquisition costs	1,232,904	1,883,881
Property and equipment, net	923,048	1,130,360
Other assets	253,513	288,466
Total Other Assets	2,409,465	6,243,366
TOTAL ASSETS	$ 62,833,452	$ 64,209,194

The accompanying notes are an integral part of these consolidated financial statements.

-2-

CAMELOT SERVICES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2012 and 2011

	2012	2011
Revenues		
Premiums earned, net	$ 24,203,946	$ 23,989,257
Investment income, net of expenses	1,188,543	1,231,205
Realized gains on sale of investments	744,732	226,892
Total revenues	26,137,221	25,447,354
Expenses		
Losses and loss adjustment expenses	28,694,178	20,439,922
Other underwriting expenses	9,425,352	9,520,008
Total expenses	38,119,530	29,959,930
Other expense	645,584	187,504
Total other expense	645,584	187,504
Loss before provision for income taxes	(12,627,893)	(4,700,080)
Income Taxes		
Current expense (benefit)	-	26,897
Deferred income tax expense (benefit)	2,922,322	(1,596,739)
Total income tax expense (benefit)	2,922,322	(1,569,842)
NET LOSS	(15,550,215)	(3,130,238)
OTHER COMPREHENSIVE INCOME		
Other comprehensive income, net of tax	35,594	873,290
COMPREHENSIVE LOSS	$ (15,514,621)	$ (2,256,948)

The accompanying notes are an integral part of these consolidated financial statements.

-3-

CAMELOT SERVICES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholder's Equity

Years ended December 31, 2012 and 2011

	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2010	$ 500	$ 20,567,805	$ (903,039)	$ 308,431	$ 19,973,697
Net loss	-	-	(3,130,238)	-	(3,130,238)
Additional paid-in capital	-	4,360,000	-	-	4,360,000
Net unrealized gains on securities available-for-sale securities, net of deferred income taxes of $449,877	-	-	-	873,290	873,290
Balance at December 31, 2011	500	24,927,805	(4,033,277)	1,181,721	22,076,749
Net loss	-	-	(15,550,215)	-	(15,550,215)
Additional paid-in capital	-	6,979,738	-	-	6,979,738
Net unrealized gains on securities available-for-sale securities, net of deferred income taxes of $19,646	-	-	-	35,594	35,594
Balance at December 31, 2012	**$ 500**	**$ 31,907,543**	**$ (19,583,492)**	**$ 1,217,315**	**$ 13,541,866**

The accompanying notes are an integral part of these consolidated financial statements.

CAMELOT SERVICES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities		
Net loss	**$ (15,550,215)**	$ (3,130,238)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Realized gains on sale of investments	**(744,732)**	(226,892)
Realized gains on sale of property and equipment	**(6,000)**	-
Depreciation	**219,810**	125,034
Net amortization of investment premiums and discounts	**155,508**	157,209
Deferred income taxes	**2,921,877**	(1,596,739)
(Increase) decrease in operating assets:		
Premiums and agent balances receivable	**1,815,153**	(512,156)
Reinsurance recoverable on loss and loss adjustment expense	**(2,272,810)**	(1,935,149)
Receivable from affiliates	**(765,437)**	-
Interest and dividends accrued	**135,125**	(9,753)
Federal income taxes recoverable	-	554,841
State income taxes recoverable	**(158,892)**	(128,756)
Receivable for securities	**306,938**	(306,938)
Policy acquisition costs deferred	**650,977**	(323,547)
Other assets	**34,953**	206,946
Increase in operating liabilities:		
Reserve for losses and loss adjustment expenses	**12,393,425**	4,591,605
Unearned premiums	**(4,132,595)**	1,724,561
Accounts payable and accrued expenses	**147,706**	844,720
Net cash provided by (used in) operating activities	**(4,849,209)**	34,748
Cash flows from investing activities		
Purchases of property and equipment	**(12,498)**	(700,503)
Proceeds from sale of property and equipment	**6,000**	-
Proceeds from sales of investments	**25,467,824**	10,188,787
Purchases of investments	**(4,380,283)**	(15,440,582)
Net cash provided by (used in) investing activities	**21,081,043**	(5,952,298)
Cash flows from financing activities		
Additional paid-in capital	**5,999,914**	4,360,000
Payments on long-term debt	**(269,571)**	(256,014)
Net cash provided by financing activities	**5,730,343**	4,103,986
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	**21,962,177**	(1,813,564)
Cash and cash equivalents, beginning of year	**1,402,296**	3,215,860
Cash and cash equivalents, end of year	**$ 23,364,473**	$ 1,402,296

The accompanying notes are an integral part of these consolidated financial statements.

-5-

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements
December 31, 2012

Note A - Nature of Business

Camelot Services, Inc. ("Camelot") is a wholly-owned subsidiary of Hendricks Holding Company, Inc. ("Hendricks") and is the parent company of Gateway Insurance Company ("Gateway"). Gateway specializes in Commercial Lines of business by offering three niche programs. The Public Auto Program has many years of experience in writing the Commercial Auto line of business for small to mid-size taxi and limousine drivers. In 2007, Gateway began writing business in the Contractors Program that specializes in the general liability, commercial auto and workers compensation lines of business for roofing contractors. In 2008, Gateway began writing business in the Long-Haul Truck Program that specializes in the commercial auto, cargo, and general liability lines of business for small to mid-size truckers. Gateway maintains insurance licenses in 47 states, including the District of Columbia.

During May 2012, Gateway's Board of Directors voted to place Gateway's Long-Haul Truck Program in run-off.

Effective on October 24, 2012 Hendricks and Atlas Financial Holdings, Inc. ("Atlas") entered in a stock purchase agreement to acquire 100% of the outstanding shares of Camelot. The sale of Camelot and Gateway was completed on January 2, 2013. With the sale of Camelot and Gateway, Gateway's Board of Directors voted to place Gateway's Contractors Program in run-off (Note O).

Note B - Summary of Significant Accounting Policies

Described below are the significant accounting policies followed by Camelot in the preparation of the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Camelot and its wholly-owned subsidiary, Gateway, collectively referred to as the "Company." All intercompany accounts and transactions have been eliminated.

Use of Estimates

- 6 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note B - Summary of Significant Accounting Policies (Continued)

Risks and Uncertainties

Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risk in the near term could materially affect the amounts reported in the consolidated financial statements.

Premium Revenues

Gateway writes premiums for commercial vehicle business, general liability, and workers compensation calling for insureds' to pay premiums on a periodic basis. Gateway records written premiums and uncollected premiums and agents' balances deferred on these monthly writings equal to the annual amount at inception of the policy.

Premiums are recognized as income over the terms of the related insurance policies. Unearned premium reserves represent the portion of the premiums written that relate to the unexpired terms of policies in force. Such reserves are computed on a pro rata method.

Unpaid Losses and Loss Adjustment Expense

The reserves for unpaid losses and loss adjustment expenses include amounts determined on the basis of individual claims and actuarially determined estimates of losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods of making such estimates and for establishing the resulting liabilities are continually reviewed and updated based upon current circumstances and any adjustments resulting there from are reflected in operations.

The reserves for unpaid losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of approximately $495,000 and $686,000 at December 31, 2012 and 2011, respectively.

Cash Maintained for Deductibles

The Company maintains cash balances on behalf of certain insureds' in order to pay claims up to their deductible. These amounts are included in the Company's cash balance and the corresponding liability is included in accounts payable and accrued expenses. Cash balances maintained on behalf of others amounted to $0 at December 31, 2012 and 2011, respectively.

- 7 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note B - Summary of Significant Accounting Policies (Continued)

Investments

The Company accounts for its investments in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 320, *Investments – Debt and Equity Securities*. Management determines the appropriate classification of its investments at the time of purchase and re-evaluates such determination at each balance sheet date (Note D).

Fixed maturity securities are classified as available-for-sale and are stated at market value, with unrealized gains and losses, net of tax, reported as a separate component of shareholder's equity.

Equity securities are classified as available-for-sale and are stated at market value, with unrealized gains and losses, net of tax, reported as a separate component of shareholder's equity. Market value is based on third-party quoted market prices or, when unavailable, on similar assets.

Realized gains and losses are reported as a separate component of income based upon the first-in, first-out method.

Deferred Policy Acquisition Costs

Policy acquisition costs include commissions and premium taxes. These costs are deferred and amortized over the terms of the related policies to which they relate to the extent recoverable from future revenues and gross profits.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over useful lives of three to five years. Expenditures for maintenance, repairs and minor additions are charged to operations as incurred.

When property and equipment are retired or otherwise disposed of, the cost is removed from the asset account, and the corresponding accumulated depreciation is removed from the related allowance account. Any resulting gain or loss is included in results of operations.

- 8 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note B - Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company employs the provisions of FASB ASC 740, *Income Taxes*. FASB ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect.

The Company has implemented the accounting guidance for uncertainty in income taxes using the provisions of FASB ASC 740. Using that guidance, tax positions initially need to be recognized in the consolidated financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently need to be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years (after 2008 for federal and state) based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents includes short-term investments which consist of investments with original maturities of three months or less as of the date of acquisition. Cash consists of all cash on hand and on deposit with financial institutions.

Premium Receivable

Premium receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to premium receivable. The valuation allowance increased (decreased) by $72,421 and ($154,427) for the years ended December 31, 2012 and 2011, respectively.

- 9 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note B - Summary of Significant Accounting Policies (Continued)

Impairment of Long Lived Assets

The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed at December 31, 2012 and 2011, respectively.

Reclassifications

Certain reclassifications were made to the 2011 consolidated financial statements to conform to the 2012 consolidated financial statement presentation.

Subsequent Events

The Company has evaluated all subsequent events through March 7, 2013, the date the financial statements were available to be issued (Note O).

Note C - Investments

The following information summarizes the difference between amortized cost and fair value of fixed maturity investments as of December 31, 2012 and 2011:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012:				
U.S. Government securities	$ 3,971,508	$ 432,549	$ -	$ 4,404,057
U.S. States, territories, possessions	1,214,689	83,022	-	1,297,711
U.S. Political subdivisions of states	866,985	38,796	-	905,781
Special revenue and assessment	1,249,576	78,037	-	1,327,613
Industrial and miscellaneous	4,206,728	465,239	-	4,671,967
Mortgage backed	8,702,411	754,913	7,826	9,449,498
	$20,211,897	$ 1,852,556	$ 7,826	$22,056,627

- 10 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note C - Investments (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011:				
U.S. Government securities	$ 4,078,503	$ 441,473	$ -	$ 4,519,976
U.S. States, territories, possessions	1,130,215	67,574	-	1,197,789
U.S. Political subdivisions of states	1,063,698	29,469	-	1,093,167
Special revenue and assessment	1,223,255	96,095	-	1,319,350
Industrial and miscellaneous	11,289,604	783,111	37,677	12,035,038
Mortgage backed	18,629,133	984,742	13,365	19,600,510
	$37,414,408	$ 2,402,464	$ 51,042	$39,765,830

The amortized cost and fair market value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Cost	Fair Value
Within one year	$ 309,072	$ 313,996
After one year through five years	3,522,744	3,717,594
After five years through ten years	7,249,432	8,138,914
After ten years	428,238	436,625
Mortgage backed	8,702,411	9,449,498
	$20,211,897	$22,056,627

At December 31, 2012 the Company did not hold equity securities in its investment portfolio. The following information summarizes the difference between cost and market value of equity securities at December 31, 2011:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011:				
Preferred stock	$ 6,800	$ 19,800	$ -	$ 26,600
Common stock	3,288,864	3,935	584,661	2,708,138
Total equity securities	$ 3,295,664	$ 23,735	$ 584,661	$ 2,734,738

- 11 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note C - Investments (Continued)

At December 31, 2012, the Company held 3 fixed maturity securities where the estimated fair value had declined and remained below amortized cost by the amount indicated in the tables below. At December 31, 2011 the Company held 40 fixed maturity and equity securities, respectively, where the estimated fair value had declined and remained below amortized cost by the amount indicated in the tables below.

	2012		2011	
	Market Value	**Unrealized Losses**	Market Value	Unrealized Losses
Bonds, not backed by other loans				
Less than 12 months	**$ -**	**$ -**	$ 822,488	$ 37,677
Loan-backed and structured securities				
Less than 12 months	**144,962**	**283**	226,625	391
12 months or more	**290,970**	**7,543**	429,557	12,974
	$ 425,932	**$ 7,826**	$ 1,478,670	$ 51,042

	2012		2011	
	Market Value	**Unrealized Losses**	Market Value	Unrealized Losses
Common Stock				
Less than 12 months	**$ -**	**$ -**	$ 1,773,071	$ 162,371
12 months or more	**-**	**-**	631,532	422,290
	$ -	**$ -**	$ 2,404,603	$ 584,661

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other-than-temporary. Based on the evaluation of the issues, including, but not limited to, intentions to sell or ability to hold the fixed maturity and equity investments with unrealized losses for a period of time sufficient for them to recover; the length of time and amount of the unrealized loss; and the credit ratings of the issuers of the investments, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2012 and 2011.

- 12 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note C - Investments (Continued)

The Company monitors its investment securities to identify impairments in value. The Company evaluates factors such as financial condition of the issuer, payment performance, the length of time and the extent to which the estimated fair value has been below amortized cost, general market conditions, intent and ability to hold securities, and various other subjective factors. Based on management's judgment, securities with other-than-temporary impairment in value are written down to management's estimate of fair value. For years ending December 31, 2012 and 2011, there were no other-than-temporary write-downs included in investment related losses.

Accrued investment income at December 31, is as follows:

	2012	2011
U.S. Government securities	$ 41,071	$ 41,461
U.S. States, territories, possessions	8,249	10,843
U.S. Political subdivisions of states	9,122	9,402
Special revenue and special assessment	16,187	20,649
Industrial and miscellaneous	57,292	148,704
Mortgage backed	31,220	66,346
Common stock	264	1,163
Short-term investments	38	-
	$ 163,443	$ 298,568

Bonds, notes and other short-term investments with fair value of approximately $5,098,000 and $5,123,000 at December 31, 2012 and 2011, respectively, were on deposit with various state departments of insurance to comply with requirements of the various states to maintain deposits for the protection of those states' policyholders.

Net investment income by source was as follows for the year ended December 31:

	2012	2011
Investment income:		
Fixed maturity investments	$ 1,243,473	$ 1,290,120
Short-term investments	947	3,707
Dividends	64,557	58,495
Total investment income	1,308,977	1,352,322
Less investment expenses	120,434	121,117
Net investment income	$ 1,188,543	$ 1,231,205

- 13 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note C - Investments (Continued)

Proceeds from sales of investments in fixed maturities during 2012 and 2011 were $18,739,469 and $7,157,895, respectively. Gross gains of $971,442 and $252,879 and gross losses of $0 and $23,499 were realized on the 2012 and 2011 sales, respectively.

Proceeds from sales of investments in equity securities during 2012 and 2011 were $5,918,355 and $2,180,892, respectively. Gross gains of $199,113 and $169,507 and gross losses of $425,823 and $171,995 were realized on the 2012 and 2011 sales, respectively.

Proceeds from maturities of investments in debt securities during 2012 and 2011 were $810,000 and $850,000, respectively.

The following tables summarize the Company's components of other comprehensive income for the years ended December 31, 2012 and 2011:

	Gross Amount	**Tax Expense**	**Net of Tax Amount**
2012:			
Net unrealized holding gains on available-for-sale securities	**$ 799,972**	**$ 19,646**	**$ 780,326**
Less: reclassification adjustment for gains realized	**744,732**	**-**	**744,732**
Net unrealized gains	**$ 55,240**	**$ 19,646**	**$ 35,594**

	Gross Amount	Tax Expense	Net of Tax Amount
2011:			
Net unrealized holding gains on available-for-sale securities	$ 1,550,059	$ 449,877	$ 1,100,182
Less: reclassification adjustment for gains realized	226,892	-	226,892
Net unrealized gains	$ 1,323,167	$ 449,877	$ 873,290

- 14 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note D - Fair Value Measurements

Certain financial assets and liabilities are valued using market prices from active markets (level 1). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily-observable inputs of the instrument. Level 3 instrument valuations are unobservable inputs which are significant to fair value measurement. As of December 31, 2012, the Company did not have any assets with valuations without observable market values or other inputs that would require a high level of judgment to determine fair value (level 3 instruments).

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011, respectively.

Level 1 Measurements

Common stocks and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Valued at the net asset value of shares held by the Company at year end.

Level 2 Measurements

Preferred stock, other U.S. securities, special revenue and special assessment, and industrial and miscellaneous securities: Valued using broker-provided quotations from pricing services, such as Interactive Data Corporation.

Mortgage backed securities: Principally valued using either the market approach, which uses prices and other relevant information generated by market transactions for similar assets, or the income approach, which uses valuation techniques to convert future estimated cash flows to a discounted present value amount. The valuation of these securities is based primarily on matrix pricing or other similar techniques using standard market inputs including spreads for actively traded securities, spreads off benchmark yields, expected prepayment speeds and volumes, current and forecasted loss severity, rating, weighted average coupon, weighted average maturity, average delinquency rates.

- 15 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note D - Fair Value Measurements (Continued)

Level 2 Measurements (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Transfers between Levels 1 and 2: Transfers in and/or out of any level are assumed to occur at the beginning of the period. During the year ended December 31, 2012, there were no transfers between Level 1 and Level 2.

	Fair Value Measurements			
2012	**Level 1**	**Level 2**	**Level 3**	**Total**
Fixed maturities				
U.S. government securities	$ 4,404,057	$ -	$ -	$4,404,057
U.S. states, territories, possessions	-	1,297,711	-	1,297,711
U.S. political subdivisions of states	-	905,781	-	905,781
Special revenue and special assessment	-	1,327,613	-	1,327,613
Industrial and miscellaneous		4,671,967		4,671,967
Mortgage backed	-	9,449,498	-	9,449,498
Total fixed maturities	$ 4,404,057	$ 17,652,570	$ -	$22,056,627

- 16 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note D - Fair Value Measurements (Continued)

2011	Fair Value Measurements Level 1	Level 2	Level 3	Total
Fixed maturities				
U.S. government securities	$ 4,519,976	$ -	$ -	$ 4,519,976
U.S. states, territories, possessions	-	1,197,789	-	1,197,789
U.S. political subdivisions of states	-	1,093,167	-	1,093,167
Special revenue and special assessment	-	1,319,350	-	1,319,350
Industrial and miscellaneous		12,035,038		12,035,038
Mortgage backed	-	19,600,510	-	19,600,510
Total fixed maturities	$ 4,519,976	$35,245,854	$ -	$39,765,830
Common stock				
Industrial and miscellaneous	$ 631,532	$ -	$ -	$ 631,532
Mutual funds	2,076,606	-	-	2,076,606
Total common stock	$ 2,708,138	$ -	$ -	$ 2,708,138
Preferred stock	$ -	$ 26,600	$ -	$ 26,600

Note E - Property and Equipment

Property and equipment at December 31, 2012 and 2011 consisted of the following:

	December 31, 2012	2011
Electronic data processing equipment	**$ 1,451,422**	$ 1,438,924
Furniture and equipment	**93,365**	93,365
Autos	**-**	25,600
	1,544,787	1,557,889
Less accumulated depreciation	**621,739**	427,529
	$ 923,048	$ 1,130,360

Depreciation expense for years ended December 31, 2012 and 2011 was $219,810 and $125,034, respectively.

- 17 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note F - Liability for Unpaid Losses and Loss Expenses

Activity in the liabilities for unpaid losses and loss expenses is summarized as follows for:

	2012	2011
Balance at January 1	$23,815,000	$19,224,000
Less reinsurance recoverable – net	4,191,000	2,148,000
Net balance at January 1	19,624,000	17,076,000
Incurred related to:		
Current year	19,824,000	18,697,000
Prior years	8,870,000	1,703,000
Total incurred	28,694,000	20,400,000
Paid related to:		
Current year	6,525,000	8,152,000
Prior year	11,870,000	9,700,000
Total paid	18,395,000	17,852,000
Net balance at December 31	29,923,000	19,624,000
Plus reinsurance recoverable - net	6,285,000	4,191,000
Balance at December 31	$36,208,000	$23,815,000

As a result of changes in estimated losses incurred with respect to insured events in prior years, during 2012 and 2011, the provision for losses and loss adjustment expenses net of reinsurance recoveries increased by approximately $8,870,000 and $1,703,000, respectively. Changes in estimates of prior year losses incurred were the result of re-estimation of unpaid losses and loss adjustment expenses principally on the workers compensation, commercial auto and trucking lines of business.

Note G - Reinsurance

The Company follows a procedure of reinsuring a portion of its insurance risks by obtaining reinsurance for areas of exposure beyond specific amounts. As a result, the accompanying statements of operations reflect premiums, losses and loss expense net of related reinsurance.

Contingent liabilities exist with respect to reinsurance ceded which would become an actual liability in the event that the reinsurer is unable to meet their obligations to Gateway under existing reinsurance agreements.

- 18 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note G - Reinsurance (Continued)

The Company reinsures its commercial auto liability, general liability, and worker's compensation coverage under excess of loss reinsurance treaties. Additional facultative reinsurance is maintained for certain commercial automobile risks exceeding the maximum policy limits under the excess of loss treaties. For both 2012 and 2011, ceded premiums are based on a percentage of premiums for the excess of loss reinsurance treaties and a fixed amount per unit for the facultative reinsurance.

Effective July 1, 2012 and 2011 the Company's net aggregate amount insured in any one risk, including worker's compensation, was $500,000.

The following identifies the ceded components of written and earned premiums for the years ended December 31, 2012 and 2011:

	December 31, 2012		December 31, 2011	
	Written	Earned	Written	Earned
Direct	$24,970,860	$29,150,776	$30,369,357	$28,656,702
Assumed	308,177	260,856	137,102	125,199
Ceded	(5,199,437)	(5,207,686)	(4,833,523)	(4,792,644)
Net	$20,079,600	$24,203,946	$25,672,936	$23,989,257

During the years ended December 31, 2012 and 2011 total liabilities for direct unpaid losses and unpaid loss adjustment expenses were reduced by approximately $6,285,000 and $4,191,000, respectively for insurance reserves ceded to other companies. Reinsurance recoveries on paid and unpaid losses were approximately $3,982,000 and $3,026,000 during 2012 and 2011, respectively, which are reflected as a decrease in losses and loss adjustment expenses incurred in the consolidated statements of comprehensive loss.

Net balances recoverable from reinsurers (comprised of unearned premiums and losses and loss adjustment expenses paid and unpaid, including incurred but not reported amounts) having unsecured portions exceeding 3% of the Company's total capital and surplus was $5,132,000 and $3,453,000 for the years ended December 31, 2012 and 2011, respectively.

- 19 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note H - Income Taxes

Components of Deferred Tax Assets (DTAs) and Deferred Tax Liabilities (DTLs)

Description	December 31, 2012	December 31, 2011
Gross deferred tax assets	**$ 8,619,781**	$ 4,591,863
Gross deferred tax liabilities	**(1,403,660)**	(1,651,204)
Valuation allowance	**(7,216,121)**	-
Net deferred tax asset	**$ -**	$ 2,940,659

DTAs Resulting From Book/Tax Differences In	2012	2011	Change
Unpaid losses and LAE	**$ 794,715**	$ 475,285	319,430
Unearned premiums	**648,921**	929,376	(280,455)
AMT credit carry-forward	**60,195**	60,195	-
NOL carry-forward	**6,958,134**	2,870,522	4,087,612
Impaired investments	-	169,000	(169,000)
Bad debt accrual	**99,508**	63,658	35,850
State income taxes	**20,367**	20,367	-
Contribution carry-forward	**3,016**	2,999	17
Foreign tax credit carry-forward	**631**	460	171
Accrued Severance	**34,294**	-	34,294
Gross DTAs	**$ 8,619,781**	$ 4,591,862	$ 4,027,919

DTLs Resulting From Book/Tax Differences In	2012	2011	Change
Bond market discount	**$ 26,567**	$ 25,100	$ (1,467)
Accrued dividends	**395**	395	-
Depreciable assets	**199,562**	245,577	46,015
Unrealized capital gains	**627,102**	608,765	(18,337)
Other	**130,846**	130,846	-
Deferred acquisition costs	**419,188**	640,520	221,332
Gross DTLs	**$ 1,403,660**	$ 1,651,203	$ 247,543

- 20 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note H - Income Taxes (Continued)

Reconciliation of Federal Income Tax Rate to Actual Effective Rate

The provision for federal income taxes incurred is different from that which would be obtained by applying the statutory federal income rate to income before income taxes. The significant items causing this difference are as follows:

Description	Amount	Tax Effect at 34%	Effective Tax Rate
Loss before taxes	$ (12,627,892)	$ (4,293,483)	34.00%
Non-deductible expenses	38,521	13,097	(0.10)%
Tax exempt interest and DRD, net of proration	(38,946)	(13,242)	0.10%
Change in valuation allowance	21,223,885	7,216,121	(57.14)%
Other	(504)	(171)	(0.00%)
Total	$ 8,595,064	$ 2,922,322	(23.14)%

At December 31, 2012, the Company had approximately $20,400,000 million in net operating loss carry-forwards available to offset against future taxable income. These losses expire through the year 2032.

When evaluating the ability to recover deferred tax assets the Company has considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. Due to the Company's cumulative net operating losses and the magnitude of those losses, it appears more likely than not that the Company will not realize the benefit of the deferred tax asset. Therefore, a valuation allowance has been established against the full balance of the deferred tax asset.

Camelot Services, Inc. is the parent company of an affiliated group of companies and files a consolidated federal income tax return with the following entity:

Gateway Insurance Company

The method of allocation among companies is subject to a written agreement, approved by the Board of Directors, whereby allocation is made primarily on a separate return basis with current credit for any net operating losses or other items utilized in the consolidated tax return.

- 21 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note I - Transactions with Related Party and Affiliates

On July 16, 2012, Hendricks contributed $6,000,000 of paid-in capital to Camelot, which in turn contributed the $6,000,000 to the Gateway as additional paid-in capital.

Camelot has included on the consolidated balance sheets amounts due from Hendricks totaling $765,437 as of December 31, 2012, which represent reimbursement for certain operating expenses incurred in connection with the sale of Gateway (Note O).

Gateway has marketing and sales agreements with two affiliated companies; Insential Inc. (Insential) and American Westbrook Insurance Services (AWIS). Agreements with Insential and AWIS were entered into for the purpose of producing premium in the workers compensation and general liability lines of business associated with the contractor industry.

During 2012, commissions earned on written premium produced by Insential and AWIS was $272,515 and $199,376, respectively. During 2011, commissions earned on written premium by Insential and AWIS was $237,811 and $177,508, respectively.

For years ending December 31, 2012 and 2011, there were no amounts due from Insential and AWIS.

On June 29, 2011, Hendricks contributed $4,360,000 of paid-in capital to Camelot. On June 30, 2011, Camelot contributed the $4,360,000 to Gateway as additional paid-in capital.

On January 17, 2011, the Camelot entered into a five year lease agreement with Gateway. The lease is for certain software and electronic data processing equipment for policy administration and processing claims. Monthly lease payments in the amount of $30,887 commenced August 1, 2011. Lease payments from Gateway totaled $370,435 and $154,435 during 2012 and 2011, respectively. Effective February 12, 2013 the lease between Camelot and Gateway was terminated (Note O).

On December 15, 2010, Camelot entered into a long-term note agreement with Hendricks. The principal amount borrowed under the note agreement is $1,500,000 and bears interest at an annual rate of 8.66%. Principal and interest payments commenced on January 15, 2011 and are due in sixty monthly installments of $30,887. During 2012 and 2011 the Company paid $95,578 and $120,039 in interest expense to Hendricks, respectively.

- 22 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note I - Transactions with Related Party and Affiliates (Continued)

Effective December 27, 2012, Hendricks forgave the outstanding portion of the principal amount borrowed under the note agreement. The cancellation of the long-term note was treated as a capital contribution of $979,824, and was included within the consolidated statement of changes in shareholder's equity.

The maximum amount of dividends which can be paid by Gateway to its shareholder without prior approval of the Missouri Department of Insurance, Financial Institutions and Professional Registration (the "Department") is limited to the greater of 10% of surplus (as of the preceding December 31) or the Company's net income from the previous year. All dividends must be paid from earned surplus.

There were no dividends paid during the years ended December 31, 2012 and 2011.

In connection with the sale of Camelot, the Company received regulatory approval from the Department to pay a special dividend in the amount of $6,000,000 to Camelot. The special dividend was approved by the Department on December 11, 2012 and was payable after December 31, 2012. The Company paid the special dividend on January 3, 2013 (Note O). Immediately upon receiving the $6,000,000 dividend, Camelot paid a $6,000,000 dividend to Hendricks.

Note J - Benefit Plan

Gateway participates in a 401(k) Retirement Savings Plan (RSP), sponsored by Hendricks. The RSP, covering substantially all employees, provides for the elective deferral of salary by eligible employees, subject to certain limitations.

Gateway matches 50% of employees elective deferrals, up to a maximum of 6% of the employee's compensation. Company matching contributions are subject to RSP vesting requirements. Gateway contributed $73,464 and $83,540 to the RSP during 2012 and 2011, respectively.

- 23 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note K - Statutory Disclosures

Gateway is subject to regulation by the Department. Those regulations, in part, prescribe certain accounting methods for statutory purposes. As of December 31, 2012 and 2011, Gateway's statutory assets, statutory surplus, and statutory net loss, as filed with the Department, were as follows:

	2012	2011
Statutory assets	**$ 53,456,310**	$53,519,238
Statutory surplus	**$ 10,221,797**	$16,326,527
Statutory net loss	**$ (12,139,002)**	$ (4,886,671)

Note L- Commitments and Contingencies

The Company is subject to guaranty funds and other assessments by the states in which it writes business. Guaranty fund assessments are accrued at the time of insolvencies. At December 31, 2012 and 2011, the Company has accrued a liability for guaranty funds and other assessments of $20,477 and $8,246, respectively, and a liability for worker's compensation assessments of $289,863 and $99,603, respectively. This represents management's best estimate based on information received from states in which the Company writes business and may change due to factors including the company's share of the ultimate cost of current insolvencies. During 2012 and 2011, there were no material insolvencies to report.

Various lawsuits against the Company have arisen in the course of business. Contingent liabilities arising from litigation, income taxes and other matters are not considered material in relation to the financial position of the Company.

The Company leases office equipment, furniture and property under various non-cancelable operating lease agreements that expire through February 2016. Rental expense for 2012 and 2011 was approximately $1,117,487 and $675,693, respectively.

At December 31, 2012, the minimum aggregate rental commitments are as follows:

Year Ending December 31	Rental Space	Equipment	Total
2013	341,808	213,013	554,821
2014	337,412	180,241	517,653
2015	341,752	180,241	521,993
2016	57,138	162,660	219,798

- 24 -

CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note L- Commitments and Contingencies (Continued)

Effective February 12, 2013, Camelot terminated its system lease with Gateway (Note O). Gateway continues to use the system as it is a party to the direct agreement with the vendor.

Note M -Concentration of Credit Risk

Camelot maintains cash balances with several lending institutions in excess of the Federal Deposit Insurance limits of $250,000.

At December 31, 2012, Camelot did not have any bonds with a carrying value exceeding 10% of statutory surplus.

Note N - Supplemental Disclosure of Cash Flow Information

Cash paid (recovered) during the years ended December 31:

	2012	2011
Interest	**$ 95,578**	$ 120,039
Income taxes recovered, net	**$ -**	$ (527,944)

Note O - Subsequent Events

Effective October 24, 2012 Hendricks and Atlas entered into a stock purchase agreement, whereby Atlas acquired all of the outstanding shares of Camelot pursuant to regulatory approval from the Department. The transaction closed on January 2, 2013. The purchase price for all of Camelot's outstanding shares was approximately $14.9 million, purchased with a combination of cash and Atlas preferred shares. Consideration for the acquisition consisted of a $6 million special dividend paid by Gateway immediately prior to closing, $2 million in Atlas preferred shares, and approximately $6.9 million in cash. The final purchase price is subject to adjustment based on actual year-end financial results of Camelot (Note A).

Pursuant to the stock purchase agreement, all of the outstanding business related to the Gateway's workers compensation insurance and employer's liability insurance policies were reinsured under a 100% quota share reinsurance agreement between Gateway and White Rock Insurance (SAC), Ltd. Under the terms of the quota share agreement, Gateway paid reinsurance premiums in an amount equal to Gateway's loss and loss adjustment expense reserves, plus Gateway's unearned premium reserves, less Gateway's deferred acquisition costs with respect to unearned premiums, under the in-force policies as of December 31, 2012.

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CAMELOT SERVICES, INC.

Notes to Consolidated Financial Statements - Continued
December 31, 2012

Note O - Subsequent Events (Continued)

In connection with the quota share agreement, Gateway and Hendricks entered into an expense reimbursement agreement for all costs incurred and paid by Gateway, in connection with the administration and run-off of the policies reinsured effective January 2, 2013.

On January 2, 2013, Gateway paid a special dividend to its parent, Camelot in the amount of $6,000,000 (Note I). The special dividend was approved by the Department on December 11, 2012, contingent on the sale of the Company and Camelot to Atlas, which closed on January 2, 2013. Immediately upon receiving the $6,000,000 dividend, Camelot paid a $6,000,000 dividend to Hendricks.

Effective February 12, 2013, Camelot terminated its lease for certain software and electronic data processing equipment for policy administration and processing claims with Gateway. The Termination Agreement was the result of the cancellation of debt on December 27, 2012, by Hendricks with respect to the financing arrangement between Hendricks and Camelot (Note I).

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1,262,471 Ordinary Shares

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PROSPECTUS

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September 30, 2013